    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 2000
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                            GLOBAL TELESYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                                 4813                                94-3068423
  (State or other jurisdiction of         (Primary Standard Industrial          (I.R.S. Employer Identification
  incorporation or organization)           Classification Code Number)                      Number)

                             ---------------------

                             4121 WILSON BOULEVARD
                                  EIGHTH FLOOR
                              ARLINGTON, VA 22203
                                 (703) 236-3100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             GRIER C. RACLIN, ESQ.
                             4121 WILSON BOULEVARD
                                  EIGHTH FLOOR
                              ARLINGTON, VA 22203
                                 (703) 236-3710
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________ .

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] _____________________ .

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                        AMOUNT         PROPOSED MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                      TO BE        AGGREGATE OFFERING  AGGREGATE OFFERING       AMOUNT OF
           SECURITIES TO BE REGISTERED               REGISTERED(1)    PRICE PER SHARE(2)      PRICE(2)(3)     REGISTRATION FEE(4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per share, issuable
  as dividends on the 7 1/4% Cumulative
  Convertible Preferred Stock....................     20,000,000            $3.625            $72,500,000           $19,140
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Rights to purchase Series A Preferred Stock of GTS, which are also being registered hereunder, were issued in a number equal to the shares of Common Stock being registered hereby for no additional consideration and therefore, no registration fee for such rights is required. Prior to the occurrence of certain events, such rights will not be exercisable or endorsed separately from the Common Stock. When exercisable, each such right shall entitle the owner to purchase from GTS one one-thousandth of a share of Series A Preferred Stock.
(2) Estimated solely for the purpose of calculating the registration fee for 20,000,000 shares of common stock pursuant to Rule 457(c) under the Securities Act, such that the market price per share of Common Stock is based on the average of the high and low prices reported in the consolidated reporting system on the New York Stock Exchange on September 27, 2000.
(3) 3,000,000 shares of common stock, or $94,605,000 aggregate amount, previously registered pursuant to Registration Statement No. 333-78097, is being included in the Prospectus filed with this Registration Statement. Ten million Depositary Shares, each representing 1/100 of a share of 7 1/4% Cumulative Convertible Preferred Stock and 100,000 shares of 7 1/4% Cumulative Convertible Preferred Stock were also registered pursuant to Registration Statement No. 333-78097.
(4) The Registrant previously paid $26,301 as the registration fee for the 3,000,000 shares on May 6, 1999 pursuant to Registration Statement No. 333-78097.

    Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, the Prospectus which is a part of this Registration Statement is a combined Prospectus relating also to Registration Statement No. 333-78097 and constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-78097.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BE COME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 3, 2000

PROSPECTUS

DATED             , 2000

10,000,000 DEPOSITARY SHARES EACH REPRESENTING 1/100 OF A SHARE OF 7 1/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK, 100,000 SHARES OF 7 1/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK, AND 23,000,000 SHARES OF COMMON STOCK ISSUABLE ON CONVERSION OF, OR PAYABLE AS DIVIDENDS ON, THE DEPOSITARY SHARES OR THE 7 1/4% CUMULATIVE CONVERTIBLE PREFERRED STOCK.

[GLOBAL LOGO]               GLOBAL TELESYSTEMS, INC.

     The selling stockholders listed under "Selling Stockholders" in this prospectus intend to offer and sell from time to time, up to 10,000,000 depositary shares, 100,000 shares of our cumulative convertible preferred stock and 37,492,000 shares of our common stock.

     Holders of the depositary shares are entitled to a quarterly cash payment of $.90625 per depositary share (equivalent to a rate of 7 1/4% per year per depositary share) on March 15, June 15, September 15 and December 15 of each year, commencing on June 15, 1999. The depositary shares have a liquidation preference of $50 per share (equivalent to a liquidation preference of $5,000 per share of convertible preferred stock).

     The depositary shares (and the corresponding convertible preferred stock) are convertible at your option into shares of our common stock at any time unless previously redeemed, at a conversion rate of 1.4492 shares of common stock per depositary share (equivalent to a conversion value of 144.92 shares of common stock per share of preferred stock).

     We may redeem the shares of the convertible preferred stock and the corresponding depositary shares, on or after March 15, 2002, in whole or in part. Upon a change of control event, each holder of convertible preferred stock (and the corresponding depositary shares) may require us to repurchase all or a portion of such holder's convertible preferred stock (and the corresponding depositary shares).

     INVESTING IN THE DEPOSITARY SHARES, PREFERRED STOCK AND COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is             , 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Forward-Looking Statements..................................    i
Summary.....................................................    1
Risk Factors................................................    4
Use of Proceeds.............................................   23
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends...........................................   23
Selling Stockholders........................................   24
Dividend Policy.............................................   28
Industry Overview...........................................   29
Business....................................................   31
Description of Capital Stock................................   45
Description of Depositary Shares............................   52
Description of Convertible Preferred Stock..................   58
Shares Eligible for Future Sale.............................   69
Tax Considerations..........................................   70
Plan of Distribution........................................   76
Legal Matters...............................................   77
Experts.....................................................   77
Where You Can Find More Information.........................   77
Incorporation of Information We File with the SEC...........   78

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements as to how we may perform in the future. We have based these forward-looking statements on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

     -  our need for additional, substantial financing;

     -  risk of delay in implementing our business plan;

     -  heightened competition; and

     -  political, economic and legal changes in the markets where we operate.

These forward-looking statements are principally contained in the following sections of the prospectus:

     -  Risk Factors; and

     -  Business.

     In addition, in those and other portions of this prospectus, the words and phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "intends", "plans", "projection" and "outlook" are intended to identify forward-looking statements. These statements should be viewed with caution.

     These forward-looking statements may differ materially from actual results because they involve estimates, assumptions and uncertainties. In making these forward-looking statements in this prospectus, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1998. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                    SUMMARY

                                  OUR COMPANY

     We are a leading independent provider of broadband, Internet, data and voice services to businesses, other high usage customers and carriers across Europe. We market our services through our European operations.

OUR SERVICES

     We offer a portfolio of bundled voice, data and Internet services to small-to-medium sized enterprises, and pan-European companies in 18 European countries. We expect that our customer base will increasingly include large companies with complex communications needs. We are also one of the leading European providers of managed bandwidth and related communications services to carriers, Internet service providers and other bandwidth-intensive customers. We have the largest centrally managed fiber optic network in Europe and a Tier 1 Internet backbone network.

     We seek to capitalize on the increasing demand in Europe for e-business services and products, in which businesses use the Internet to perform key business communications processes. We believe that a wide variety of businesses, both large and small, will increasingly use the Internet to communicate, improve operating efficiencies and transact commerce in secure, reliable and cost-effective ways. We currently provide these customers with a range of voice and data services, including, in selected European countries, dial-up and dedicated Internet access and virtual private network services. As we develop and expand our suite of e-business services to include, among others, Web-hosting, co-location, messaging and remote access, we expect to realize an increasing proportion of our revenue from businesses that rely on Web-based applications to communicate with customers, suppliers and employees, as well as from new customer segments, such as e-business application service providers and other Web-centric companies.

     We began providing broadband carrier services in November 1996 and we are recognized as a pioneer in Europe in fiber optic network deployment and service development. We have established long-term contracts with these customers. We provide mission-critical value-added solutions to these customers and increasingly seek to establish ourselves as their strategic partner. This integration into our customers' operations often provides us with the opportunity to introduce and implement additional services with the customer, which enables us to further penetrate our customer base.

     We believe that the trend toward substantial increases in the volume of data traffic is being driven by the rapid growth of the Internet and data-intensive applications, such as e-commerce, application hosting, video-conferencing and multimedia applications, that require high-quality and cost-effective transmission capacity. In addition, we believe that our customers will increasingly demand Internet or Internet-protocol based services such as Internet access, Web-hosting and data management services in order to participate in the expected growth of data communication and the Internet. In order to reinforce our leadership position, we will continue to add new services on our network and sell our services in additional markets throughout Europe.

OUR NETWORK

     In Europe, at June 30, 2000, our network had 58 carrier points of presence in 38 cities, 35 Internet Protocol nodes in 24 cities and 42 switches in 34 cities. The fiber optic network spans approximately 17,500 kilometers and 14 countries. We also have leased capacity from Europe to the United States from third parties. We have purchased a dedicated fiber pair on the FLAG Atlantic-1 transatlantic fiber optic link. We expect to begin offering unprotected services in the first quarter of 2001 and fully protected services in the second quarter of 2001 over this fiber pair. By owning this fiber pair, we will acquire capacity of 70 gigabits per second, upgradeable to a maximum capacity of 400 gigabits per second of fully protected capacity connecting the New York City area to our European network. In addition, five intracity fiber networks were operational as of June 30, 2000. In order to meet and support the continuous increase in bandwidth requirements of our current and future customers, we are upgrading the transmission equipment used on our fiber optic network to increase our network's transmission capacity. In addition, we intend to develop an additional ring on our network connecting the core cities of London, Paris, Amsterdam, Frankfurt, Dusseldorf and Brussels with cable duct that will accommodate up to 144 fibers. We also plan to install transmission equipment on a second, currently installed fiber pair on a number of existing routes in our network to expand our transmission capacity on those routes. At June 30, 2000, we had data and Web-hosting facilities in London, Paris, Frankfurt and Amsterdam.

                               BUSINESS STRATEGY

     Our goal is to become Europe's premier e-business services provider and to maintain and enhance our position as a leading pan-European provider of broadband, Internet, data and voice services to communications carriers, Internet service providers and other high-usage customers. In order to achieve this goal, we will build on the strengths of our pan-European broadband fiber optic network, our pan-European Tier 1 Internet protocol backbone, our position as a leading pan-European supplier of communications services to small- and medium-sized businesses, and a large base of carrier and Internet service provider customers. The key elements of our strategy for achieving this goal are as follows:

     - Expand our services portfolio to support the communications and e-business activities of our customers

     - Leverage our distribution network to further penetrate our existing customer base and reach new customers

     - Build on our leadership position in the carriers' carrier market to penetrate a broader bandwidth-intensive customer base

     - Continue to invest in the reach and capacity of our fiber optic network

     - Build infrastructure and extend our network closer to our customers

     - Develop intracity fiber networks

     - Expand and enhance the transatlantic capacity of our network

     - Build or deploy data- and Web-hosting centers to support Web-based services

     - Enhance brand name recognition

                               MANAGEMENT CHANGE

     On September 19, 2000, we announced that H. Brian Thompson had resigned as Chairman and Chief Executive Officer. Robert J. Amman, our President and Chief Operating Officer, was elected by our Board of Directors to replace Mr. Thompson as Chairman and Chief Executive Officer.

                         NEED FOR ADDITIONAL FINANCING

     We have announced that, based on current plans, which include a $500 million cash capital program for 2001, in order to be fully-funded through 2001, we will require $250 million of additional financing over our existing resources and the proceeds of a $550 million multi-currency bank facility (the "Facility") entered into on July 14, 2000 by our indirect subsidiary, Global TeleSystems Europe Holdings B.V. Of the $550 million under the Facility, $275 million is available currently, of which the borrower has borrowed 200 million Euros. The remaining $275 million will be available when certain licenses and rights of way relating to our network have been transferred to the borrower (collectively, the "Conditions Subsequent"). We expect that the Conditions Subsequent will be completed during the time period required by the lenders under the Facility (nine months from entry into the Facility in the case of licenses and rights of way in France and the United Kingdom and six months from entry into the Facility in the case of licenses and rights of way in other countries), but borrowed funds will have to be repaid within 90 days of the expiration of these periods if the Conditions Subsequent are not satisfied.

     In addition, we expect that the required $250 million in additional financing could be raised through debt or equity financing (which may be convertible into our common stock) or through the proceeds of the sale of its shares of common stock in Golden Telecom, our 62.5%-held subsidiary, which operates in Russia and other countries of the Commonwealth of Independent States, or our 50% interest in Flag Atlantic Limited, which is building a transatlantic fiber optic link between Europe and the United States, or some combination of these alternatives. There can be no assurance that we will be successful in satisfying the Conditions Subsequent or in raising the additional $250 million. If we are not successful, we expect to evaluate our available strategic options at that time.

     We have also determined that, in connection with the migration of certain functions currently based in the United States to Europe. We expect to dispose of our web hosting center that is under construction in Northern Virginia. The functions of the hosting center and accompanying network operation center, which were scheduled to open in the fourth quarter of 2000, will be conducted in Europe.

                            RESTRUCTURING INITIATIVE

     In August 2000, we adopted a plan of restructuring our business operations. This plan of restructuring is focused on separating our non-core business from our core strategic businesses and streamlining operations, including headcount reductions/redeployment, reductions at our corporate headquarters location, the centralization of finance and billing operations and sales office consolidation. These actions are expected to result in the reduction by the end of 2000 of approximately 400 positions from our staffing levels. We expect that we will record a one-time charge of between $15 million to $20 million for employee severance and lease termination costs in the third quarter of 2000.

     We expect that there will be additional costs associated with the resignation of Mr. Thompson.

     We maintain our principal offices at 4121 Wilson Boulevard, 8th floor, Arlington, VA 22203, and our telephone number is (703) 236-3100.

                                  RISK FACTORS

     Investing in our depositary shares, convertible preferred stock or common stock will provide you with an equity ownership interest in GTS. As a holder of depositary shares or common stock, you may be subject to risks inherent in our business. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following factors relating to us as well as other information contained in this prospectus before deciding to invest in these securities.

WE MAY BE UNABLE TO MEET OUR SUBSTANTIAL DEBT OBLIGATIONS

     We have incurred substantial debt and may incur substantial additional debt to implement our business plans.

     Our ability to make principal and interest payments on our debt will depend upon, among other things, our future operating performance. Our future operating performance depends on a variety of factors, many of which are beyond our control. Because of this uncertainty, we cannot assure you that we will generate sufficient cash flow to make payments on our debt. Insufficient future cash flow could impair our ability to raise additional equity or debt financing to expand the reach and capacity of our network. Our cash flow could also be insufficient to make principal and interest payments on our debt. If this happens, we may be required to renegotiate the terms of, or to refinance, our long-term debt. We cannot assure you that we would be able to refinance or renegotiate the terms of our debt when required.

     As a result of our current high level of debt, we:

     - will need significant cash to service our debt, which will reduce funds available for operations, future business opportunities and investments in new or developing technologies and make us more vulnerable to adverse economic conditions;

     - may be more vulnerable to general adverse economic and industry conditions;

     - may not be able to refinance our existing debt or raise additional financing to fund future working capital, capital expenditures, debt service requirements, acquisitions or other general corporate requirements;

     - may be less flexible in planning for, or reacting to, changes in our business and in the telecommunications industry that affect how we implement our financing, construction or operating plans; and

     - will have more debt than some of our competitors, which may place us at a competitive disadvantage with respect to such competitors.

     If we fail to make the required payments or to comply with our debt covenants, we will default on our debt. A default would permit our debtholders to accelerate the maturity of the debt, which in turn could cause defaults under our other debt.

SUBSTANTIAL ADDITIONAL CAPITAL IS REQUIRED TO EXPAND OUR NETWORK AND MEET OTHER WORKING CAPITAL NEEDS

     We have announced that, based on current plans, which include a $500 million cash capital program for 2001, in order to be fully-funded through 2001, we will require $250 million of additional financing over our existing resources and the proceeds of a $550 million multi-currency bank facility entered into on July 14, 2000 by our indirect subsidiary, Global TeleSystems Europe Holdings B.V. Of the $550 million under the facility, $275 million is available currently, of which the borrower has borrowed 200 million Euros. The remaining $275 million will be available when certain licenses and rights of way relating to our network have been transferred to the borrower. We expect that such conditions subsequent will be completed during the time period required by the lenders under the Facility (nine months from entry into the Facility in the case of licenses and rights of way in France and the United Kingdom and six months from entry into the Facility in the case of licenses and rights of way in other countries), but borrowed funds will have to be repaid within 90 days of the expiration of these periods if the conditions subsequent are not satisfied.

     In addition, we expect that the required $250 million in additional financing could be raised through debt or equity financing (which may be convertible into our common stock) or through the proceeds of the sale of its shares of common stock in Golden Telecom, our 62.5%-held subsidiary, which operates in Russia and other countries of the Commonwealth of Independent States, or our 50% interest in Flag Atlantic Limited, which is building a transatlantic fiber optic link between Europe and the United States, or some combination of these alternatives. There can be no assurance that we will be successful in satisfying the conditions subsequent to the bank facility or in raising the additional $250 million. If we are not successful, we expect to evaluate our available strategic options at that time.

     We will require significant amounts of capital to develop and expand our network, including to expand the reach and capacity of our network, construct intracity fiber networks, deploy data- and Web-hosting centers in our target metropolitan markets, expand our e-business services offering, and purchase equipment to upgrade the capacity of the dedicated fiber pair we have purchased on the FLAG Atlantic-1 transatlantic fiber link. However, the actual amount and timing of our future capital requirements may differ from our estimates. We cannot assure you that additional financing will be available on terms acceptable to us or at all. If we fail to obtain this financing, we might have to implement cash conservation measures and delay or abandon our plans for expanding the reach and capacity of our network, constructing our intracity fiber networks, deploying data- and Web-hosting centers, expanding our e-business services offering, and purchasing equipment to upgrade the capacity of the dedicated fiber pair we have purchased on the FLAG Atlantic-1 transatlantic fiber link. Delaying or abandoning these plans could have a material adverse effect on our financial condition.

WE MAY CONTINUE TO HAVE SUBSTANTIAL NET LOSSES INDEFINITELY WHICH MAY MAKE IT DIFFICULT TO FUND OUR OPERATIONS

     We have historically sustained substantial operating and net losses. If we do not become profitable in the future, the value of our common stock may continue to fall and we could have difficulty obtaining funds to continue our operations.

     We expect to continue incurring significant operating losses during the next several years while we expand our operations, infrastructure, service offerings and customer base in our target markets. In particular, we expect to have negative cash flow for the 2000 fiscal year.

COVENANTS IN OUR DEBT AGREEMENTS MAY RESTRICT OUR ABILITY TO BOLSTER OUR LIQUIDITY AND RESTRICT OUR OPERATIONS

     The covenants in our currently outstanding debt may materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities. Among other things, these covenants limit our ability to:

     - incur additional debt;

     - pay dividends or make certain other restricted payments;

     - limit our ability to use our assets as collateral for loans;

     - dispose of our assets;

     - enter into transactions with affiliates; or

     - consolidate, merge or sell all or substantially all of our assets and the assets of our subsidiaries.

COMPETITORS WITH GREATER RESOURCES MAY ADVERSELY AFFECT OUR REVENUES

     The markets for managed bandwidth services, local and long distance telecommunications services, Internet connectivity and related services are extremely competitive. The ongoing liberalization of the

European telecommunications market has coincided with technological innovation to create an increasingly competitive market, characterized by still-dominant incumbent telecommunications operators as well as an increasing number of new market entrants. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of these markets, particularly the IP services market, has attracted many new start-ups as well as established businesses from different industries. We compete primarily on the basis of the pan-European coverage of our network, the range and quality of services offered, customer service and price. Competitors have forced us, and may continue to force us, to lower our prices or modify our service offerings to remain competitive. We cannot assure you that we will be able to effectively market our expanded service offerings, keep prices at a profitable level or attract and retain customers. Specifically, prices for domestic and international long distance calls have decreased substantially over the last few years in most of our current and potential markets. We anticipate continued pricing reductions by our competitors, and, accordingly, expect the prices for our bandwidth services and voice services to continue to decrease for the foreseeable future. Many competitors have established customer bases and extensive brand name recognition and have greater financial, management and other resources.

  COMPETITION FOR CUSTOMERS OF OUR VOICE, DATA AND INTERNET SERVICES

     Competitors for these customers include large established national carriers, alliances among telecommunications companies, competitors that own equipment and networks, companies that purchase and resell the services of other carriers, Internet service providers and other providers of bundled services. We may also face competition from cable television companies, wireless telephone companies, microwave carriers and satellite companies. Many of these competitors have established customer bases and extensive brand name recognition and have greater financial, management and other resources. Our medium-to-large-sized business and governmental agency customers may also be reluctant to entrust their telecommunications needs to what they perceive to be a relatively new and unproven operator.

     In the area of e-business services, our current and prospective competitors include the public telephone operators, other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television, direct broadcast satellite, wireless communications providers and on-line service providers. In addition, several major European cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on innovative technologies to upgrade their networks. Several announcements have also recently been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies.

     Recently, there have also been several announcements regarding the planned deployment of broadband services for high speed Internet access by telecommunications companies, including KPN Qwest B.V. and others. These services would include new technologies such as digital subscriber lines. These providers have initially targeted the residential consumer. However, it is likely that their target markets will expand to encompass business customers, which is our target market. This expansion could adversely affect the pricing of our service offerings. Moreover, a number of free ISP services have recently been introduced and some ISPs are offering free personal computers to their subscribers. These trends could have a material adverse effect on our business, financial condition and results of operations.

  COMPETITION FOR CUSTOMERS OF OUR BROADBAND SERVICES

     With respect to our broadband services, we compete with various telecommunications companies, including MCI WorldCom, Inc., Viatel, Inc., KPN Qwest B.V., COLT Telecom Group plc, Level 3 Communications, Inc., Carrier1 International S.A., Deutsche Telekom AG, France Telecom S.A., Global Crossing Ltd. and British Telecommunications plc. Some of these entities have announced plans to construct, have begun to construct or are already operating high bandwidth fiber optic networks across various European countries and in several European metropolitan markets and in some cases, provide transatlantic connectivity. These existing and future networks do or will compete with our network and our planned intracity fiber networks.

     For more information on the competitors for our customers, see "Business -- Competition."

OUR COMPETITIVE POSITION AND ABILITY TO PROVIDE SERVICES MAY BE COMPROMISED BY OUR DEPENDENCE ON OTHER TELECOMMUNICATIONS SERVICE PROVIDERS

     We need to enter into interconnection agreements with large established national carriers operating in our target markets. We also rely on local service providers to provide local access services to enable our customers to link to our fiber optic network. We may also need to enter into agreements which permit us to place our equipment at the facilities of such third parties and/or lease telecommunications transport capacity from such third parties. Failure to enter into interconnection and other agreements which provide satisfactory pricing and other terms could affect our ability to compete in a targeted market. In addition, we have experienced delays in provisioning of local access services to enable our customers to connect to our network. We continue to experience provisioning delays that will delay our ability to provide services contracted for by the customer and therefore defer our recognition of revenue to later periods.

WE MAY EXPERIENCE A POTENTIAL LACK OF CUSTOMER DEMAND

     Although we have been delivering services to a number of customers and have experienced demand for services in the past, we cannot assure you that customer demand for services over our network will continue to grow. Further, we cannot assure you that there will be enough customer demand to realize the anticipated cash flow, operating efficiencies and cost benefits of our network.

EUROPEAN USE OF THE INTERNET, ELECTRONIC COMMERCE, DATA TRANSMISSION SERVICES, MULTIMEDIA AND OTHER BANDWIDTH INTENSIVE APPLICATIONS MAY NOT INCREASE AS WE EXPECT

     Our business plan assumes that European use of the Internet, electronic commerce, data transmission services, multimedia and other bandwidth-intensive applications will increase substantially in the next few years, in a manner similar to the increased use in the United States market in the past few years. If the use of data transmission services, multimedia and bandwidth-intensive applications in Europe does not increase as we anticipate, demand for many of our value added services, including managed bandwidth services, Internet protocol transit services and data- and Web-hosting services, will be lower than we currently anticipate. Reduced demand for our services will have a negative effect on our pricing power and our financial condition.

OUR ACTUAL COSTS AND REVENUES MAY VARY FROM WHAT WE EXPECT THEM TO BE

     Our revenues and the costs of expanding the reach and capacity of our network, constructing our intracity fiber networks, deploying data- and Web-hosting centers, expanding our e-business services offering, purchasing equipment to upgrade the transmission capacity of the dedicated fiber pair we have purchased on the FLAG Atlantic-1 transatlantic fiber link and operating our business depend upon a variety of factors, including our ability to:

     - efficiently manage the enhancement of our network and operations;

     - access markets and attract a sufficient number of customers;

     - negotiate favorable contracts with suppliers;

     - obtain additional licenses, regulatory approvals, rights-of-way and infrastructure contracts;

     - provide and develop services to which our customers will subscribe; and

     - effectively manage our billing and information systems.

Our revenues and costs are also dependent upon factors that are not within our control, including:

     - regulatory changes;

     - changes in technology;

     - increased competition;

     - strikes;

     - weather; and

     - performance by third-parties, including our vendors, infrastructure providers and customers, in connection with the enhancement of our network.

Due to the uncertainty of these factors, our actual costs and revenues may vary from what we expect them to be and our future capital requirements might increase. Accordingly, we cannot assure you that the amount of funds required to enhance our network and construct our City Enterprise Networks and deploying data- and Web-hosting centers will not be greater than anticipated or that we will be able to generate funds or raise financing to cover such costs.

WE MAY FACE DIFFICULTIES IN INTEGRATING, MANAGING AND OPERATING NEW TECHNOLOGIES

     Our operations depend on our ability to successfully integrate new and emerging technologies and equipment. These include the technology and equipment required for dense wavelength division multiplexing, which allows multiple signals to be carried simultaneously. Integrating these new technologies could increase the risk of system failure and result in further strains on our resources. Additionally, any damage to our network management center or our major switching centers could harm our ability to monitor and manage the network operations and generate accurate call detail reports from which billing information is derived. See "Business -- Our European Operations," and
"Business -- Our Network Infrastructure."

THE TECHNOLOGY OF OUR NETWORK COULD BECOME OBSOLETE AND HARM OUR COMPETITIVENESS

     If our network is not able to meet its design specifications or if it is unable to keep pace with technological changes in the telecommunications industry, our network could become obsolete. Our network utilizes dense wavelength division multiplexing and synchronous digital hierarchy technology, another digital transmission standard that facilitates the compatibility of dissimilar equipment from different vendors. While the currently operational portion of our network has performed at or above design specifications since November 1996, our network may not achieve the technical specifications which we designed it for. Additionally, we may be unable to allocate the funds necessary to upgrade our network as technological improvements in telecommunications equipment are introduced. This could harm our competitive position relative to other more technologically advanced networks. See "Business -- Broadband Services" and "Business -- Our Network Infrastructure."

WE MAY ENCOUNTER DELAYS IN IMPLEMENTING KEY ELEMENTS OF OUR BUSINESS STRATEGY

     Our ability to achieve our strategic objectives will depend in large part on the successful, timely and cost-effective realization of numerous elements of our business plan, including:

     - our plan to expand our offering of e-business services and focus on our strategic core business of selling bundled data, Internet protocol and voice services to pan-European small-to-medium sized and larger businesses;

     - our plan to develop and offer seamless connectivity between Europe and the United States;

     - our plan to construct intracity fiber networks in sixteen major European cities by year-end 2001;

     - our plan to establish data- and Web-hosting centers in up to 13 major European cities by year-end 2001;

     - our plan to construct, or to engage in capacity swaps to implement, an additional ring connecting London, Paris, Amsterdam, Frankfurt, Dusseldorf and Brussels;

     - the timely performance by third parties of their contractual obligations to engineer, design and construct the infrastructure underlying our intracity fiber networks, the extension of our network and the planned transatlantic cable operated by the FLAG Atlantic-1 joint venture; and

     - activation of full capacity on the FLAG Atlantic-1 transatlantic cable which could be delayed or prevented if the FLAG Atlantic-1 joint venture fails to comply with interest coverage and other financial ratios in the credit facility it has entered into to finance construction of the cable.

We cannot assure you that we will successfully execute these elements of our business plan. In addition, any delays in realizing these elements of our strategy would materially and adversely affect the timely or successful realization of our business plan.

     We believe that our cost estimates and the build-out schedules for our intracity fiber networks and data and Web-hosting centers are reasonable with respect to these projects. However, the actual costs or time required to complete the plans could substantially exceed current estimates. Any significant delay or increase in the costs to develop such plans could have a material adverse effect on our operations.

SYSTEM FAILURES OR INTERRUPTIONS IN OUR NETWORK MAY CAUSE LOSS OF CUSTOMERS

     Our success depends on the seamless uninterrupted operation of our network and on the management of traffic volumes and route preferences over our network. Furthermore, as we continue to expand our network to increase both its capacity and reach, and as traffic volume continues to increase, we will face increasing demands and challenges in managing our circuit capacity and traffic management systems. Our network is vulnerable to damage or cessation of operations from:

     - fire;

     - earthquakes;

     - severe storms;

     - power loss;

     - natural disasters;

     - damage from human error and tampering;

     - software defects;

     - capacity limitations;

     - breaches of security;

     - physical break-ins;

     - intentional acts of vandalism;

     - telecommunications failures; and

     - other factors that can cause interruptions in service or reduced capacity for our customers.

     We have designed our network to minimize the risk of such system failure but we cannot assure that we will not experience failures or shutdowns relating to individual points of presence or even catastrophic failure of the entire network. Such significant or prolonged system failures or shutdowns could damage our reputation and result in the loss of customers.

ALTHOUGH WE HAVE IMPLEMENTED NETWORK SECURITY MEASURES, OUR NETWORK MAY BE SUSCEPTIBLE TO VIRUSES, BREAK-INS OR DISRUPTIONS

     We have implemented many network security measures, such as limiting physical and network access to our routers. Nonetheless, our network's infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to our customers. Furthermore, inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of our customers. This could, in turn, deter potential customers and adversely affect our existing customer relationships.

     Security problems represent an ongoing threat to public and private data networks. Attacks upon the security of Internet sites and infrastructure continue to be reported in the press. Addressing problems caused by computer viruses, break-ins or other problems caused by third parties could have a material adverse effect on us.

     The security services that we offer in connection with our customers' networks cannot assure complete protection from computer viruses, break-ins or other disruptive problems. Although we attempt to limit contractually our liability in such instances, the occurrence of such problems may result in claims against us or could have a material adverse effect on our business or reputation or on our ability to attract and retain customers for our services. Moreover, until more consumer reliance is placed on security technologies available, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry and our customer base and revenues.

OUR BUSINESS WILL SUFFER IF WE LOSE KEY PERSONNEL OR FAIL TO ATTRACT AND RETAIN OTHER QUALIFIED PERSONNEL

     Our operations are managed by a small number of key executive officers. The loss of any of these officers could have a negative effect on our business. The loss of senior management or the failure to recruit additional qualified personnel in the future could significantly impede our financial plans, network development, marketing and other objectives. Although we have designed incentive and compensation programs to retain key employees and have entered into employment agreements with certain executive officers, we cannot assure you as to the continued availability of qualified key executive officers. For example, the stock options that we have previously granted to senior management are currently no longer compensatory based on recent declines in the market value of our common stock.

     We believe that our growth and future success will depend in large part on our continued ability to attract and retain highly skilled and qualified management, marketing, technical and sales executives and other personnel who are in high demand and often have multiple employment options. The competition for qualified management, marketing, technical and sales executives and other personnel in the telecommunications industry is intense. We will also need to train our sales personnel to ensure that we successfully market our expanded offering of e-business services to our business customers. We may lose key employees or be forced to increase their compensation. We cannot assure you that we will be able to hire, retain or successfully train necessary personnel.

WE MAY ENCOUNTER DELAYS, OPERATIONAL PROBLEMS AND INCREASED COSTS IF WE ARE UNABLE TO ACQUIRE KEY EQUIPMENT FROM OUR MAJOR SUPPLIERS

     We are significantly dependent on the technology and equipment which we acquire from telecommunications equipment manufacturers that may provide vendor financing for, and maintenance of, this equipment. Without this equipment, we would face delays, operational disruption and higher expenses. Our main suppliers are Ciena, Alcatel, Nortel, Ericsson, Siemens and Cisco Systems. While we could obtain equipment of comparable quality from several alternative suppliers, we may be unable to acquire compatible equipment from such alternative sources on a timely and cost-efficient basis.

WE WILL LOSE TAX BENEFITS IF WE ARE UNABLE TO USE OUR NET OPERATING LOSS CARRYFORWARDS

     As of December 31, 1999, we had net operating loss carryforwards for U.S. federal tax purposes of approximately $183.8 million expiring in 2004 through 2019. We cannot assure you that U.S. tax authorities will allow us to apply these loss carryforwards, in part or full, to reduce taxes on our future income. Because of the change in ownership provisions of the Tax Reform Act of 1986, our ability to use the tax benefits from our net operating loss carryforwards may be subject to an annual limit.

OUR INFRASTRUCTURE MAY NOT KEEP PACE WITH OUR RAPID GROWTH

     Our operating and financial control systems and infrastructure may not be adequate to maintain and effectively manage future growth. If we fail to continually upgrade our administrative, operating and financial control systems, or if unexpected expansion difficulties arise as a result of our rapid growth, our business, results of operations and financial condition could suffer a material adverse effect. We must also purchase additional telecommunications facilities and expand, train and manage our employee base.

Inaccuracies in our forecasts of market demand could result in insufficient or excessive telecommunications facilities and fixed expenses that are not in line with our operations. As we proceed with our development and expansion, there will be additional demands on our customer support, sales and marketing and administrative resources and network infrastructure.

RISKS ASSOCIATED WITH REGULATORY MATTERS

 DELAYS IN LIBERALIZATION OF THE EU TELECOMMUNICATIONS MARKET MAY ADVERSELY AFFECT EXECUTION OF OUR BUSINESS STRATEGY

     A substantial portion of our strategy depends on the timely implementation of regulatory liberalization of the EU telecommunications market. We may implement our business plan and make capital expenditures in a given country in anticipation of regulatory liberalization which may not occur. This liberalization is occurring in accordance with existing European Commission directives. Even if an EU member state promptly adopts liberalization measures in a timely fashion, established national or regional telecommunications operators, regulators, trade unions and other sources may resist implementing such measures. Further, our provision of services in Europe and the implementation of our business plan may be materially adversely affected if any EU member state imposes greater restrictions on international services between the EU member state and non-EU countries.

 DELAYS IN OBTAINING REGULATORY LICENSES AND APPROVALS COULD ADVERSELY AFFECT OUR PLANS TO OFFER SERVICES IN OUR TARGETED MARKETS

     Because we plan to provide an expanded array of telecommunications services in Europe, we will become subject to significant additional regulation at the EU, national and local levels. In particular, we must obtain and renew agreements for the long-term lease of dark fiber, rights-of-way and other permits to install fiber optic cable from railroads, utilities and governmental authorities to expand the geographic reach of the network. We must also apply for permits and other regulatory approval from government and local authorities to construct our intracity fiber networks. In addition, we are dependent on FLAG Atlantic Limited applying for and obtaining the permits and other regulatory approvals required to build and operate the FLAG Atlantic-1 transatlantic cable link. We cannot assure you that we or (as to FLAG Atlantic-1) FLAG Atlantic Limited will be able to obtain or maintain the necessary lease agreements, regulatory approvals, rights and permits on a timely basis or that we will not be adversely affected by regulatory developments, which could have a material adverse effect on these planned businesses. Delays in receiving regulatory approvals, or the enactment of adverse regulations or regulatory requirements, may delay or prevent us from expanding the geographic reach of our network and our service offering.

 WE MAY BE LIABLE FOR INFORMATION DISSEMINATED THROUGH OUR NETWORK IN EU MEMBER STATES

     The law relating to the regulation and liability of Internet service providers in relation to information carried or disseminated is developing.

     The EU Commission has prepared a proposal for a directive on certain legal aspects of electronic commerce, which, if adopted by the European Parliament and Council, would require member states to make certain changes to national laws. The proposed directive would apply to us and other service providers established in the EU and aims to establish a consistent legal framework for electronic commerce within the EU.

     The proposed directive includes provisions which would limit the liability (other than for prohibitory injunctions) of "intermediaries" (such as Internet service providers and carriers that transmit or host information provided by third party users of the service) in respect of certain access, caching and hosting services provided by them, subject to compliance with certain conditions. The limitations potentially limit civil and criminal liability for all types of illegal activities initiated by third parties on-line (e.g. copyright piracy, unfair competition practices, misleading advertising, copyright infringements, defamation, trademark infringements). If an intermediary fails to qualify for such limitations, the nature and scope of its liability will be established on the basis of member states' existing legislation which may not provide us with the same protections from liability.

     The proposed directive is still under review with member states and it is impossible to predict whether it will eventually be adopted and, if so, in what form. Decisions, laws, regulations and other activities regarding regulation and content liability may adversely affect the development and profitability of companies offering Internet access services, including us.

     The imposition upon Internet and Web-hosting service providers of potential liability for material carried on or disseminated through their systems could require us to implement measures to reduce our exposure to liability. Such measures may require that we spend substantial resources or discontinue some of our service offerings. Any of these actions could have a material adverse effect on our business, operating results and financial condition.

 THERE MAY BE RESTRICTIONS ON OUR ABILITY TO CARRY CERTAIN TRAFFIC THROUGH OUR NETWORK IN EU MEMBER STATES

     In October 1999, the EU adopted a directive on data protection which establishes minimum levels of protection for personal information and imposes limits on the collection, processing, storage and dissemination of such data without the subject's consent. The directive is being implemented in EU member states in various stages. Certain functions that we and our carrier customers perform (such as storage of routing and billing information) are subject to the directive. The directive forbids the transfer of personal information collected in the EU to countries that lack "adequate" privacy protection. At the moment, the United States is not judged to have "adequate" privacy protection. The EU and U.S. authorities are currently holding discussions aimed at resolving this issue and enabling the free circulation of personal information between the EU and the United States. However, if these discussions are not successful, there is a possibility that the movement of certain types of telecommunications traffic from the EU to the United States could be disrupted, with consequent impact on our revenues.

FLUCTUATIONS IN FOREIGN CURRENCIES MAY HAVE AN ADVERSE IMPACT ON OUR FINANCIAL RESULTS AND MAY MAKE IT MORE COSTLY FOR US TO PAY OUR U.S. DOLLAR-DENOMINATED DEBT

     Although we report our results in U.S. dollars, a substantial portion of our sales and some of our costs, assets and liabilities are denominated in Euros, pounds sterling and other currencies. Changes in foreign currency exchange rates can reduce the value of our assets and revenues and increase our liabilities and costs. The weakening of the Euro against the U.S. dollar during 1999 and during 2000 has had the effect of decreasing reported revenues denominated in such currency when translated into U.S. dollars.

     We have substantial debt denominated in U.S. dollars. However, most of our revenues are denominated in the Euro and other European currencies. Therefore, our ability to pay interest and principal on such debt is dependent on the then current exchange rates between U.S. dollars and the currencies in which our revenues are denominated. We historically have not used hedging transactions to limit our exposure to risks from doing business in foreign currencies. In April 1998, our subsidiary GTS Europe B.V. entered into a currency swap contract to limit its exposure to some if its currency risks. We cannot assure you that changes in currency exchange rates will not have a material adverse effect on our business, financial condition and results of operations.

ANY U.S. JUDGMENTS YOU MAY OBTAIN AGAINST US MAY NOT BE ENFORCEABLE IN OTHER COUNTRIES

     Substantially all of our assets are located outside the U.S. As a result, it will be necessary for you to comply with non-U.S. laws in order to enforce judgments obtained in a U.S. court (including those with respect to federal securities law claims) against the non-U.S. assets of our operating companies. We cannot assure you that any U.S. judgments would be enforced under any such non-U.S. laws.

OUR ABILITY TO PAY DIVIDENDS ON OUR COMMON STOCK MAY BE LIMITED

     We do not expect to pay any cash dividends in the foreseeable future. Also, our ability to pay dividends is limited under the terms of indentures governing certain of our outstanding debt securities. If we raise any capital in the future, we may be restricted from paying dividends under the terms of such financings. In addition, the decision on August 17, 1998 by the Russian government and the Central Bank of Russia to devalue the ruble and other actions that the Russian government may take in the future may restrict the ability of the ventures in Russia to declare and pay dividends, and, in turn the ability of Golden Telecom to declare and pay dividends to its shareholders, including us.

SUBSTANTIAL RESALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE AND DILUTE YOUR OWNERSHIP INTEREST

     We cannot predict what effect future sales of our common stock or the availability of our common stock for sale would have on the market price for our common stock. Sales of large numbers of shares of our common stock in the public market pursuant to effective registration statements under the Securities Act, or the perception that sales could occur, may have an adverse effect on the market price for our common stock. We filed, and the SEC has declared effective, several registration statements covering the resale of approximately 72 million shares of our common stock. Additionally, three registration statements on Form S-8 cover the resale of shares of common stock issued to employees, officers and directors under our employee benefit plans.

     Furthermore, sales of shares of our common stock that will be effected under this prospectus or otherwise in order to satisfy the quarterly dividend under our convertible preferred stock may also dilute your ownership interest and have an adverse effect on the market price for our common stock.

OUR STOCK PRICE HAS BEEN AND CONTINUES TO BE VOLATILE

     The market price for our common stock could fluctuate due to various factors. These factors include:

     - failure to realize projected benefits from our business strategy or deliver on announced service innovations;

     - concerns about our liquidity;

     - negative developments pertaining to other companies in the telecommunications sector;

     - general market conditions;

     - fluctuations in our quarterly and annual operating results;

     - announcements by us or our competitors of new contracts, technological innovations or new products;

     - changes in government regulations; and

     - political and economic development in emerging markets (including Russia and the other independent countries of the CIS).

WE HAVE ANTI-TAKEOVER PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL, AND THEREFORE MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK

     We have adopted anti-takeover provisions that could delay or prevent a third party from gaining control of us in a transaction that our board of directors had not negotiated and approved, even if such change in control would be beneficial to you. These anti-takeover provisions could depress the market price of our common stock. These anti-takeover provisions include:

     - Section 203 of the Delaware General Corporation Law, which prohibits a business combination between a corporation and an interested stockholder within three years of the stockholder becoming an "interested stockholder" except in limited circumstances.

     - provisions of our charter and by-laws, including:

      - a classified board of directors serving staggered three-year terms;

      - restrictions on who may call a special meeting of stockholders;

      - a prohibition on stockholder action by written consent;

      - restrictions on the removal of directors;

      - supermajority voting requirements with respect to certain amendments to our charter;

      - the authority to issue shares of preferred stock and to determine the rights without stockholder approval; and

      - a shareholders' rights plan.

     For a more comprehensive discussion of the provisions of our charter and by-laws affecting our capital stock, see "Description of Capital
Stock -- Certain Charter and By-law Provisions."

NO PUBLIC MARKETS FOR OUR DEPOSITARY SHARES AND CONVERTIBLE PREFERRED STOCK

     The purchase price of the depositary shares is substantially higher than the net tangible book value per share of our common stock. Investors purchasing depositary shares under this prospectus will therefore incur immediate and substantial net tangible book value dilution. To the extent that stock options or warrants (currently outstanding or subsequently granted) to purchase our common stock or preferred stock are exercised, there will be further dilution.

     There is no public or other trading market for the depositary shares offered by this prospectus or the corresponding shares of convertible preferred stock, and we cannot assure you that any market will develop or be sustained in the future. The initial purchasers have advised us that they do not intend to make a market in convertible preferred stock or the common stock into which such shares are convertible after the consummation of this offering.

WE MAY BE PRECLUDED FROM PAYING CASH DIVIDENDS ON THE CONVERTIBLE PREFERRED
STOCK

     Our ability to pay any dividends is subject to applicable provisions of state law. Our ability to pay cash dividends on the convertible preferred stock will be subject to the terms of the indenture governing our 9 7/8% senior notes and any other debt of ours which is outstanding. Under this indenture, we may not pay cash dividends unless, among other things, the ratio of our total debt to our annualized operating cash flow is less than or equal to 6.0 to 1.0. We currently do not meet this ratio and will not be able to pay cash dividends until we experience significant improvements in our operating cash flow. However, the certificate of designations for the convertible preferred stock allows us, at our option, to pay dividends on the convertible preferred stock in cash, common stock or a combination thereof. If we pay all or a portion of a dividend in our common stock, we must deliver to the depositary a sufficient number of shares that, upon resale by the depositary, will result in net cash proceeds to the depositary to make the quarterly dividend payments in cash to the holders of the depositary shares.

     Additionally, the ranking of the convertible preferred stock with respect to the payment of dividends and upon liquidation, dissolution or winding up may prevent us from paying cash dividends. The convertible preferred stock will rank junior in right of payment to all of our existing and future senior securities, including our 9 7/8% senior notes due 2005 and our 5 3/4% senior subordinated debentures due 2010. In the event that we do not have sufficient funds to pay both our debt service and accrued dividends on the convertible preferred stock, we will first limit or stop paying such cash dividends until all amounts due on our senior securities are paid.

     Also, we may, without your consent, dilute your ability to receive dividends or amounts payable on dissolution by increasing the authorized number of shares of preferred stock or issuing series of preferred stock ranking on a parity with the convertible preferred stock.

SIGNIFICANT STOCKHOLDERS MAY INFLUENCE MAJOR DECISIONS IN OUR BUSINESS

     At December 31, 1999, the Open Society Institute, Soros Foundation Hungary, Soros Charitable Foundation, Soros Humanitarian Foundation, Winston Partners II LLC, Winston Partners II LDC and Chatterjee Fund Management, L.P., which we collectively refer to as the Soros associates, beneficially owned approximately 6% of our common stock. In addition, two persons who are affiliated with the Soros associates serve on our board. As a result, this stockholder group may significantly influence decisions which stockholders must approve and other decisions relating to the management of business.

OUR MANAGEMENT, LEGAL AND FINANCIAL CONTROLS MAY HAVE BEEN INADEQUATE TO ENSURE THAT WE COMPLIED WITH APPLICABLE LAWS

     Our reporting and control standards may have been insufficient in emerging markets to ensure that certain practices complied with all applicable laws. If we or any of our ventures were found to have been involved in unlawful practices, we or our ventures could be exposed, among other things, to significant fines, the risk of prosecution and the loss of its licenses. Russia and the other independent countries of the CIS in which we operate lack corporate management and financial reporting legal requirements, and have underdeveloped banking, computer and other internal control systems. Additionally, we have had difficulty hiring and retaining qualified employees in these markets. As a result, we have had difficulty in emerging markets:

     - establishing internal management, legal and financial controls;

     - collecting financial data;

     - preparing financial statements, books of account and corporate records;
       and

     - instituting business practices that meet Western standards.

     In light of these circumstances, in the second half of 1996 we increased our efforts to improve our management and financial controls and business practices. In early 1997, we retained special outside counsel to conduct a thorough review of our business practices in the emerging markets in which we operate. In addition, in June 1999, our special counsel completed an update of the 1997 review in Russia and Ukraine. Neither the review nor the update identified any violations of law that we believe would have a material adverse effect on our or Golden Telecom's financial condition. However, we cannot ensure that all potential deficiencies have been properly identified or that governmental authorities will not disagree with our assessment. If our or Golden Telecom's control procedures and compliance programs are not effective or if governmental authorities determine that we or Golden Telecom have violated any law, depending on the penalties assessed and the timing of any unfavorable resolution, our or Golden Telecom's future results of operations and cash flows could be materially adversely affected.

RISKS RELATED TO GOLDEN TELECOM

     Golden Telecom, our 62.5%-held subsidiary, generates substantially all its revenues from operations in Russia, Ukraine and other countries of the Commonwealth of Independent States. All companies operating in the Commonwealth of Independent States, including Golden Telecom, face significant political, economic, regulatory, legal and tax risks, as described below. As a foreign controlled company, Golden Telecom faces additional risks as described below.

  CONTINUING POLITICAL INSTABILITY IN THE COUNTRIES WHERE GOLDEN TELECOM OPERATES COULD DEPRESS FOREIGN AND LOCAL INVESTMENT AND SPENDING, WHICH COULD ADVERSELY AFFECT GOLDEN TELECOM'S RESULTS OF OPERATIONS

     Since the dissolution of the Soviet Union in December 1991, Russia and Ukraine have been undergoing significant political and economic transformation, the result of which is a generally unstable political climate characterized by frequent changes in governments, political gridlock in the legislative process, widespread corruption among government officials and a significant rise in organized crime and other criminal activity.

     This political and economic instability in Russia, Ukraine and the other countries where Golden Telecom operates could disrupt the direction and the pace of political and economic development. Such a disruption could discourage foreign and local investment and spending, in which case demand for Golden Telecom's services could decrease and its results of operations could deteriorate.

  THE LACK OF CLEAR JURISDICTIONAL BOUNDARIES BETWEEN CENTRAL, REGIONAL, AND LOCAL AUTHORITIES IN RUSSIA CREATE A VOLATILE OPERATING ENVIRONMENT

     The relatively new constitutional system adopted by Russia in 1993 does not specifically delineate jurisdictional divisions between central, regional and local authorities and during the past several years, regional and local authorities have acquired a measure of autonomy. Since assuming power, President Putin has attempted to reassert central control over Russia's numerous and diverse regions. To the extent that regional and local authorities resist any realignment of power, President Putin's assertion of central authority may lead to tensions or even destabilizing conflict between federal authorities in Moscow and powerful political and financial figures in the regions. In this environment, businesses that operate in Russia's regions are subject to sometimes inconsistent and conflicting demands from central, regional and local authorities, especially in areas concerning state revenue collection.

  ECONOMIC INSTABILITY IN RUSSIA AND UKRAINE COULD ADVERSELY AFFECT THE DEMAND FOR GOLDEN TELECOM'S SERVICES AND ITS ABILITY TO COLLECT INVOICES

     After August 1998, the Russian and Ukrainian economies entered into an economic crisis that was exacerbated by political instability. Although the political situation in Russia may have recently stabilized somewhat as demonstrated by the December 1999 Duma elections, the resignation of former President Yeltsin, and the election of President Putin, if the political situations in the countries in which Golden Telecom operates do not stabilize and if their economies do not strengthen, we expect that demand for Golden Telecom's services will remain depressed. The failure and subsequent stagnation of the Russian and Ukrainian economies has also weakened the financial condition and the results of operations of many of Golden Telecom's customers. As a result, some of these customers were unable to pay Golden Telecom's invoices or maintain their telecommunication services, and Golden Telecom's revenues have suffered accordingly. Demand for Golden Telecom's services may remain depressed if the Russian and Ukrainian political and economic situations do not improve.

  THE RUSSIAN BANKING CRISIS COULD ADVERSELY AFFECT GOLDEN TELECOM'S ABILITY TO CONVERT RUBLES TO HARD CURRENCY AND MANAGE CASH FLOWS

     The Russian government's default on its obligations to make payments on its internal debt in August 1998 triggered a substantial decline in the value of the ruble and the bankruptcy of a number of prominent Russian banks and businesses. As a result, the value of the ruble against the US dollar fell significantly, and this decline has negatively affected, and continues to affect, our financial performance. Our consolidated and non-consolidated entities recorded an aggregate $13.1 million pre-tax charge in the third quarter of 1998, and $5.3 million in fiscal year 1999. These charges related primarily to foreign currency exchange losses for ruble-denominated net monetary assets with the remainder associated with estimates for uncollectible accounts receivable and unrecoverable cash deposits. Continued decline in the value of the ruble would negatively affect Golden Telecom's results of operations and could require it to record another significant pre-tax charge.

     The ruble is generally non-convertible outside Russia, so Golden Telecom's ability to hedge against further devaluation by converting to other currencies is significantly limited. Within Russia, Golden Telecom's ability to convert rubles into other currencies is subject to rules that increasingly restrict the purposes for which conversion and payment in foreign currencies are allowed. Another default on Russia's sovereign debt could lead to greater protectionism and stricter controls on currency conversion.

     Golden Telecom manages intercompany liquidity through a cash-collateralized debt facility offered through a Western bank operating under a Russian banking license. If it loses access to this facility or a similar hard currency facility, its ability to manage our liquidity position and foreign exchange risk may suffer.

  FLUCTUATIONS IN THE GLOBAL ECONOMY MAY ADVERSELY EFFECT RUSSIA'S ECONOMY AND OUR BUSINESS

     Russia's economy is vulnerable to market downturns, volatile currency fluctuations and economic recessions in other parts of the world. As has happened in the past, financial problems or an increase in the perceived risks associated with investing in emerging economies could dampen foreign investment in Russia and adversely effect the Russian economy. Additionally, as Russia produces and exports large amounts of oil in the world market for hard currency, the Russian economy is especially vulnerable to world oil prices and a steep decline in world oil prices could disrupt the Russian economy or cause significant state budgetary shortfalls. These developments could severely limit Golden Telecom's access to capital and could adversely affect the purchasing power of our customer base.

  REORGANIZATIONS OF THE RUSSIAN AND UKRAINIAN TELECOMMUNICATIONS INDUSTRIES MAY INCREASE COMPETITION

     Russia

     The Russian government has structured the telecommunications industry so that one entity, Svyazinvest, controls Rostelecom, our partner in Sovintel, and most of our other principal joint venture partners. During the last several quarters the Russian business press has reported that, Rostelecom may be merged with Svyazinvest. This reorganization could make it more difficult for Golden Telecom to attract and retain customers because:

     - Rostelecom may exercise its influence in Svyazinvest to cause regional telephone companies to route domestic and international traffic originating in the regions through Rostelecom rather than through Golden Telecom's network;

     - Golden Telecom's business relationships with its joint venture partners, which make up a major component of its business strategy in Russia, may suffer; and

     - The effective consolidation of Rostelecom with Golden Telecom's joint venture partners would create greater competition for Sovintel and our regional TeleRoss ventures.

     Ukraine

     In preparation for a large-scale privatization, the Ukrainian government has reorganized the state telecommunications sector so that Ukrtelekom, the state telecommunications operator, holds all the government's interests in the telecommunications industry. Furthermore, the Ukrainian government has been negotiating with the foreign partners of Utel, its joint venture which provides international and domestic long distance services, to buy out their interests in the company. It is expected that if the foreign partners are bought out, Utel would then merge with Ukrtelekom.

     The emergence of a single powerful Ukrainian telecommunications provider could make it more difficult for Golden Telecom to attract and retain customers because:

     - A single Ukrainian operator with political connections would be more able to influence the Ukrainian government to create favorable market conditions for itself and cause unfavorable conditions for Golden Telecom;

     - The new company is likely to become a stronger competitor;

     - Golden Telecom's ability to negotiate reasonable interconnection rates may suffer; and

     - Any subsequent privatization of Ukrtelekom may bring in strong management and resources from a major Western telecommunications operator, increasing its competitive strengths.

  RUSSIAN AND UKRAINIAN TELECOMMUNICATIONS POLICIES COULD RESTRICT GOLDEN TELECOM'S OPERATIONS

     Russian and Ukrainian telecommunications regulations govern the procurement and continuing validity of Golden Telecom licenses and the terms and conditions under which Golden Telecom provides services. Changes to these regulations may make it prohibitively expensive for Golden Telecom to provide services or otherwise frustrate the implementation of its business plans causing a material adverse effect on its results of operations.

     Russia's parliament recently adopted legislation, which, if implemented, could restrict foreign ownership of telecommunications operators if necessary to protect the social order and national security. In addition, the recently appointed Minister of Communications has publicly stated that he will review the efficacy of wholly owned foreign subsidiaries operating in the telecommunications industry. Any change to current government regulations or policies that negatively affects Golden Telecom's ownership structure of its subsidiaries or its licenses or its ability to obtain licenses in the future would restrict its operations in Russia.

     It may be difficult and prohibitively expensive for Golden Telecom to comply with applicable Russian telecommunications regulations related to state surveillance of communications traffic. For example, the Russian Communications Law provides that telecommunications in Russia are confidential and may only be intercepted by a court order. Nevertheless, Golden Telecom is subject to SORM, the Russian acronym for the surveillance system operated partly by the government agency responsible for electronic surveillance. Regulations applicable to SORM require telecommunications networks to enable state monitoring of electronic traffic. Full compliance with SORM to monitor voice and data traffic may be extremely burdensome and expensive. Noncompliance with SORM may lead to the administration of fines, penalties, or the revocation of Golden Telecom's operating licenses.

     Ukrainian regulatory authorities have established mandatory tariff guidelines for fixed operator services. The national carrier, Ukrtelekom and its joint venture, Utel, charge settlement fees in excess of the mandatory guidelines. In addition, the mandatory guidelines set tariffs in local currency units and the guidelines do not adjust to reflect the creeping devaluation of the local currency. Consequently, the pricing structure in Golden Telecom BTS is in excess of the limits established in the mandatory guidelines. Any enforcement action undertaken in regard to the pricing guidelines by Ukrainian authority could result in fines or in the suspension or revocation of Golden Telecom's Ukrainian licenses.

     Until recently, Ukrainian legislation had prohibited the establishment and operation of telecommunications ventures in which foreign investors own more than 49%. We do not believe that this prohibition extended to indirect investment by a foreign entity through a wholly owned Ukrainian subsidiary. Golden Telecom's investments in Golden Telecom (Ukraine) are made both directly through a foreign company and indirectly through a wholly owned Ukrainian subsidiary. This direct and indirect investment in Golden Telecom (Ukraine) totals 69%. Golden Telecom (Ukraine), in turn, recently acquired 99% of Sovam Teleport Ukraine. If Ukrainian authorities determine that the prohibition against foreign participation extended to indirect holdings, Golden Telecom would have been in violation of this legislation. Similarly, if Ukrainian authorities reenact the prohibitive legislation against foreign ownership of telecommunications ventures, Golden Telecom could be found to be in violation of the prohibition. The consequences of this violation are unpredictable and may include fines, license suspension or revocation, or an order to divest a portion of Golden Telecom's holdings.

  SPECIAL FEES AND TAXES LEVIED AGAINST TELECOMMUNICATIONS OPERATORS COULD ADVERSELY AFFECT GOLDEN TELECOM'S RESULTS OF OPERATIONS

     In May 1999, the Cabinet of Ministers of Ukraine passed a resolution which would, if enforced, effectively increase Golden Telecom's monthly frequency use fees from $25,000 per month to $250,000 per month for the period July-December 1999. However, this resolution was suspended prior to implementation. Further, in November 1999 the Arbitration Court of Ukraine found the implementation of the frequency use fee, under which Golden Telecom has been paying $25,000 per month, to be non-compliant with Ukrainian legislation. As a result of this finding, Golden Telecom has not paid the fee since

December 1999 and initiated litigation to recover frequency fees previously paid. Golden Telecom has been successful in the litigation thus far, but regulatory authorities have enacted new legislation that provides for the payment of frequency fees. The amount payable under the new legislation has yet to be determined, but Golden Telecom's results of operations could deteriorate if the fees are substantially in excess of the amounts previously budgeted for frequency fees.

     A number of industry-specific taxes have been directed at the cellular industry in Ukraine. For example, the Ukrainian parliament passed legislation introducing a 6% "pension tax" on cellular calls. The enforcement of this law, which became effective on August 19, 1999, or the enactment of other similar industry-specific legislation may have a material adverse effect on demand for Golden Telecom's services and on its results of operations.

  THE PRESENCE OF AND THE FIGHT AGAINST ORGANIZED CRIME MAY ADVERSELY AFFECT GOLDEN TELECOM'S OPERATIONS

     When customers fail to make full payment for services rendered after several requests for payment, it is Golden Telecom's policy to terminate their services until full payment is received. Golden Telecom believes that some of these customers, particularly those with links to organized crime, may physically endanger its employees or damage its properties, especially those in remote regions of Russia where police protection may be limited. So long as organized crime in Russia and Ukraine remains pervasive, Golden Telecom believes that its employees may be subjected to threats of violence, its property may be damaged, and Golden Telecom may subject to threats of extortion.

     In addition, Golden Telecom's cellular businesses tend to have a high profile in the regions in which they operate and are perceived to be cash-intensive. Golden Telecom has encountered situations where local criminal elements have attempted to exert pressure on its management and to siphon money out of the ventures through unauthorized activities. Any of these activities could have a material adverse effect on Golden Telecom's ability to provide services and on its financial results.

     Growing social and political pressure for the government to eliminate corruption and organized crime could precipitate extraordinary government security measures that could increase Golden Telecom's costs, lead to more restrictive and comprehensive government regulatory oversight of its businesses and otherwise adversely affect its operations.

  RUSSIAN AND UKRAINIAN LEGISLATION MAY NOT ADEQUATELY PROTECT AGAINST EXPROPRIATION AND NATIONALIZATION

     The governments of Russia and Ukraine have enacted legislation to protect foreign investment and other property against expropriation and nationalization. In the event that such property is expropriated or nationalized, legislation provides for fair compensation. However, we cannot assure you that such protections would be enforced. This uncertainty is due to several factors, including:

     - the lack of state budgetary resources;

     - the apparent lack of political will to enforce legislation to protect property against expropriation and nationalization;

     - the lack of an independent judiciary and sufficient mechanisms to enforce judgments; and

     - widespread corruption among government officials.

     Expropriation or nationalization of our business would be detrimental to our and Golden Telecom's operations.

  BROAD DISCRETION OF RUSSIAN AND UKRAINIAN REGULATORS RESULTS IN INCONSISTENT LEGISLATION AND UNPREDICTABLE ENFORCEMENT

     The dispersion of regulatory powers among a number of government agencies in Russia and Ukraine has resulted in inconsistent or contradictory regulations and unpredictable enforcement. This situation has made it difficult for Golden Telecom to comply with all laws and regulations that appear to apply and has resulted in unpredictable regulatory enforcement. For example, pursuant to the Russian Communications Law, Minsvyaz, the Ministry of Communications, has authority to regulate and control the development of the communications industry in Russia. However, there is additional legislation that recognizes and defines the roles of other regulatory organs and jurisdictional boundaries are unclear.

     The Russian Communications Law requires any entity that offers any communications service to obtain the appropriate license in accordance with the Communications Law and other applicable licensing regulations. A similar licensing regime exists in Ukraine. However, neither the Communications Law nor applicable regulations in Russia or Ukraine provide clear guidelines for the issuance or extension of a license, and state agencies exercise broad discretion when determining whether to approve a license application, as well as the terms and conditions of any license. Similarly, Golden Telecom's licenses may not be renewed on the same terms and conditions as preexisting licenses. Such broad discretion in the issuance of licenses may result in arbitrary decision making and may also give rise to opportunities for corruption.

     The Ukrainian regulatory agency requires that the terms of international licenses include provisions requiring licensees to pay unspecified annual amounts into local network development. The required amount of investment has yet to be defined but may be substantial, and we cannot predict whether failure to comply will lead to the revocation of Golden Telecom's license.

  GOLDEN TELECOM MAY BE UNABLE TO ENFORCE ITS RIGHTS DUE TO CONFUSION IN THE LAWS AND LEGAL STRUCTURES OF THE COUNTRIES WHERE IT OPERATES

     The current confusion with the Russian and CIS legal structure makes it difficult to know if Golden Telecom would be able to enforce its rights in disputes with our joint venture partners or other parties, or if we are in compliance with all applicable laws, rules and regulations. Furthermore, the dispersion of regulatory power among a number of government agencies in Russia and the other independent countries of the CIS has resulted in inconsistent or contradictory regulations and unpredictable enforcement. The Russian and other CIS governments have rapidly introduced laws and regulations and have changed their legal structures in an effort to make their economies more market-oriented, resulting in considerable legal confusion, especially in areas of the law that directly affect Golden Telecom's operations. We cannot assure you that local laws and regulations will become stable in the future. Golden Telecom's ability to provide services in Russia and the other independent countries of the CIS could be adversely affected by difficulties in protecting and enforcing its rights and by future changes to local laws and regulations.

  GOLDEN TELECOM'S RUSSIAN AND UKRAINIAN TAX BURDENS MAY BE SIGNIFICANTLY GREATER THAN CURRENTLY ANTICIPATED

     It is possible that Golden Telecom's Russian taxes may be greater than the estimated amount that it has expensed to date and paid or accrued. Because of the need for additional sources of budgetary finance, Russian tax authorities have become increasingly aggressive in their interpretation of the tax law and its many ambiguities, as well as in their enforcement and collection activities. Foreign companies are often forced to negotiate their tax bills with tax inspectors who demand higher taxes than applicable law appears to provide. Any additional tax liability, as well as any unforeseen changes in the tax law, could have a material adverse effect on Golden Telecom's future results of operations or cash flows in a particular period. Under Russian accounting and tax norms, financial statements of Russian companies are not consolidated for tax purposes. As a result, each Russian-registered entity in the Golden Telecom group pays its own Russian taxes and the profits or losses in any single entity cannot be offset against the profits and losses in any other entity. Golden Telecom's overall effective tax rates may increase or its financial results may worsen as it expands its operations and if it is unable to implement an effective corporate structure that minimizes the effect of these accounting and tax norms.

     Russian tax authorities are conducting an examination of potential tax liabilities in connection with some of Golden Telecom's cellular operations. We cannot assure you that this examination will not result in a fine or a revocation or suspension of Golden Telecom's cellular licenses.

  THE IMPLEMENTATION OF RUSSIA'S NEW TAX CODE MAY INCREASE GOLDEN TELECOM'S EFFECTIVE TAX RATE AND ADVERSELY AFFECT ITS RESULTS OF OPERATIONS

     Russia

     Russia introduced the first part of its new Tax Code in 1999 and it is expected that the second part will be introduced in the near future. The implementation of this new code is in process but during the transition period and until appropriate regulations consistent with the new code are promulgated, there is likely to a period of confusion and ambiguity as tax inspectors and taxpayers become acquainted with the new code and the regulations that will guide its implementation and interpretation. We cannot assure you that the new Tax Code will not result a greater tax burden for Golden Telecom's Russian operations or that its tax planning to date will not be frustrated by the new code, either of which could cause a material adverse effect in Golden Telecom's operating results and cash flows.

     As Russian tax legislation becomes increasingly sophisticated and as issues with capital flight remain unresolved, state bodies may introduce new legislation designed to minimize tax-avoidance schemes, such as transfer pricing, that have been abused in the past by Russian-registered companies. Additionally, Russian legislators may attempt to collect revenue generated from outside of Russia, but with a strong nexus to Russian nationals or Russian-registered entities, by introducing into the Tax Code concepts such as "controlled foreign company." As a result of these measures, Golden Telecom's tax burden could increase and its financial results may suffer.

     Ukraine

     Ukrainian tax law is similarly unpredictable. The constitution prohibits retroactive legislation, and the tax code requires new tax laws to be adopted no later than six months prior to the beginning of the next fiscal year. Nevertheless, sudden shifts in tax law and policy and retroactive legislation are common. For example, we are currently allowed to deduct losses in hryvna, the Ukrainian currency, on hard currency borrowings. This allowance resulted in a significant tax benefit in 1998. Recent decisions by the tax authorities, however, make it unclear as to whether this tax benefit will continue to be available. If this tax benefit is removed, we will be subject to significantly higher tax liability from hryvna exchange gains.

  THE MILITARY EVENTS IN CHECHNYA MAY AFFECT THE RUSSIAN POLITICAL AND ECONOMIC SITUATION AND THE DEMAND FOR GOLDEN TELECOM'S SERVICES

     In November 1999, Russian military forces advanced into Chechnya in a revival of the civil war that raged between 1994 and 1996. An escalation of military activities in Chechnya or the spread of such activities to other areas of the northern Caucasus could discourage foreign investment in the markets where Golden Telecom operates, thereby decreasing demands for its services. These events and western reaction to such events may give rise to increased Russian nationalism, and Russian attitudes towards Western foreign direct investment and business relationships with Western suppliers such as ourselves may worsen. These factors could lead to decreased demand for Golden Telecom's services.

  GOLDEN TELECOM COMPETES WITH ESTABLISHED COMPETITORS WHO MAY HAVE GREATER RESOURCES THAN IT DOES

     Golden Telecom's competitors include incumbent Russian and Ukrainian operators and other large international telecommunications providers doing business in the Commonwealth of Independent States. Its competitors may have substantially greater resources, closer ties to governmental authorities and longer operating histories. These advantages may give them a competitive edge over alternative providers like Golden Telecom. This competition may result in a loss of customers, falling prices and a decline in revenues.

     Golden Telecom competes with large established national carriers, some of which are powerful companies with political connections, as well as joint ventures of large international operators doing business in Russia and Ukraine. Such ventures include Global One and Combelga in Russia and Utel in Ukraine. Other competitors of Golden Telecom are alliances among telecommunications companies, companies that own equipment and networks, companies that purchase and resell the services of other carriers, Internet service providers and other providers of bundled services. Golden Telecom may also face increasing competition from wireless telephone companies and satellite companies. Many of these competitors, including the Russian incumbent operators, have established customer bases and extensive brand name recognition and possess greater financial, management and other resources. Our and Golden Telecom's results of operation would suffer if Golden Telecom is unable to keep up with the increasing levels of competition in the countries where it operates.

  GOLDEN TELECOM'S RELATIONSHIPS WITH ITS JOINT VENTURE PARTNERS LIMIT ITS INDEPENDENCE AND FLEXIBILITY

     Golden Telecom depends to a significant degree on local partners in our joint ventures to provide us with interconnection with local networks, regulatory and marketing expertise, and familiarity with the local business environment. They also help to facilitate the acquisition of necessary licenses and permits. As a result, any significant disruption in Golden Telecom's relationship with these parties could make it more difficult for us to expand its operations and to maintain its existing services.

     Under the terms of some of Golden Telecom's joint venture agreements, it has the right to nominate key employees, direct operations and determine strategies for these joint ventures. However, its partners in some ventures, particularly in its wireless operations, have the ability to frustrate Golden Telecom's exercise of these rights. Significant corporate decisions by most ventures, such as approving budgets and business plans, declaring and paying dividends, and entering into substantial transactions, effectively require the consent of these local partners. Moreover, Golden Telecom would prefer not to take significant actions without the consent and support of its partners. Accordingly, Golden Telecom does not have unilateral control over the operations of its joint ventures.

     In addition, until recently Ukrainian legislation restricted the level of foreign ownership in the telecommunications industry. These regulations, if revived, may restrict Golden Telecom's ability to increase its holdings in ventures and increase its reliance on local partners who may lack significant financial resources and may be unable to meet capital calls at the level of their ownership interests.

  GOVERNMENT INTERACTION WITH GOLDEN TELECOM'S CURRENT AND FORMER PARTNERS COULD HAVE ADVERSE SPILLOVER EFFECTS ON US

     The interactions between government authorities and Golden Telecom's past or current partners may create problems for us and Golden Telecom. For example, we are aware that U.S. and Russian authorities are reviewing the activities of our former partners in GTS-Vox, the holding company which previously owned our interest in TCM, prior to TCM's merger into our wholly owned subsidiary, TeleRoss, and the activities of certain individuals employed or formerly employed by two Moscow-based telecommunications companies unaffiliated with Golden Telecom or us. We and certain of our and Golden Telecom's employees have been requested by those governmental authorities to provide information as part of those inquiries, including in connection with a U.S. grand jury investigation. The authorities' inquiries have raised issues about the formation of TCM and the initial and subsequent sale of our partners' interest in GTS-Vox to us, including issues concerning Russian antimonopoly and securities filings and the commercial relationship between TCM and the local telephone network in Moscow.

     Our involvement in the authorities' review of our former partners' activities could result in a diversion of management's time and resources or the deterioration in our relationship with our partners. The review could lead to the imposition of administrative fines or other penalties and forfeitures of assets, including the loss of our ownership interest in the assets that constituted TCM prior to its merger into TeleRoss.

  GOLDEN TELECOM'S PARTNERS ARE OFTEN ALSO ITS COMPETITORS

     Notwithstanding Golden Telecom's agreements with its joint venture partners, they sometimes compete directly with our joint ventures. Competition with its joint venture partners in the same markets may create conflicts of interest and may result in a loss of customers. For example, Golden Telecom's partner in Sovintel, Rostelecom, is the dominant international and domestic long distance carrier in Russia.

Similarly, most of Golden Telecom's regional partners across Russia offer local and long distance services in competition with its local joint ventures and TeleRoss, and some of these partners also offer mobile services in direct competition with some of Golden Telecom's mobile operations. Golden Telecom's partners in its mobile ventures also sometimes offer independent mobile services in direct competition with its joint ventures.

     Golden Telecom may consider acquiring some of its partners' interests in certain joint ventures if it is able to do so within regulatory guidelines and on commercially attractive terms. If Golden Telecom were to make such acquisitions, we expect that Golden Telecom would continue to employ local personnel in order to retain the benefit of their local expertise. After an acquisition, however, Golden Telecom would be directly competing with a powerful, formerly state-owned enterprise that had been its partner before Golden Telecom acquired its interest. Golden Telecom would have to rely on this partner-turned-competitor to gain access from its networks to customer sites along the so-called "last mile." It is possible that this competitor would attempt to create adverse operating conditions for Golden Telecom's business leading to a worsening of its operating results.

  GOLDEN TELECOM'S TARGETED CUSTOMERS MAY NOT SELECT A PRIVATELY OWNED, FOREIGN CONTROLLED ENTITY FOR THEIR COMMUNICATIONS NEEDS

     Before 1991, the telecommunications industry in the countries where Golden Telecom operates was wholly owned and controlled by the state. After 1991, private companies, including foreign controlled companies, entered these markets as telecommunications service providers. Many potential customers may be unwilling to entrust their communications systems to non-state-controlled companies, and, in particular, to private companies controlled by foreign investors. Furthermore, state entities that require the types of services that Golden Telecom offers may refuse to select a service provider that is controlled by foreign investors. Because Golden Telecom is controlled by foreign investors, Golden Telecom may occasionally be unable to reach its targeted customers.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the securities. The securities are being sold by the stockholders described in "Selling Stockholders". We will pay for all expenses necessary to register the securities offered under this prospectus except for selling commissions and underwriting discounts, if any.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     Because of our historic losses, we have experienced a deficiency of earnings available to cover fixed charges throughout our existence. The deficiency of earnings available to cover fixed charges has been computed by adding loss from continuing operations before income taxes minus fixed charges. Fixed charges consist of interest on all indebtedness and amortization of discount on all indebtedness.

                                                  QUARTER ENDED              YEARS ENDED DECEMBER 31,
                                                     JUNE 30,      ---------------------------------------------
                                                       2000         1999      1998      1997      1996     1995
                                                  --------------   -------   -------   -------   ------   ------
                                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
Deficiencies of earnings available to cover
  fixed charges.................................     $(279.8)      $(598.8)  $(235.3)  $(132.3)  $(74.8)  $(41.6)

                              SELLING STOCKHOLDERS

STOCKHOLDERS SELLING CONVERTIBLE PREFERRED SHARES

     We issued and sold 100,000 shares of convertible preferred stock (represented by 10,000,000 depositary shares) to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., BT Alex. Brown Incorporated and Lehman Brothers Inc. as initial purchasers on April 19, 1999 at a purchase price of $5,000 per share (or $50 per depositary share). The initial purchasers sold our convertible preferred stock in transactions exempt from the registration requirements of the Securities Act, to persons that the initial purchasers reasonably believed to be "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act).

     The registration statement of which this prospectus is a part has been filed under Rule 415 under the Securities Act to afford the holders of the convertible preferred stock the opportunity to sell their securities in public transactions rather than under an exemption from the registration and prospectus delivery requirements of the Securities Act. In order to take advantage of that opportunity, a holder of the convertible preferred stock must notify us of its intention to sell securities and provide other information about itself and the securities it is selling as required by the Securities Act.

     No holder may offer or sell securities under this prospectus until we have been notified and until any supplement for the prospectus has been filed or an amendment to the registration statement has become effective. Additional holders of convertible preferred stock will be added to the prospectus at their request and after they have provided us with any information we have requested. We will from time to time supplement and amend the prospectus to the registration statement, as applicable, to add additional holders of convertible preferred stock and to reflect the required information.

     The following table describes the holders of convertible preferred stock which have requested to be included in this prospectus. The holders of convertible preferred stock may, from time to time, also receive shares of common stock in the event payment of dividends on the depositary shares or the convertible preferred stock is made with shares of common stock and such common stock is not sold by the depositary to pay dividends in cash. This common stock may also be offered and sold under this prospectus. The information in the following table has been obtained from the holders of convertible preferred stock identified in the table. Unless disclosed in the footnotes to the table, no holder of convertible preferred stock has held any position, office or had any other material relationship with us, our predecessor or any of our affiliates during the past three years. All of the shares of convertible preferred stock are registered in the name of "Cede & Co." on the books of the transfer agent for the convertible preferred stock.

                                                                         SHARES OF
                                                        DEPOSITARY       PREFERRED
                                                       SHARES OWNED     STOCK OWNED    SHARES OF COMMON
                                                        AND OFFERED     AND OFFERED    STOCK THAT MAY BE
NAME OF CONVERTIBLE PREFERRED SELLING STOCKHOLDER         HEREBY           HEREBY           SOLD(1)
-------------------------------------------------     ---------------   ------------   -----------------
Abbott Laboratories Annuity Retirement Plan.........         3,180                0               4,608
Agway Inc. Employees' Retirement Trust..............         1,730                0               2,507
AIM Balanced Fund...................................       100,000                0             144,920
AIM VI Balanced Fund................................         1,000                0               1,449
AIM Charter Fund....................................       250,000                0             362,300
AIM VI Growth & Income..............................        58,000                0              84,054
Alexandra Global Investment Fund I Ltd. ............        64,000                0              92,749
Alta Partners Holdings, LDC.........................        35,000                0              50,722
Ameritech Pension Trust.............................         7,710                0              11,173
Arkansas Teachers Retirement........................        57,300                0              83,039
Arpeggio Fund, LP...................................         2,500                0               3,623
AXP Bond Fund, Inc..................................        12,700                0              18,405
AXP Utilities Income Fund, Inc......................       250,000                0             362,300
AXP Variable Portfolio -- Bond Fund.................         5,600                0               8,116
AXP Variable Portfolio -- Managed Fund..............        19,400                0              28,114
Banc of America Securities..........................       100,000                0             144,920

                                                                         SHARES OF
                                                        DEPOSITARY       PREFERRED
                                                       SHARES OWNED     STOCK OWNED    SHARES OF COMMON
                                                        AND OFFERED     AND OFFERED    STOCK THAT MAY BE
NAME OF CONVERTIBLE PREFERRED SELLING STOCKHOLDER         HEREBY           HEREBY           SOLD(1)
-------------------------------------------------     ---------------   ------------   -----------------
Bank America Pension Plan...........................        25,000                0              36,230
Bank Trust Trustee for Chrysler Corp. Emp. #1
  Pension Plan dated 4-1-89.........................       116,200                0             168,397
Baptist Health of So Florida........................         4,300                0               6,232
Bear, Stearns & Co. Inc.............................       102,500                0             148,543
Black Diamond Offshore, Ltd.........................        21,250                0              30,796
BNP Arbitrage SNC...................................        10,000                0              14,492
BNY Hamilton Equity Income Fund.....................       100,000                0             144,920
Boston Museum of Fine Art...........................         3,000                0               4,348
Boulder Capital Inc. ...............................       140,000                0             202,888
Boulder II Limited..................................        23,500                0              34,056
California Public Employees' Retirement System;
  Nominee Name: Surfboard & Co......................       100,000                0             144,920
Cap Arbitrage.......................................        34,500                0              49,997
Chartwell Dividend & Income Fund....................        20,000                0              28,984
Chase Manhattan NA Trustee for IBM Retirement Plan
  dated 12-18-45....................................       170,500                0             247,089
Chrysler Corporation Master Retirement Trust........        93,700                0             135,790
CIBC World Markets Corp.............................        55,000                0              79,706
CIBC World Markets International Arbitrage Corp.....        60,000                0              86,952
Continental Assurance Company.......................         2,500                0               3,623
Continental Casualty Company........................        17,500                0              25,361
Credit Suisse First Boston Corporation..............        64,000                0              92,749
Deephaven Domestic Convertible Trading Ltd. ........        20,000                0              28,984
Deeprock & Co. .....................................        15,000                0              21,738
Delaware PERS.......................................        30,500                0              44,201
Deutsche Bank Securities............................     1,040,167                0           1,507,410
Donaldson, Lufkin & Jenrette Securities Corp. ......        10,000                0              14,492
Double Black Diamond Offshore LDC...................        35,940                0              52,084
Duckbill & Co. .....................................        42,500                0              61,591
Engineers Joint Pension Fund........................         9,400                0              13,622
Equity Profile......................................       300,000                0             434,760
Forest Alternative Strategies Fund Series A-5I......         4,000                0               5,797
Forest Alternative Strategies Fund Series A-5M......         1,500                0               2,174
Forest Alternative Strategies Fund Series B-3.......         1,200                0               1,739
Forest Fulcrum Fund LP..............................        57,000                0              82,604
Forest Global Convertible Fund Series A-5...........        79,500                0             115,211
Forest Investment Management LLC....................       147,000                0             213,032
Forest Performance Fund LP..........................         2,500                0               3,623
Fortis Equity Portfolios, Inc. -- Fortis Growth &
  Income Fund.......................................         6,300                0               9,130
Fortis Series Fund, Inc. -- Growth & Income
  Series............................................        43,700                0              63,330
Franklin & Marshall College.........................         8,900                0              12,898
General Motors Employees Global Group Pension
  Trust.............................................        35,000                0              50,722
GLG Market Neutral Fund.............................       110,000                0             159,412
Global Bermuda Limited Partnership..................        16,000                0              23,187
GMOTORS ARBGRAA.....................................        27,500                0              39,853
Goldman Sachs and Company...........................       198,000                0             286,942
Greyhound Lines, Inc. Amalgamated Transit Union
  National Local....................................         1,300                0               1,884
Gryphon Domestic III, LLC...........................        12,100                0              17,535
Hamilton Partners Limited...........................        50,000                0              72,460
Highbridge International LLC........................       367,000                0             531,856

                                                                         SHARES OF
                                                        DEPOSITARY       PREFERRED
                                                       SHARES OWNED     STOCK OWNED    SHARES OF COMMON
                                                        AND OFFERED     AND OFFERED    STOCK THAT MAY BE
NAME OF CONVERTIBLE PREFERRED SELLING STOCKHOLDER         HEREBY           HEREBY           SOLD(1)
-------------------------------------------------     ---------------   ------------   -----------------
ICI American Holdings Trust.........................        13,250                0              19,202
Investcorp SAM Fund Limited.........................        22,100                0              32,027
Jackson Investment Fund Ltd.........................        16,500                0              23,912
Julius Baer Securities..............................        13,700                0              19,854
JMG Convertible Investments, L.P....................       135,000                0             195,642
J.P. Morgan & Co. Inc...............................        85,000                0             123,182
J.P. Morgan Securities, Inc. .......................        25,000                0              36,230
KA Investments LDC..................................        20,000                0              28,984
Kellner, DiLeo & Co.................................        26,700                0              38,694
LDG Limited.........................................         5,000                0               7,246
Lehman Brothers Inc.................................         1,800                0               2,609
LLT Limited.........................................         8,000                0              11,594
Mainstay Convertible Fund...........................        25,000                0              36,230
Mainstay VP Convertible Portfolio...................         5,000                0               7,246
McMahan Securities Company, L.P.....................        15,000                0              21,738
Merrill Lynch Pierce Fenner & Smith Inc.............       162,250                0             235,133
Monumental Life Insurance Company...................        55,000                0              79,706
Moore Global Investments, Ltd. .....................        36,000                0              52,171
Motion Picture Industry Health Plan -- Active
  Member Fund.......................................        11,500                0              16,666
Motion Picture Industry Health Plan -- Retiree
  Member Fund.......................................         5,800                0               8,405
Nalco Chemical Retirement...........................         6,750                0               9,782
New York Life Insurance Company.....................        60,000                0              86,952
New York Life Insurance and Annuity Corporation.....        20,000                0              28,984
Nicholas-Applegate Convertible Fund.................        12,200                0              17,680
OCM Convertible Trust...............................       107,700                0             156,079
Onex Industrial Partners Limited....................        86,500                0             125,356
Oppenheimer Convertible Securities Fund.............        85,000                0             123,182
Oppenheimer Equity Income Fund......................        12,500                0              18,115
Oppenheimer Main Street Growth & Income Fund
  Variable Annuity..................................        25,000                0              36,230
Pacific Life Insurance Company......................        30,000                0              43,476
Pell Rudman Trust Company...........................        28,825                0              41,773
Penn Treaty Network America Insurance Company.......         7,800                0              11,304
Peoples Benefit Life Insurance Company..............        50,000                0              72,460
Physicians Life.....................................         4,000                0               5,797
Pilgrim Convertible Fund............................        62,700                0              90,865
Prudential Securities...............................       110,000                0             159,412
Putnam Diversified Income Trust.....................       137,070                0             198,642
Putnam Funds Trust -- Putnam High Trust II..........        76,760                0             111,241
Putnam High Yield Advantage Fund....................       102,295                0             148,246
Putnam High Yield Fixed Income Fund, LLC............         5,450                0               7,898
Putnam High Yield Trust.............................       127,905                0             185,360
Putnam Managed High Yield Trust.....................         5,060                0               7,333
Putnam Master Income Trust..........................        16,450                0              23,839
Putnam Premier Income Trust.........................        41,120                0              59,591
Putnam Strategic Income Fund........................        10,970                0              15,898
Putnam Variable Trust -- Putnam VT Diversified
  Income Fund.......................................        24,670                0              35,752
RAM Trading Ltd. ...................................        60,000                0              86,952
Putnam Variable Trust -- Putnam VT High Yield
  Fund..............................................        54,170                0              78,503
Remington Investment Strategies, L.P. ..............       135,000                0             195,642

                                                                         SHARES OF
                                                        DEPOSITARY       PREFERRED
                                                       SHARES OWNED     STOCK OWNED    SHARES OF COMMON
                                                        AND OFFERED     AND OFFERED    STOCK THAT MAY BE
NAME OF CONVERTIBLE PREFERRED SELLING STOCKHOLDER         HEREBY           HEREBY           SOLD(1)
-------------------------------------------------     ---------------   ------------   -----------------
Rhapsody Fund, LP...................................         3,300                0               4,782
Robertson Stephens..................................        19,000                0              27,535
Salomon Smith Barney Inc. ..........................        80,150                0             116,153
San Diego Ctny Convertible..........................        60,000                0              86,952
San Diego City Retirement...........................        24,900                0              36,085
SoundShore Holdings Ltd. ...........................       170,000                0             246,364
SoundShore Opportunity Holding Fund Ltd.............        10,000                0              14,492
Southport Management Partners, L.P..................        15,000                0              21,738
Southport Partners International, Ltd...............        30,000                0              43,476
Starvest Combined Portfolio.........................        21,000                0              30,433
St. Thomas Trading, Ltd.............................         3,333                0               4,830
State of Connecticut Combined Investment Funds......       110,200                0             159,702
State Employees' Retirement Fund of the State
  of Delaware.......................................        32,700                0              47,389
State of Oregon Equity..............................       150,000                0             217,380
State Street Bank Custodian for GE Pension Trust....        61,600                0              89,271
Strategic Global Fund -- High Yield Fixed Income
  (Putnam) Fund.....................................         3,290                0               4,768
Straus-Gept L.P.....................................         5,500                0               7,971
Straus Partners L.P.................................        16,000                0              23,187
Straus-Spelman Partners L.P.........................         3,500                0               5,072
Sunrise Partners LLC................................       125,000                0             181,150
The Gabelli Global Convertible Securities Fund......         6,000                0               8,695
The Northwestern Mutual Life Insurance Company......        90,000                0             130,428
TQA Arbitrage Fund, L.P.............................        15,000                0              21,738
TQA Leverage Fund, L.P..............................        15,000                0              21,738
TQA Vantage Fund, Ltd. .............................        25,000                0              36,230
TQA Vantage Plus Fund, Ltd. ........................        10,000                0              14,492
Travelers Series Inc. -- Putnam Diversified Income
  Portfolio.........................................         5,760                0               8,347
Tribeca Investments L.L.C...........................       372,500                0             539,827
Triton Capital Investments, LTD.....................       135,000                0             195,642
Vanguard Convertible Securities Fund, Inc...........        73,400                0             106,371
Van Kampen Convertible Securities Fund..............        13,850                0              20,071
Van Kampen Harbor Fund..............................        76,200                0             110,429
Van Kampen Utility Fund.............................        27,100                0              39,273
Wake Forest University..............................        22,200                0              32,172
Warburg Dillon Read LLC.............................       155,000                0             224,626
White River Securities LLC..........................       102,500                0             148,543
Worldwide Transactions, Ltd.........................         2,810                0               4,072
Zeneca Holdings Trust...............................        13,250                0              19,202
The Bank of New York(2).............................             0                0    up to 23,000,000
Any other holder of Securities or future transferee
  from any such holder..............................       897,885                0           1,301,216
Totals..............................................    10,000,000                0    up to 37,492,000

---------------

(1) Assumes conversion of the full amount of depositary shares held by such holder at the rate of 1.4492 shares of common stock per depositary share. The conversion rate and the number of shares of common stock issuable upon conversion of the depositary shares is subject to adjustment under certain circumstances. See "Description of Convertible Preferred Stock -- Conversion Rights." Accordingly, the number of shares of common stock issuable upon conversion of the depositary shares may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the depositary shares; any fractional shares will be rounded up, or at our option, cash will be paid in lieu of the fractional shares. The above conversion rate, and accordingly, the number of shares of common stock has been adjusted to account for our two-for-one common stock split approved by our board of directors in the second quarter of 1999. The stock split was effected in the form of a stock dividend on July 21, 1999 to shareholders of record as of the close of business on July 1, 1999.

(2) Acting as depositary of these shares of common stock, which it will promptly resell on behalf of the holders of depositary shares in order to make any necessary quarterly dividend payments in cash to such holders.

     Because the selling stockholders may, pursuant to this prospectus, offer all or some portion of the depositary shares, preferred stock or the common stock issuable upon conversion of the depositary shares, no estimate can be given as to the number of the depositary shares or the common stock issuable upon conversion of the depositary shares that will be held by the selling stockholders upon termination of any such sales.

     In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their depositary shares since the date on which they provided the information regarding their depositary shares, in transactions exempt from the registration requirements of the Securities Act.

     Only selling stockholders identified above who have complied with the conditions to being included as selling stockholders and who beneficially own the depositary shares set forth opposite each such selling stockholder's name in the foregoing table on the effective date of the Registration Statement may sell such depositary shares pursuant to this prospectus. We may from time to time, in accordance with the Registration Rights Agreement, include additional selling stockholders in supplements to this prospectus.

                                DIVIDEND POLICY

     We have not paid any dividend on our common stock and do not intend to pay dividends in the foreseeable future. In addition, the indenture governing our 9 7/8% notes currently prohibits the payment of dividends. This indenture contains restrictions against making restricted payments (in the form of the declaration or payment of certain dividends or distributions, the purchase, redemption or other acquisition of any of our capital stock, the voluntary prepayment of pari passu or subordinated indebtedness and the making of certain investments, loans and advances) unless no default or event of default exists, our leverage ratio does not exceed 6.0 to 1.0 and such restricted payments do not exceed certain amounts.

                               INDUSTRY OVERVIEW

EUROPEAN TELECOMMUNICATIONS MARKET

     Liberalization in the European telecommunications markets has proceeded rapidly since the late 1980's. Historically, the European public telecommunications operators monopolized the provision of telecommunications services in their home markets and designed their networks according to national rather than continental and international considerations. Between 1990 and 1997, however, the European Union implemented a series of directives designed to open up the telecommunications markets to competition. These directives required member states to implement legislation liberalizing their respective telecommunications markets to permit alternative telecommunications companies both to provide telecommunications services and to access the existing telecommunications infrastructure controlled by these national and regional providers. In response to these European regulatory changes, a number of new interests, including our company, have emerged to compete with the European public telecommunications operators.

INTERNET INDUSTRY

     The Internet is a global collection of interconnected computer networks that allows commercial organizations, educational institutions, government agencies and individuals to communicate, access and share information and conduct business electronically. The Internet originated with the ARPAnet, a restricted network that was created in 1969 by the United States Department of Defense Advanced Research Projects Agency to provide efficient and reliable long distance data communications among the disparate computer systems used by government-funded researchers and academic organizations. The networks that comprise the Internet, or its backbone, are connected in a variety of ways, including by public switched telephone networks and by high speed, dedicated leased lines. Communications on the Internet are enabled by Internet Protocol or IP, which is a market-based standard computer language broadly adopted on the Internet and elsewhere that allows computers with different architectures and operating systems software to communicate with each other on the Internet.

     Over time, as businesses have begun to utilize e-mail, file transfer and, more recently, intranet and extranet services, commercial usage has become a major component of Internet traffic. In 1989, the U.S. government effectively ceased directly funding any part of the Internet backbone. In the mid-1990s, contemporaneous with the increase in commercial usage of the Internet, a new type of provider called an Internet service provider became more prevalent. Internet service providers offer access, e-mail, customized content and other specialized services and products aimed at allowing both commercial and residential customers to obtain information from, transmit information to, and utilize resources available on the Internet.

     Internet service providers generally operate networks composed of dedicated lines leased from public telecommunications operators, local access providers and internet service providers using IP-based switching and routing equipment and server-based applications and databases. Customers are connected to the Internet service provider switching equipment by facilities obtained by the customer or the Internet service provider from either public telecommunications operators or local access providers through a dedicated access line or the placement of a circuit-switched local telephone to the Internet service provider.

     The Internet is quickly becoming the supporting platform for the emergence of e-business (the use of Internet technologies to perform key business communications processes). We believe that a wide variety of businesses will increasingly use the Internet to communicate, improve operating efficiencies and transact commerce in secure, reliable and cost-effective ways. Applications and services that enable the transition to e-business platforms are typically distributed through the Internet and supported by infrastructure such as data- and Web-hosting centers.

IP COMMUNICATIONS TECHNOLOGY

     There are two widely used switching technologies in currently deployed communications networks: circuit-switching systems and packet-switching systems. Circuit-switch based communications systems establish a dedicated channel for each communication (such as a telephone call for voice or fax), maintain the channel for the duration of the call and disconnect the channel at the conclusion of the call. Packet-switch based communications systems format the information to be transmitted, such as e-mail, voice, fax and data, into a series of shorter digital messages called "packets." Each packet consists of a portion of the complete message plus the addressing information to identify the destination and return address.

     Packet-switch based systems offer several advantages over circuit-switch based systems, particularly the ability to commingle packets from several communications sources together simultaneously onto a single channel. For most communications, particularly those with bursts of information followed by periods of "silence," the ability to commingle packets provides for superior network utilization and efficiency, resulting in more information being transmitted through a given communication channel. There are, however, some disadvantages to packet-switch based systems as currently implemented. Rapidly increasing demands for data, in part driven by the Internet traffic volumes, are straining capacity and contributing to latency (delays) and interruptions in communication transmissions. In addition, there are concerns about the adequacy of the security and reliability of packet-switch based systems as currently implemented.

     Initiatives are under way to develop technology to address these disadvantages of packet-switch based systems. We believe that the evolving IP standard will remain a primary focus of these development efforts. We expect the benefits of these efforts to be improved communications, reduced latency and declining networking hardware costs.

                                    BUSINESS

HISTORICAL OVERVIEW

     We were founded in 1983 as a not-for-profit company under the name San Francisco/Moscow Teleport, Inc. We incorporated as a for-profit corporation in 1986, and reincorporated in Delaware in 1993 and changed our name to Global TeleSystems Group, Inc. in February 1995. In May 2000, we changed our name to Global TeleSystems, Inc. Our principal business office is located at 4121 Wilson Boulevard, 8th floor, Arlington, Virginia 22203, United States, and our telephone number is (703) 236-3100.

     From our inception until 1998, we focused on (1) providing telecommunications services in emerging markets, particularly in Russia and Central Europe and (2) establishing and developing Global TeleSystems Europe B.V. ("GTS Europe B.V"), formerly known as Hermes Europe Railtel B.V., our subsidiary which deployed the first high speed fiber optic network across Western Europe and provides a range of bandwidth and internet protocol services to traditional and emerging communications companies.

     After our initial public offering in February 1998, we adapted our strategy to address the effects of the economic crisis in emerging markets, particularly Russia, the emergence of the Internet Protocol as a widely accepted transport protocol and the deregulation of the provision of telecommunications services to end-users in Western Europe. We sought to build on the success of our pan-European fiber optic network by developing a plan to provide telecommunications services directly to businesses and other end-users. Accordingly, in late 1998 and in 1999, we acquired four companies that provided such services to businesses and other high usage customers in Western Europe:
GTS (Europe) Ltd. (formerly Esprit Telecom Group plc), NetSource, Omnicom and InTouch. In addition, in order to position ourselves as a Tier-1 Internet service provider in Europe and target the higher growth European Internet market, we acquired Ebone. In February 2000, GTS completed its acquisition of Netcom Internet Limited ("Netcom"), an Internet service provider in the United Kingdom, which provides dedicated and dial-up Internet access, Web-hosting, server co-location, Internet protocol virtual private networks and other services.

     The former Ebone, GTS (Europe) Ltd., NetSource, Omnicom, InTouch and Netcom businesses are included within our operations. These acquisitions have provided us with a significant business customer base and sales and distribution network across Western Europe, as well as switches, routers and other infrastructure, and, combined with our Central European operations, position us to offer an expanded service portfolio of data, Internet and other business applications to our business customers.

     On September 30, 1999, we contributed all of our Russian and CIS operations to a newly formed subsidiary, Golden Telecom, Inc., which effected an initial public offering of its common stock on October 5, 1999. We currently own approximately 62.5% of the common stock of Golden Telecom.

     In August 2000, we adopted a plan of restructuring our business operations. This plan of restructuring is focused on separating our non-core business from our core strategic businesses and streamlining operations, including headcount reductions/redeployment, reductions at our corporate headquarters location, the centralization of finance and billing operations and sales office consolidation. The non-core activities consist primarily of prepaid calling cards, residential voice services and reseller services. These actions are expected to result in the reduction by the end of 2000 of approximately 400 positions from our staffing levels. We expect that we will record a one-time charge of between $15 million to $20 million for employee severance and lease termination costs in the third quarter of 2000. We expect that there will be additional costs associated with the resignation of H. Brian Thompson described below.

     On September 19, 2000, H. Brian Thompson resigned as Chairman and Chief Executive Officer. Robert J. Amman, our President, was elected by our board of directors as Chairman and Chief Executive Officer.

BUSINESS OVERVIEW AND STRATEGY

     Our goal is to become Europe's premier independent e-business services provider and to maintain and enhance our position as a leading pan-European provider of broadband, Internet, data and voice services to communications carriers, Internet service providers and other high-usage customers. In order to achieve this goal, we will build on the strengths of:

     - our pan-European broadband fiber optic network, which is the largest in Europe;

     - our pan-European Tier 1 Internet protocol backbone;

     - our position as a leading pan-European supplier of communications services to small-and medium-sized and larger business customers, with a sales and distribution network spanning 20 countries; and

     - a large base of carrier and Internet service provider customers, which comprise a sizable percentage of European's total Internet and broadband traffic.

The key elements of our strategy for achieving this goal are as follows:

  Expand our services portfolio to support the communications and e-business activities of our customers

     We intend to capitalize on the trend of companies seeking to outsource critical business applications and to integrate Web-based services and products into their operations by aggressively marketing value-added data, Internet and e-business enabling services to our existing and future business customers in addition to the voice services we already offer in our target markets.

     We already provide in certain of our target markets a range of data and Internet services, which we are currently introducing in other countries in which we operate. Additionally, we are planning to complement our existing service offerings with new services that will support the e-business initiatives of our customers, including, for example, enabling our customers to manage on-line transactions and creating a fulfillment and procurement infrastructure for supply chain management. These services may be developed internally or, when speed-to-market is critical, developed and/or marketed in partnerships. We intend to continue to develop and market advanced networking solutions, such as outsourced infrastructure and network management to our carrier, Internet service provider and Web-centric customers.

  Leverage our distribution network to further penetrate our existing customer base and reach new customers

     Through our acquisitions of Global TeleSystems (Europe) Limited ("GTS (Europe) Ltd."), formerly Esprit Telecom Group plc, NetSource, Omnicom, InTouch and Netcom and the growth of our Central European operations, we have built a unified pan-European sales and distribution network. We believe that our highly qualified sales personnel, who understand our philosophy, services and systems and are well-trained in local languages and telecommunications business practices, provide us with a competitive advantage. We will continue to invest in training programs to equip our sales personnel with the skills necessary to market more advanced, value-added data and IP services to our business customers as their telecommunications needs evolve from basic Internet connectivity to full utilization of the Internet, corporate intranets and virtual private networks for more advanced, mission-critical applications. In this way, we intend to leverage the strengths of our pan-European sales and distribution network to capture additional revenues from our existing customer base and reach new customers.

  Build on our leadership position in the carriers' carrier market to penetrate a broader bandwidth intensive customer base

     Since we began offering service on our fiber optic network in November 1996, we have developed a significant customer base encompassing telecommunications carriers, Internet service providers and other bandwidth-intensive customers. As a result of being first in the market, we have gained significant experience in developing service innovations and tailoring our service offerings to meet our customers' rapidly evolving needs. We intend to build on our success in delivering broadband service to carriers by increasingly focusing on emerging Web- and data-centric companies that require large amounts of bandwidth to service their end-user customers. These types of customers include broadband multimedia providers, content providers, such as motion picture studios and broadcasters, Internet applications service providers, such as portals and electronic commerce companies, and emerging data transmission providers, such as wireless operators. By providing mission-critical, value added solutions to our customers, we seek to establish ourselves as their strategic partner.

  Continue to invest in the reach and capacity of our fiber optic network

     We have announced that, based on current plans, which include a $500 million cash capital program for 2001, in order to be fully-funded through 2001, we will require $250 million of additional financing over our existing resources and the proceeds of a $550 million multi-currency bank facility (the "Facility") entered into on July 14, 2000 by our indirect subsidiary, Global TeleSystems Europe Holdings B.V. Of the $550 million under the Facility, $275 million is available currently, of which the borrower has borrowed 200 million Euros. The remaining $275 million will be available when certain licenses and rights of way relating to our network have been transferred to the borrower (collectively, the "Conditions Subsequent"). We expect that the Conditions Subsequent will be completed during the time period required by the lenders under the Facility (nine months from entry into the Facility in the case of licenses and rights of way in France and the United Kingdom and six months from entry into the Facility in the case of licenses and rights of way in other countries), but borrowed funds will have to be repaid within 90 days of the expiration of these periods if the Conditions Subsequent are not satisfied.

     In addition, we expect that the required $250 million in additional financing could be raised through debt or equity financing (which may be convertible into our common stock) or through the proceeds of the sale of its shares of common stock in Golden Telecom, Inc., our 62.5%-held subsidiary, which operates in Russia and other countries of the Commonwealth of Independent States, or our 50% interest in Flag Atlantic Limited, which is building a transatlantic fiber optic link between Europe and the United States, or some combination of these alternatives. There can be no assurance that we will be successful in satisfying the Conditions Subsequent or in raising the additional $250 million. If we are not successful, we expect to evaluate our available strategic options at that time.

     We will continue to invest in our network to expand its geographic reach and capacity in order to ensure that we can accommodate our customers' future capacity requirements. We are continuing to build our network by extending its coverage to include approximately 25,000 kilometers across Europe by the end of 2000. We are continuing to deploy dense wavelength division multiplexing technology that will permit significant future enhancement of our network's transmission capacity and will allow us to upgrade the capacity, reliability and efficiency of the network in the future. The capacity of our network is currently 40 wavelengths per fiber optic pair, each wavelength with a capacity of 2.5 gigabits per second, or a total capacity of 100 gigabits per second on the majority of our routes. We intend to install additional upgrades to further increase our network's capacity in 2000. When introduced, these upgrades are expected to increase the capacity of a single fiber pair to 96 wavelengths per fiber optic pair, each wavelength with a capacity of 10 gigabits per second, or a total capacity of 960 gigabits per second. In addition, we intend to develop an additional ring on our network connecting the core cities of London, Paris, Amsterdam, Frankfurt, Dusseldorf, and Brussels. We may develop this additional ring through capacity swaps with other telecommunications providers. We also plan to install transmission equipment on a second, currently installed fiber pair on a number of routes in our network to expand the transmission capacity of those routes.

  Build infrastructure and extend our network closer to our customers

     - Develop City Enterprise Networks. In order to offer true end-to-end transmission services to our carrier, business and other bandwidth-intensive customers, we intend to build intracity fiber networks, or City Enterprise Networks, in major European cities. We currently operate six such networks in Paris, Budapest, Prague, Berlin, Geneva and Stockholm. In addition, we expect to deploy City Enterprise Networks deployed in eight additional cities. Each City Enterprise Network will be designed to connect, within a city, its major Internet and telecommunications transmission centers, including points of presence on our network, telehouses, Internet exchange points and, where economically feasible, our existing customers' points of presence in that city. This will allow us to reach our customers without relying on third-party local access providers. We expect to improve service quality and realize higher margins as we manage more traffic end-to-end over our network.

     - Expand and enhance the transatlantic capacity of our network. We believe that a large portion of our market growth will come in the form of Internet protocol-based data and voice services. We currently lease transatlantic capacity from third parties. Because a majority of Internet protocol traffic originates in the United States, we have invested in our own transatlantic capacity infrastructure through the acquisition of a dedicated fiber pair on the FLAG Atlantic-1 transatlantic fiber optic link. (FLAG Atlantic is a 50/50 joint venture between GTS and Flag Telecom.) By owning this fiber pair, we will acquire capacity of 70 gigabits per second upgradeable up to a maximum of 400 gigabits per second of fully protected capacity from the New York City area directly to our European network. We believe that owning a large volume of transatlantic capacity to and from the United States will enhance our competitive low cost position in Europe while extending our network to the U.S. at favorable prices. In November 1999, we entered into a memorandum of understanding with GlobeNet Communications Group Limited, which is building a high capacity subsea cable linking key cities in North and South America. The agreement will enable us to sell managed bandwidth services from a variety of European cities to Latin America and GlobeNet to sell similar services between Latin America and Europe. In addition, in order to maintain and reinforce our strong market position in the increasingly global carriers' carrier and data- centric markets, we may enter into arrangements to obtain network capacity connecting several key U.S. markets.

     - Build or deploy data and Web-hosting centers to support Web-based services. We intend to develop data- and Web-hosting centers on our network near key public Internet exchange points to strengthen our portfolio of Web-based services. This will provide us with the necessary facilities to undertake secure co-location, data- and Web-hosting services and facilitate our ability to offer a range of e-commerce and e-business solutions. By mid-2000, we had established data- and Web-hosting capability in London, Amsterdam, Frankfurt and Paris. We intend to deploy up to nine additional data- and Web-hosting centers by year end 2001. These centers are a natural extension of our strategy to meet the end-to-end needs of the Web- and media-centric content and application providers who are leading the rapid growth of the Internet- and multimedia-related segments of our target markets. In addition to carrying these customers' international traffic on our network, we will be able to host and distribute their applications, support their e-business and e-commerce activities and provide peering arrangements.

  Restructuring Initiative

     In August 2000, we adopted a plan of restructuring our business operations. This plan of restructuring is focused on separating our non-core business from our core strategic businesses and streamlining operations, including headcount reductions/redeployment, reduction at our corporate headquarters location, the centralization of finance and billing operations and sales office consolidations. These actions are expected to result in the reduction by the end of 2000 of approximately 400 positions from our staffing levels. We expect that we will record a one-time charge of between $15 million to $20 million for employee severance and lease termination costs in the third quarter of 2000. We expect that there will be additional costs associated with Mr. Thompson's resignation.

OUR EUROPEAN OPERATIONS

  Overview

     We offer a portfolio of bundled voice, data and Internet services to pan-European small-to-medium sized and larger enterprises in 20 European countries. We expect that our customer base will increasingly include large companies with complex communications needs. We are also one of the leading European providers of managed bandwidth and related communications services to carriers, Internet service providers and other bandwidth-intensive customers. We have the largest centrally managed fiber optic network in Europe and a Tier 1 Internet backbone network.

     We seek to capitalize on the increasing demand in Europe for e-business services and data and IP products, in which businesses use the Internet to perform key business communications processes. We believe that a wide variety of businesses, both large and small, will increasingly use the Internet to communicate, improve operating efficiencies and transact commerce in secure, reliable and cost-effective ways. We currently provide these customers with a range of voice and data services, including, in selected European countries, dial-up and dedicated Internet access and virtual private network services. As we develop and expand our suite of e-business services to include, among others, Web-hosting, co-location, messaging and remote access services, we expect to realize an increasing proportion of our revenue from businesses that rely on Web-based applications to communicate with customers, suppliers and employees as well as from new customer segments, such as e-business application service providers and other Web-centric companies.

     We began providing broadband carrier services in November 1996 and we are recognized as a pioneer in Europe in fiber optic network deployment and service development. We have established long-term contracts with customers of these services. We provide mission-critical value-added solutions to these customers and increasingly seek to establish ourselves as their strategic partner. This integration into our customers' operations often provides us with the opportunity to introduce and implement additional services with the customer, which enable us to further penetrate our customer base.

     Customers of our broadband services include:

     - European incumbent telecommunications operators

     - Alternative carriers

     - Voice resellers

     - International carriers

     - Internet service providers

     - Value added network service providers

     - Web-centric and media-centric companies

     We believe that the trend toward substantial increases in the volume of data traffic is being driven by the rapid growth of the Internet and data-intensive applications, such as e-business, e-commerce, application hosting, video-conferencing and multimedia applications, that require high-quality and cost-effective transmission capacity. In addition, we believe that our customers will increasingly demand Internet-or Internet Protocol-based services such as Internet access, Web-hosting and data management services in order to participate in the expected growth of data communication and the Internet. In order to reinforce our leadership position, we will continue to add new services on our network and sell our services in additional markets throughout Europe.

  Data, Internet-related and Voice Services

     We currently offer data and e-business services as well as national and international direct and indirect access services for voice communications. We continue to expand our service offerings to provide our customers with a full range of tailored telecommunications services.

     Data, e-Business and Other Services. We currently offer dial-up and dedicated Internet access and international private leased circuits in 83 cities in 18 countries in Western and Central Europe. By the end of 2000, we expect to offer these services in all the countries where we operate. We also plan to complement these services with a full range of value-added services including co-location, Web-hosting, messaging and remote access. We will actively market these new services to our existing customer base and to other European companies that view the Internet as critical to their expansion plans. Specifically, we plan to extend our data-and Web-hosting services to enable customers in developing market segments such as application service providers to distribute applications from our data- and Web-hosting centers.

     We are a leading alternative provider of data, Internet access and voice services in the Czech Republic, Hungary, Poland, Romania and Slovakia. The majority of our revenue in the region is derived from Very Small Aperture Terminals (VSATs), leased lines and Internet access services. We provide these services on a diverse set of infrastructure assets including City Enterprise Networks, which we operate in Prague and Budapest, VSATs deployed in the Czech Republic, Hungary and Romania, a national microwave network in Hungary, and leased and owned dark fiber, which we expect will connect our City Enterprise Networks to our pan-European fiber optic network in the second quarter of 2000. We have acquired several Internet service providers in the region. We have acquired two Internet service providers in Poland, two in the Czech Republic, one in Hungary and one in Slovakia. By year-end 2000, we expect their networks will be integrated with our network.

     Voice Services. The largest share of the European business and corporate retail market is currently international voice and fax transmission services. We believe that customers have selected us as a provider on the basis of competitive pricing, network quality, responsive account management and customized services.

     We currently distinguish our retail business customers between direct access retail customers and indirect access retail customers. Our direct access customers use our owned or dedicated leased lines, while our indirect access customers access our services indirectly on a switched basis using the public telecommunications operator network by means of an access code or a carrier pre-select arrangement. Our direct access retail customers are generally users of telecommunication services who generate relatively large amounts of long distance traffic, with such traffic usually being important to the execution of their core businesses. We offer retail direct access in the majority of our existing markets.

     Our indirect access retail clients access our services by dialing an access code, generally either using an auto dialer or via a code programmed directly into their own switches so that it is transparent to the user or their applicable carrier through a carrier pre-select arrangement. These customers generally consist of small and medium-size businesses whose telecommunication requirements do not warrant the costs associated with the dedicated leased lines of direct access service. Contracts for both direct and indirect access are typically for a period of one year.

  Broadband Services

     We have developed a broad range of services that vary in technology (synchronous digital hierarchy, dense wavelength division multiplexing, Internet protocol), configuration (point-to-point, ring, virtual network services), quality requirements, and geographical reach (domestic, pan-European, transatlantic services). Service innovation and the ability to package and price services flexibly allow us to effectively serve the needs of our customers.

     Our broadband services have the following competitive advantages:

     - Tailored solutions. We have significant experience in tailoring highly customized contract terms and volume discounts that allow our customers to select varying capacity, access, guaranteed availability and contract terms.

     - High capacity cross-border network facilities. Our dense wavelength division multiplexing network provides high capacity cross-border network facilities without requiring customers to invest in network infrastructure or to be constrained by a narrow range of capacity offerings.

     - Diverse routing. Our fiber optic network's diverse, redundant routes are designed to allow us to provide strong performance commitments. On most routes, the fiber optic network has performed at over 99.9% availability.

     - Cost-reduction through advanced technology. We have substantially reduced our unit cost by increasing the available capacity on a fiber pair and deploying advanced dense wavelength division multiplexing technology on the majority of our routes.

     - Uniform network architecture. The uniform technology of our international managed transmission network allows us to provide a better quality and reliability of service as well as uniformity of features throughout our fiber optic network.

     Managed Bandwidth Services. We primarily provide large capacity cross-border European and transatlantic services over an integrated, managed network. Our network, based on dense wavelength division multiplexing and synchronous digital hierarchy technology, provides digital transmission capability upon which a broad range of advanced applications may be run. Our network offers availability, flexibility, reliability and bandwidth speeds not widely available for transport of telecommunications traffic across national borders in Western Europe. Our network is designed to provide customers with a wide variety of bandwidth speeds, ranging from a data transmission rate of 2 megabits per second to a data transmission rate of 2.5 gigabits per second. Access to our network allows our customers to rapidly enter the markets they are targeting while benefiting from its low unit cost.

     We tailor our services to meet the diverse requirements of various customer segments which require two classes of outsourcing levels:

     - Our unprotected ring service provides diversely routed paths on which customers deploy their own termination equipment and perform their own protection schemes. These customers tend to be medium to large carriers and operators that prefer to have control over the physical configuration of their networks. Through its own termination equipment, and using our network capacity, the customer has full control of its different traffic flows. This gives the customer the opportunity to optimize its usage of the available ring bandwidth based on the volume requirements of its individual applications.

     - Our protected services provide domestic and international self-healing point-to-point links managed end-to-end by us. As a result, the customer avoids having to provide for the redundancy of its traffic. We offer customers service level agreements with service guarantees appropriate for mission-critical applications. These guarantees cover on-time service delivery and service availability.

     Depending on the customer's bandwidth and application requirements, these two classes of bandwidth services run on two underlying technologies: either synchronous digital hierarchy technology over dense wavelength division multiplexing (for speeds ranging from 2 megabits per second to 155 megabits per second) or directly on dense wavelength division multiplexing (for speeds ranging from 155 megabits per second to 2.5 gigabits per second, which is expected to be upgraded to 10 gigabits per second in 2000).

     Internet Protocol Transit Services. The current and future growth of the Internet has a significant impact on the carrier business. In addition to increasing the amount of data that is being transported across borders, the Internet influences the transport technologies, the traffic patterns and the segments that require carrier-like services.

     Through our GTS Ebone brand name, we offer to Internet service providers, value added network service providers, multimedia application providers and Web-hosting companies a carrier-grade Internet access service. Ebone Global Carrier Services provides general purpose, congestion free access to the worldwide Internet and Ebone Europe Carrier Services provides low delay, high performance access to the European domain of the worldwide Internet.

     In addition, we are using optical Internet protocol technology to offer in Europe real-time Internet protocol performance that is needed by Internet protocol operators and by voice, fax and video over Internet protocol providers. GTS Ebone Europe Services is the first of a series of future services to fully benefit from the performance offered by optical Internet technology.

     Wholesale Services. We offer competitively priced international switching and transit services, primarily to the "wholesale" international gateway and carrier-to-carrier portion of the international calling market, such as public telecommunications companies, new operators, global alliances and regional telephone companies, providers and second carriers or resellers. Resales of wholesale traffic will enable us to benefit from greater purchasing power and higher network utilization. Our wholesale services include the provision of international call termination in three main areas:

     - Off-net (third party carriers' carrier traffic)

     - On-net (third party carriers' carrier traffic terminating on our network)

     - Mobile (termination of fixed-to-mobile and mobile-to-fixed traffic)

     Although we have contracts with our wholesale customers, these contracts generally do not include minimum usage levels and our wholesale customers generally maintain relationships with a number of telecommunications providers. In several cases, we will also purchase minutes from our wholesale customers as suppliers for termination of our off-network calls. We believe that success in the wholesale business is predicated on high network quality at a low cost base. As we continue to increase the capacity of our fiber optic network, we anticipate that the decrease in our cost base will enable us to price these services more competitively and therefore increase the volume of these services.

  Sales and Marketing

     Voice, Data and Internet Services

     Managing directors in each country are responsible for sales and marketing activities in that country, local business origination, local regulatory compliance and licensing requirements, and the relationship with the local telecommunications companies. The marketing organization in each country is responsible for executing market initiatives, driving product development, market research and analysis, and promotion and advertising.

     Direct sales constitute our principal sales method in the majority of our countries of operation. We support our direct sales effort by telemarketing and telesales, and complement it to a lesser extent by independent sales intermediaries and resellers. In certain markets we market some of our services principally through sales agents. In addition, because we are increasingly focusing on specific industry groups, such as financial institutions, hotels, travel service organizations and transport companies, we have assigned specialists to particular industries. We also have been providing intensive training to enable our sales force to aggressively market e-business services.

     The sales operation in each European country for our voice, data and e-business services is responsible for originating and managing business in its respective local market, and is staffed with employees who understand our philosophy, services and systems and local languages and telecommunications business practices.

     Broadband Services

     The term of a typical customer agreement for our broadband services currently ranges from one to ten years. Throughout 1999, a number of existing customers have converted from short- to long-term contracts, including 10-year contracts in which revenues are recognized ratably over the life of the contract. This trend has continued in 2000. In addition, we offer ten year leases which require an up-front payment and produce recurring operation and maintenance charges. Our customer agrees to purchase, and we agree to provide, transmission services. In general our customer agrees to pay certain nonrecurring charges up-front and recurring charges on an annual basis, payable in twelve monthly installments. If a customer terminates a service order prior to the end of the contract term, the customer is generally required to pay us a cancellation charge equal to three months of service for each of the twelve months remaining in the contract term. We typically guarantee transmission services to a specified service level. If such levels are not met or we fail to deliver service by the committed delivery date, the customer is eligible for a credit against charges otherwise payable in respect of the relevant link. Our low cost basis is due to, among other things, our network's use of advanced fiber optic cable and electronic equipment permitting high capacity transmission over longer distances between regeneration/amplifier facilities than legacy networks.

PRODUCT DEVELOPMENT

     We seek to develop a wide range of premium quality and innovative value-added services that both meet our customers' current demands and anticipate their future requirements. Our strategy is to develop services that will allow us to further penetrate our existing customer base and to attract new customers with sophisticated international communications and e-business requirements and to capitalize on the combined strength of our pan-European broadband fiber optic network and sales and distribution channels.

     We analyze the market by industry and customer size to address individual customer needs both now and in the future. We develop our services to provide a balanced portfolio that can address the needs of all of our target customers, and, accordingly, our services range from standard telephony services to very high bandwidth solutions for medium, large and multi-national corporations. Additionally, our country managers tailor products to meet the needs of the local customer base.

     We focus on developing services in the fastest-growing segments of the business telecommunications market, such as enhanced voice and data services, corporate network services, Web- and application-hosting and e-business services. Our development efforts will rely on both internal initiatives as well as partnerships with third parties. The partnerships may take the form of joint development, joint marketing and/or reselling agreements. We have already entered into such agreements with leading providers of business-to-business Internet messaging solutions for businesses, Internet service providers and hosting companies. As a way to speed our entry into Web-based services, we are currently exploring several partnerships of the same type with international leaders in their respective fields.

OUR NETWORK INFRASTRUCTURE

  Overview

     Our network infrastructure consists of our pan-European network, our City Enterprise Networks, our interest in the FLAG Atlantic-1 transatlantic fiber optic cable project, our data-and Web-hosting centers and our operations system and support functions. In Europe, as of June 30, 2000, our network has 58 carrier points of presence in 38 cities, 35 Internet protocol nodes in 24 cities and 42 switches in 34 cities. Our fiber optic network spans approximately 17,500 kilometers and 14 countries. In addition, six intra-city fiber networks are currently operational.

  Network Design

     The design of our pan-European network is based on a layered architecture which separates the physical layer, the optical layer, the transmission layer, the switched layer and the data (Internet protocol) layer of our network with standard interfaces and protocols in order to optimize design and operation and provide flexibility for introducing new technologies, new applications and new services.

     Physical Layer. The physical layer of our pan-European fiber optic network is based on a mesh of dark fiber routes interconnecting cities on our network via at least two or three physically diverse paths for maximum resilience against fiber or facilities failures.

     Optical Layer. The optical layer of our pan-European fiber optic network represents the core of our network and is based on dense wavelength division multiplexing. This layer supports the provision of optical services directly to customers at 2.5 gigabits per second and provides for the operation of multiple synchronous digital hierarchy and/or Internet protocol systems to run concurrently on a single fiber pair in a highly cost efficient manner. The optical layer of our network is based on Ciena 40 wavelength systems with a capacity of 100 gigabits per second on a fiber pair using dense wavelength division multiplexing technology. Dense wavelength division multiplexing, or DWDM, is a technology that allows transmission of multiple waves of light over a single fiber optic strand, thereby increasing network capacity. By using current dense wavelength division multiplexing technology, we are able to derive up to 40 wavelengths per fiber optic pair, each wavelength with a capacity of 2.5 gigabits per second, for a total capacity of 100 gigabits per second over a single fiber optic pair. We are implementing on our core network routes, and dependent upon traffic demand, a new generation of wavelength division multiplexing systems scalable up to a minimum of 960 gigabits per second.

     Transmission Layer. We are using synchronous digital hierarchy (SDH) time division multiplexing equipment to consolidate, groom and add or drop low and high order traffic coming from our various network components and to support the provision of synchronous digital hierarchy leased line services to customers at data transmission rates ranging from 2 megabits per second to 155 megabits per second. The synchronous digital hierarchy layer of our pan-European fiber optic network runs via dense wavelength division multiplexing channels in our network with a multilayered architecture consisting of multiple synchronous digital hierarchy rings optimized for different traffic characteristics.

     Services using synchronous digital hierarchy technology may include local access capacity between our network point of presence and the customer's point of presence, depending on customer requirements. Services using dense wavelength division multiplexing technology are delivered on a standard basis at our point of presence. On a special project basis and shortly through our City Enterprise Network, dense wavelength division multiplexing services may be expanded to the customer's point of presence.

     Internet Protocol Layer. Backbone links interconnect core pan-European fiber optic network nodes at data transmission rates of 2.5 gigabits per second, providing high quality, seamless Internet protocol connections throughout Europe. Core network routers are deployed in a redundant configuration to ensure maximum reliability. Since we design and operate directly both the optical network layer and the Internet protocol layer, a further optimization of the resulting network architecture is achieved. The Internet application implemented on top of the gigabit Internet protocol platform places us among the prominent Tier 1 Internet service providers in Europe, with direct connections to the other major European Internet backbone providers. For a direct interconnection with major U.S. Internet backbones, two network nodes are deployed in the United States, with high speed connections to the European gigabit backbone. The high performance core Internet protocol network is designed to support a flexible introduction of Internet protocol based value added services at the edge of our network.

     Network Management. We control our pan-European fiber optic network through our main network operations center, located in Brussels. The network operations center can pinpoint potential service problems and can deal with service rerouting, if required, much more effectively than in networks controlled by multiple operators in different countries. Our advanced operational support systems also allow us to manage the large number of network components and local repair organizations required in an extensive international network of this size, as well as for advanced customer care in managing customer operational activities. Our backup paths and management components enable us to recover from individual failures at the optical, synchronous digital hierarchy and Internet protocol layers. Our resilient approach provides for a high level of network performance and reliability. As a result, we are able to enter into strong performance commitments with our customers, and services on most routes of our network have performed at or above 99.9% availability.

     We own substantially all of our network equipment as well as some segments of the fiber optic cable. A substantial part of the fiber is leased on a long-term basis. Long-term leases for fiber are advantageous to us because they reduce the burden of building large quantities of capacity before they can be used. When we lease dark fiber, the infrastructure provider will generally be responsible for maintaining the fiber optic cable. We have entered into agreements with equipment vendors, infrastructure providers and other third parties to supply and/or maintain the equipment for the network.

     Switched Layer. The switched layer of the network consists of 42 voice switches in 34 different cities. We currently have interconnect agreements in eleven countries in Western Europe. We continually evaluate developments in switching technology and products offered by other companies, and will add different platforms which are complementary and beneficial to our service network. We maintain our switches with up-to-date software and ensure their compatibility with the large number of signaling systems in use in the European and United States markets. Using least-cost routing technologies, each switch is programmed to select the most cost-efficient route or carrier for the required destination. We also employ dynamic compression equipment to improve utilization of our most costly transmission lines.

  Network Capacity

     Our pan-European fiber optic network includes Ciena 40 dense wavelength division multiplexing systems on a substantial majority of our routes. We expect that all our routes will be dense wavelength division multiplexing based with a data transmission rate of at least 100 gigabits per second per fiber pair. This 100 gigabits per second allows for synchronous digital hierarchy and Internet protocol systems of 2.5 gigabits per second to be installed only when required, thus providing for efficient management of capital investment.

     We will deploy on our core pan-European fiber optic network routes, and dependent upon traffic demand, per core route a new generation of wavelength division multiplexing systems scalable up to a minimum of 960 gigabits per second. These systems will be able to handle wavelengths at 2.5 and 10 gigabits per second allowing us to increase the amount of bandwidth carried per fiber pair as well as to reduce interface prices in both wavelength division multiplexing and client layer equipment. We plan to extend capacity in the core portion of our network by developing an additional ring connecting London, Paris, Amsterdam, Frankfurt, Dusseldorf and Brussels with cable duct accommodating up to 144 fibers. We may develop this additional ring through capacity swaps with other telecommunications providers. We also plan to install transmission equipment on a second, currently installed fiber pair on a number of routes in our network to expand the transmission capacity of those routes.

  Network Agreements

     We have entered into agreements and letters of intent with various infrastructure providers for construction and/or leasing of dark fiber for portions of our pan-European fiber optic network. Our agreements for leases of portions of our pan-European fiber optic network typically require the infrastructure provider to provide a certain number of pairs of dark fiber and in some cases facilities along the network route commencing on dates we provide. The term of a lease agreement generally ranges from 10 to 18 years. An agreement typically contains optical specification standards for the fiber and methods of testing. We are allowed to use the cable for the transmission of messages and other purposes, including increasing capacity. The infrastructure provider is responsible for maintenance of the cable facilities. The infrastructure provider may also provide space for the location of our equipment and related maintenance. The agreements typically provide for termination by the parties only for material breach, but allow the breaching party 90 days to cure the breach. The agreements typically contain a transition period after termination of the agreement to allow us to continue to serve our customers until we can reach agreement with an alternative infrastructure provider. In certain areas of our network where it is not possible to lease dark fiber (which we do not expect to exceed more than 10 percent of our network), we have signed agreements or letters of intent for the right to use managed bandwidth. The terms of these agreements typically range from 10 to 25 years.

     We are also deploying our pan-European fiber optic network along the rights-of-way of a variety of alternative sources, including railways, motorways, waterways, pipelines and utilities. We constantly evaluate multiple alternative infrastructure suppliers in order to maximize our flexibility. Many portions of our pan-European fiber optic network utilize long term rights-of-way agreements with landowners.

  City Enterprise Networks

     We currently operate six City Enterprise Networks in Paris, Budapest, Prague, Berlin, Geneva and Stockholm. We expect to deploy intracity fiber networks deployed in the following seven additional cities: Frankfurt, London, Madrid, Amsterdam, Milan, Zurich and Vienna. We are also evaluating construction of City Enterprise Networks in additional cities.

     Each City Enterprise Network will be designed to connect, within a city, its major telecommunications transmission centers, including points of presence on our pan-European fiber optic network, our other points of presence in such city, telehouses, Internet exchange points and, where economically feasible, our existing customers' points of presence in that city.

     Relying on our own local infrastructure in key cities through our City Enterprise Networks will allow us to reduce operating expenses (by avoiding or reducing our payments to local access providers) and to enhance the robustness of our network (through end-to-end network management and compatibility of the City Enterprise Networks with our existing network). Such fully integrated networks of intracity and intercity connectivity will, we believe, appeal to our customers in need of managed bandwidth services. We also plan to introduce wavelength services, also known as optical subnetworks, during the buildout of our City Enterprise Networks. In addition, we plan to add fiber "subrings" to the core of our City Enterprise Networks to extend our geographic reach. We will also connect our data and Web-hosting centers to the initial core rings. By offering co-location and data and Web-hosting capabilities as a bundled service with our broadband network capabilities, we intend to attract Web-centric and media-centric companies to our network without procuring expensive services from local access providers.

     Each City Enterprise Network will, subject to regulatory constraints and market conditions, consist of up to 144 fiber pairs in underground ducts that we will buy, lease or lay. We believe this high number of fiber pairs is justified by the economies of the short distance environment of city centers and the higher numbers of connection points to link customers to the network. We also expect to install dense wavelength division multiplexing equipment to enhance the efficiency of the City Enterprise Networks. Our intracity network rings in Western Europe will eventually connect customers at data transmission rates of up to 2.5 gigabits per second.

  The Transatlantic Expansion of our Fiber Optic Network

     We currently provide connectivity from Europe to the United States through capacity leased from third parties. In January 1999, through a subsidiary, we entered into an agreement with FLAG Telecom to establish a 50/50 joint venture to build and operate the world's first transatlantic dual cable system designed to carry voice, high speed data and video traffic at data transmission rates of up to 2.4 terabits per second. The joint venture has announced that this high capacity fiber optic link between Europe and the United States, which is called FLAG Atlantic-1, is expected to begin offering unprotected services in the first quarter of 2001 and fully protected services in the second quarter of 2001. The joint venture plans to offer a direct link between the New York City area, London and Paris. We may determine to sell our interest in this joint venture, but would not expect such a sale would adversely affect our contracted capacity on FLAG-Atlantic-1.

     On October 13, 1999, we announced that we had committed to purchase one dedicated fiber pair on FLAG Atlantic-1. By owning this fiber pair, we will acquire capacity of 70 gigabits per second upgradeable to a maximum capacity of 400 gigabits per second of fully protected capacity (or 800 gigabits per second of unprotected capacity) from the New York City area directly to our network in Europe. This supply of capacity will allow us to accommodate the growing volume of transatlantic traffic at a competitive low cost base. We expect to commence service on our fiber pair at the same time that FLAG Atlantic-1 begins offering services. Finally, we have identified the need to be able to offer services beyond the New York City area, our current point of presence in the United States. We therefore expect to lease substantial network capacity connecting several key U.S. markets.

  Data- and Web-Hosting Centers

     Our strategy is to expand our Internet services portfolio by deploying data and Web-hosting centers on our network near key public Internet exchange points. This will establish the necessary facilities to undertake data and Web-hosting services and facilitate the provision of e-business solutions. These centers will allow us to meet the end-to-end needs of the providers of Web and media-centric content and applications who are leading the rapid growth of the Internet and multimedia related segments of our target markets in Europe. Thus, in addition to carrying these customers' international traffic on our network, we will be able to host and distribute their applications, support their e-business activities and provide peering arrangements.

     As of June 30, 2000, we had established data and Web-hosting capability in London, Frankfurt, Paris and Amsterdam. We intend to construct, or arrange for capacity at, up to nine additional data and Web-hosting centers by year end 2001. These facilities will be specifically designed to offer high speed access to our network and provide co-location, dedicated and shared data- and Web-hosting services. We are constructing, and had planned to open, a Web-hosting center and accompanying network operation center in Northern Virginia during the fourth quarter of 2000. We expect to dispose of this center as part of our plan to migrate certain functions based in the U.S. to Europe.

     We will offer high performance distribution of bandwidth-intensive multimedia applications and regional content through our extensive peering arrangements. Our networked data- and Web-hosting centers are a key component of the infrastructure required to serve the future needs of our customer segments. Additional benefits of the data and Web-hosting centers include:

     - Providing Internet service providers with telehousing and managed services for their Internet protocol routers and servers;

     - Providing a NT or UNIX based server, allowing Internet service providers and Web-centric companies to take full advantage of our expertise in traffic and server management; and

     - Providing shared server management, offering an entry solution to emerging Internet service providers and Web-centric companies at a reasonable cost.

     Increasing Internet demand is driving Internet service providers to co-locate their servers and Internet protocol routers closer to their customers, thereby improving their network reach and performance. Data-and Web-hosting centers directly connecting Web servers to an Internet protocol backbone remove the bottlenecks associated with traditional hosting facilities. In addition, increasing demand for Web content is driving Web-centric companies to locate servers at those facilities to ensure superior Internet connectivity. Our data- and Web-hosting centers will offer seamless and scalable Internet connectivity for emerging Internet service providers and Web-centric companies, offering a direct connection to our pan-European seamless network at bandwidths of initially 2.5 gigabits per second, with upgrades up to 10 gigabits per second. We believe that offering data- and Web-hosting services will provide opportunities to cross-sell services on our fiber optic network, thereby improving customer retention and enabling us to address new target segments.

  Operations, Systems and Support

     Our operations, systems and support functions consist of two main areas: customer care and billing and network operating services and systems. In performing our operations functions, we work with particular companies and sub-contractors that we believe are committed to maintaining our industry-leading service offerings.

     We seek to provide premium customer care throughout our business. Our customer care and billing system provides us with extensive customer information which is critical to customer retention and account growth.

     We have integrated the various legacy operating and support systems which we have inherited through our recent acquisitions in order to form a single, uniform, centralized billing platform that will enable us to execute our business plan.

OUR OPERATIONS IN RUSSIA AND OTHER COUNTRIES OF THE CIS -- GOLDEN TELECOM

     Through our majority owned subsidiary, Golden Telecom, Inc., we provide telecommunications services to business customers and telecommunications operators in Moscow, Kiev, St. Petersburg and other major population centers throughout Russia and other countries of the CIS. The services that Golden Telecom provides include international long distance services, domestic long distance services, cellular services, high speed data transmission, Internet access and local access services. Dedicated and leased capacity supplements our own infrastructure, allowing us to bypass the severely congested and poorly maintained local, domestic and long distance circuits of the Russian and Ukrainian carriers.

     Golden Telecom seeks to integrate and co-market the service offerings of its subsidiaries, utilizing TeleRoss as the long distance and local access provider as well as the data communications and Internet access network for business applications and on-line services, Sovintel as the international gateway, and Golden Telecom's Mobile Services for additional local access. This integrated marketing approach enables Golden Telecom to provide comprehensive telecommunications solutions to multinational corporations operating throughout Russia and other independent countries of the CIS.

     On October 2, 2000, Golden Telecom announced that it had reached an agreement to acquire 18 percent of MCT Corp. in exchange for all the shares in Vostok Mobile B.V., a wholly owned subsidiary which owns all of Golden Telecom's interests in its Russian cellular operations.

COMPETITION

     The ongoing liberalization of the European telecommunications market has coincided with technological innovation to create an increasingly competitive market, characterized by still dominant incumbent telecommunications operators which own and operate fully built networks and infrastructure, as well as an increasing number of new market entrants.

     The markets for managed bandwidth services, local and long distance telecommunications services, Internet connectivity and related services are extremely competitive. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of these markets, particularly the e-business services market, has attracted many new start-ups as well as established businesses from different industries. We compete primarily on the basis of the pan-European coverage of our network, the range and quality of services offered, customer service and price. Competitors may force us to lower our prices or modify our service offerings to remain competitive.

     In each of our current markets where we provide voice, data and Internet services, we compete primarily with the national public telecommunications providers. Other competitors of Business Services include private multinational consortia as well as microwave and satellite carriers, mobile wireless telecommunications providers, cable television companies, utilities and competing local telecommunications providers and other medium-sized carriers and resellers in Europe. Some of our competitors have established their own switch sites and operate their own networks. Competitors in this segment include MCI WorldCom, COLT, Viatel and RSL, which compete in multiple countries, and country-specific competitors such as Energis (UK), Arcor (Germany), Telfort (The Netherlands), Retevision (Spain), Infostrada (Italy) and Cegetel (France). These providers are generally more entrepreneurial than the public telecommunications operators and other dominant providers and sometimes bring experience from more mature markets. Like us, these providers often target small, medium and large-sized business customers or other market niches. As we roll-out our suite of services supporting e-business activities of potential customers, we also expect to enlarge the number of competitors we will be facing. These will include a number of international companies as well as country-specific competitors.

     For our broadband customers, we compete with various telecommunications companies, including MCI WorldCom, Inc., Viatel, Inc., KPN Qwest B.V., COLT Telecom Group plc, Level 3 Communications, Inc., Carrier1 International S.A., Deutsche Telekom AG, France Telecom S.A., Global Crossing Ltd. and British Telecommunications plc. Some of these entities have announced plans to construct, have begun to construct or are operating high bandwidth fiber optic networks across various European countries and in several European metropolitan markets and in some cases, provide transatlantic connectivity, in competition with our network and our planned City Enterprise Networks.

                          DESCRIPTION OF CAPITAL STOCK

     As of June 30, 2000, our authorized capital stock consists of 540,000,000 shares of common stock, par value $0.10 per share, of which approximately 198,803,089 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 100,000 were issued and outstanding as 7 1/4% cumulative convertible preferred stock. For a discussion of the risks associated with these additional issuances of stock, see "Risk Factors -- Substantial resales of our common stock may depress our stock price and dilute stockholders' ownership interest following conversion of your debentures."

     The following summary of the rights, privileges, restrictions and conditions of each of the classes of shares we issue does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Certificate of Incorporation and By-laws, and to the applicable provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL.

OUR COMMON STOCK

     Holders of common stock are entitled to one vote for one share held of record on all matters upon which shareholders have the right to vote. There are no cumulative voting rights. All issued and outstanding shares of common stock are, and the offered shares, when issued and paid for, will be, validly issued, fully paid and non-assessable. Holders of common stock are entitled to all dividends that are declared from time to time by the board of directors out of funds legally available for that purpose. For more information, we refer you to "Dividend Policy." Upon dissolution, holders of common stock are entitled to share pro rata in our assets remaining after payment in full of all of our liabilities and obligations, including payment of the liquidation preference, if any, of any preferred stock then outstanding.

OUR PREFERRED STOCK

     The board of directors may authorize the issuance of one or more series of preferred stock having rights, including voting, conversion and redemption rights, and preferences, including dividend and liquidation preferences, that our board of directors may determine, without further action by our stockholders.

     The issuance of preferred stock by the board of directors could adversely affect the rights of the holders common stock. For example, the issuance of preferred stock could result in a series of securities outstanding that would have preferences over the common stock with respect to dividends and in liquidation and that could, upon conversion or otherwise, have all the rights appurtenant to the common stock. As of June 30, 2000, we have authorized 200,000 shares of Series A junior participating preferred stock, par value $.0001 per share. Other than our convertible preferred stock, no other series of preferred stock has been issued. There are no issued and outstanding shares of Series A preferred stock and no Series A preferred stock is being offered by this prospectus. A right to purchase shares of Series A preferred stock, however, is attached to each share of common stock. We have authorized 200,000 shares of Series A preferred stock initially for issuance upon exercise of those rights.

     The units of Series A preferred stock that may be acquired upon exercise of the rights will be nonredeemable and subordinate to any other shares of preferred stock that we may issue. Each unit of Series A preferred stock will have a minimum preferential quarterly dividend of $.01 per unit or any higher per share dividend declared on the common stock. In the event of liquidation, the holder of a unit of Series A preferred stock will receive a preferred liquidation payment equal to the greater of $.01 per unit and the per share amount paid in respect of a share of common stock.

     Each unit of Series A preferred stock will have one vote, voting together with the common stock. The holders of units of Series A preferred stock, voting as a separate class, shall be entitled to elect two directors if dividends on the Series A preferred stock are in arrears for six fiscal quarters.

     In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each unit of Series A preferred stock will be entitled to receive the per share amount paid in respect of each share of common stock. The rights of holders of the Series A preferred stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions. Because of the nature of the Series A preferred stock's dividend, liquidation and voting rights, the economic value of one unit of Series A preferred stock that may be acquired upon the exercise of each right is expected to approximate the economic value of one share of common stock.

SECTION 145 OF DGCL AND CERTAIN CHARTER PROVISIONS

     Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation). A corporation may indemnify that person if he or she is or was a director, officer, employee or agent of the corporation. A corporation may also indemnify that person if he or she is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. That person may recover the following from the corporation:

     - expenses (including attorneys' fees);

     - judgments;

     - fines; and

     - amounts paid in settlement actually and reasonably incurred by him or her in connection with any action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 145 further provides that a corporation similarly may indemnify any person serving in any capacity described above who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor. This person may recover expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which this person shall have been adjudged to be liable but in view of all the circumstances of the case, this person is fairly and reasonably entitled to indemnity for the expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

     - for any breach of the director's duty of loyalty to the corporation or its stockholders,

     - for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law,

     - under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption), or

     - for any transaction from which the director derived an improper personal benefit.

     Our Certificate of Incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director provided, however, that such exculpation from liabilities is not permitted with respect to liability arising from items described in the preceding paragraph. Our Certificate of Incorporation and our By-laws further provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL.

     Our directors and officers are covered under directors' and officers' liability insurance policies that we maintain.

CERTAIN CHARTER AND BY-LAW PROVISIONS

     Shareholders' rights and related matters are governed by the DGCL, the Certificate of Incorporation and By-laws. Provisions of the Certificate of Incorporation and the By-laws, which are summarized below, may discourage or make more difficult a takeover attempt that a shareholder might consider in its best interest, although certain of such provisions in the By-laws are subject to final approval by our board of directors. Such provisions may also adversely affect prevailing market prices for the common stock which is discussed in the section "Risk Factors -- We have anti-takeover provisions that could delay or prevent a change in control, even if it would benefit shareholders."

     Classified Board of Directors and Related Provisions. Our Certificate of Incorporation provides that our board of directors be divided into three classes of directors serving staggered three-year terms. The classes of directors (designated class I, class II and class III) shall be, as nearly as possible, equal in number. Accordingly, one-third of our board of directors will be elected each year.

     - The terms of the initial class I directors terminated at the 1998 annual meeting of stockholders and those directors were re-elected to a three-year term terminating on the date of the 2001 annual meeting of stockholders.

     - The term of the initial class II directors terminated at the 1999 annual meeting of stockholders and those directors were re-elected to a three-year term terminating on the date of the 2002 annual meeting of stockholders.

     - The term of the initial class III directors terminated at the 2000 annual meeting of stockholders and those directors were re-elected to a three-year term terminating on the date of the 2003 annual meeting of stockholders.

     At each annual meeting of stockholders beginning in 1998, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. The classified board provision may prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of the board of directors until the second annual shareholders meeting following the date that party obtains the controlling interest.

     Subject to the rights of the holders of any series of preferred stock or any other class of our capital stock (other than common stock) then outstanding, directors may only be removed for cause by a majority vote of our holders of capital stock issued and outstanding and entitled to vote generally in the election of directors, voting together as a single class.

     No Shareholder Action by Written Consent; Special Meetings. Our Certificate of Incorporation prohibits shareholders from taking action by written consent in lieu of an annual or special meeting, and thus shareholders may take action at an annual or special meeting called in accordance with our By-laws. Our Certificate of Incorporation and By-laws provide that special meetings of shareholders may only be called only by the Chairman of the board of directors, the Chief Executive Officer or a majority of the board of directors. Special meetings may not be called by the shareholders, except as permitted by the shareholder rights By-law described below.

     Amendments to the Certificate of Incorporation. The provisions of the Certificate of Incorporation described above may not be amended, altered, changed or repealed without the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW AND CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION

     Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder." An interested stockholder is defined as a person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder.

     Section 203 further provides that under certain circumstances, business combinations are allowed, such as when:

     - the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder,

     - the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder, or

     - the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     In addition, our Certificate of Incorporation grants the board of directors the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the rights, voting powers, dividend rate, conversion rights, redemption price, liquidation preference and other terms of the issued preferred stock without any further vote or action by the stockholders. The provisions of Section 203 of the DGCL described above and our Certificate of Incorporation, and any issuance of preferred stock with voting or conversion rights, may adversely affect your voting power and may have the effect of delaying or preventing a change of control of GTS or adversely affect the market price of our common stock.

SHAREHOLDER RIGHTS AGREEMENT AND SHAREHOLDER RIGHTS BY-LAW

  Shareholder Rights Plan

     We have entered into a rights agreement. In connection with the rights agreement, our board of directors declared a distribution of one right for each outstanding share of common stock, each share of common stock offered by this prospectus and each share of our common stock issued (including shares distributed from treasury) thereafter and prior to a distribution date. Each right will entitle the registered holder, subject to the terms of the rights agreement, to purchase from us one one-thousandth of a share or a unit of Series A preferred stock at a purchase price of $75 per unit, subject to adjustment.

     Initially, the rights will attach to all certificates representing shares of outstanding common stock, and no separate rights certificates will be distributed. The rights will separate from the common stock and the distribution date will occur upon the earlier of:

     - 10 days following a public announcement that a person or group of affiliated or associated persons (other than us, any of our subsidiaries or any of our employee benefit plans or such subsidiary) has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of common stock, and

     - 10 business days (or such later date determined by action of the board of directors prior to such time as any person makes such announcement) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the then outstanding shares of common stock.

The Soros associates and Alan B. Slifka and his affiliates are excluded from being an acquiring person described above under the rights agreement unless they increase the aggregate percentage of their ownership interest in us to 20%.

     Until a distribution date:

     - the rights will be evidenced by common stock certificates and will be transferred with and only with such common stock certificates,

     - new common stock certificates issued after date of consummation of the offerings in July 1998 (also including shares distributed from treasury) will contain a notation incorporating the rights agreement by reference, and

     - the surrender for transfer of any certificates representing outstanding common stock will also constitute the transfer of the rights associated with the common stock represented by those certificates.

     The rights will not be exercisable until a distribution date and will expire at the close of business on the tenth anniversary of the rights agreement unless we redeem them earlier.

     In the event that:

     - we are the surviving corporation in a merger with an acquiring person described above and shares of common stock shall remain outstanding,

     - a person becomes an acquiring person,

     - an acquiring person engages in one or more "self-dealing" transactions as set forth in the rights agreement, or

     - during such time as there is an acquiring person, an event occurs which results in that person's ownership interest being increased by more than 1% (e.g., by means of a recapitalization),

then, in each such case, each holder of a right (other than such person) will thereafter have the right to receive, upon exercise, units of Series A preferred stock (or, in some circumstances, our common stock, cash, property or other securities) having a value equal to two times the exercise price of the right. The exercise price is the purchase price multiplied by the number of units of Series A preferred stock issuable upon exercise of a right prior to the events described in this paragraph.

     In the event that, at any time following a stock acquisition date:

     - we are acquired in a merger or other business combination transaction and we are not the surviving corporation (other than a merger described in the preceding paragraph),

     - any person consolidates or merges with us and all or part of our common stock is converted or exchanged for securities, cash or property of any other person, or

     - 50% or more of our assets or earning power is sold or transferred,

each holder of a right (other than an acquiring person) shall thereafter have the right to receive, upon exercise, common stock of the ultimate parent of such person having a value equal to two times the exercise price of the right.

     The purchase price payable, and the number of units of Series A preferred stock issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A preferred stock,

     - if holders of the Series A preferred stock are granted certain rights or warrants to subscribe for Series A preferred stock or convertible securities at less than the current market price of the Series A preferred stock, or

     - upon the distribution to the holder of the Series A preferred stock of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     At any time until ten business days following a stock acquisition date, either

     - 75% of our board of directors, or

     - a majority of our board of directors and a majority of the continuing directors,

may redeem the rights in whole, but not in part, at a nominal price. Immediately upon the action of a majority of our board of directors ordering the redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price. As used in the rights agreement, a continuing director means any person (other than a person attempting to acquire us or an affiliate or associate of such a person or a representative of such person or of any such affiliate or associate) who was a director prior to the date of the rights agreement and any person (other than an acquiring person or an affiliate or associate of an acquiring person or a representative of an acquiring person or of any such affiliate or associate) nominated for selection or elected to the board of directors pursuant to the approval of a majority of the continuing directors.

     At its option, either:

     - 75% of our board of directors, or

     - a majority of our board of directors and a majority of the continuing directors, may exchange each right for (1) one unit of Series A preferred stock or (2) such number of units of Series A preferred stock as will equal the spread between the market price of each unit to be issued and the purchase price of such unit set forth in the rights agreement.

     None of the provisions of the rights agreement may be amended without the approval of either:

     - 75% of our board of directors, or

     - a majority of our board of directors and a majority of the continuing directors, may exchange each right for (1) one unit of Series A preferred stock or (2) such number of units of Series A preferred stock as will equal the spread between the market price of each unit to be issued and the purchase price of such unit set forth in the rights agreement.

     Shareholder Rights By-Law. If a fully financed tender offer is made publicly to purchase all our outstanding shares of common stock for cash or marketable securities at a price that is at least 40 percent greater than the average closing price of such shares on the principal exchange on which those shares are listed during the 30 days prior to the date on which the offer is first published or sent to security holders and the board of directors opposes such offer, the holders of more than 50% of the outstanding shares of common stock may, at any time subsequent to the date that is nine calendar months after the date of an offer, call a special meeting of the stockholders, notwithstanding the provisions described in "-- Certain Charter and By-law Provisions -- No Shareholder Action by Written Consent; Special Meetings," at which meeting stockholders may be asked to vote upon a proposal to request that the board of directors amend the rights agreement to exempt such offer from the terms of the rights agreement; but, if prior to the expiration of the nine-month period, the board of directors determines that it is in the best interests of the shareholders to undertake efforts to sell us, that period shall be extended as long as the board of directors continues its efforts to solicit, evaluate and negotiate alternative bids to acquire us. If the proposal to amend the rights agreement is approved by a vote of 70% of the votes cast for or against such proposal at such meeting of stockholders at which a quorum is present, the board of directors shall amend the rights agreement to exempt such offer from its terms no later than 60 days after the date of such stockholders' meeting.

     "Marketable securities" means any securities that are traded on a nationally recognized exchange and, in the opinion of an independent investment bank, provide sufficient value and liquidity so that they would be treated as substantially equivalent to cash consideration.

                        DESCRIPTION OF DEPOSITARY SHARES

     Each depositary share represents 1/100 of a share of convertible preferred stock deposited under the deposit agreement dated as of April 23, 1999, among GTS, The Bank of New York as depositary, and all holders from time to time of depositary receipts issued under the deposit agreement. Subject to the terms of the deposit agreement, each owner of a depositary share is entitled, proportionately, to all the rights, preferences and privileges of the shares of convertible preferred stock represented by those depositary shares (including dividend, conversion, voting, and liquidation rights), and is subject to all of the limitations of the fractional shares of convertible preferred stock represented by those depositary shares, which are summarized above under "Description of Convertible Preferred Stock" or "Description of Capital Stock." The depositary shares are evidenced by depositary receipts.

     As more fully described below, the holders of the depositary shares

     - have the option to convert the convertible preferred stock represented by those depositary shares into our common stock,

     - are entitled to receive dividends, and

     - are entitled to vote in certain circumstances.

DTC will act as securities depositary for the depositary shares.

     The following summary of the terms and provisions of the deposit agreement, depositary shares and depositary receipts is not intended to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the deposit agreement, copies of the form of deposit agreement may be obtained from us or the depositary upon request.

ISSUANCE OF DEPOSITARY RECEIPTS AND WITHDRAWAL OF CONVERTIBLE PREFERRED STOCK

     Immediately following our issuance of the convertible preferred stock, we deposited the convertible preferred stock with the depositary, which then issued and delivered the depositary receipts to the initial purchasers. Depositary receipts will be issued evidencing only whole depositary shares.

     Upon surrender of depositary receipts at the corporate office of the depositary, the owner of the depositary shares evidenced on those shares is entitled to delivery, at that corporate office, of certificates evidencing the number of shares of convertible preferred stock (but only in whole shares) and any money and other property represented by those depositary receipts. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of whole shares of convertible preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

     We do not expect that there will be any public trading market for the convertible preferred stock except as represented by the depositary shares. In addition, we do not expect that there will be any public market initially for the depositary shares.

CONVERSION PROVISIONS

     As described under "Description of Convertible Preferred
Stock -- Conversion Rights," the convertible preferred stock may be converted, in whole or in part, into shares of our common stock at the option of the holders of the convertible preferred stock. The depositary shares may, at the option of holders of the depositary shares, be converted into shares of our common stock on the same terms and conditions as the convertible preferred stock, except that the number of shares of common stock received upon conversion of each depositary share will be equal to the number of shares of our common stock received upon conversion of each share of convertible preferred stock divided by 100.

     To effect that type of optional conversion, a holder of depositary shares must deliver depositary receipts evidencing the depositary shares to be converted, together with a written notice of conversion and a proper assignment of the depositary receipts to us, to any transfer agent for the depositary shares, or in blank (and, if applicable, payment of an amount equal to the dividend payable on those depositary shares), to the depositary or its agent.

     Each optional conversion of depositary shares will be deemed to have been taken place immediately prior to the close of business on the date on which the described requirements are satisfied. The conversion shall be at the conversion rate in effect at that time and on that date, adjusted to reflect the fact that 100 depositary shares are the equivalent of one share of convertible preferred stock.

     To the extent that depositary shares are converted into shares of our common stock and all of those shares of our common stock cannot be distributed to the record holders of depositary receipts without creating fractional interests in those shares, the depositary may, with our consent, sell those shares of common stock, and the net proceeds of any sale shall be distributed or made available for distribution to the record holders that would otherwise have received fractional interest in those shares of common stock.

PAYMENT AND CONVERSION

     All amounts payable in cash with respect to the depositary shares will be payable in United States dollars at our office or agency maintained for that purpose within the City of New York or, at our option, payment of dividends and additional dividends (if any) may be made by check mailed to the holders of the depositary shares at their addresses listed in the register of holders of the depositary shares maintained by the transfer agent, but we will make all cash payments with respect to depositary shares the holders of which have given wire transfer instructions to us by wire transfer of immediately available funds to the accounts specified by those holders.

     Any payment on the depositary shares due on any day that is not a business day need not be made on that day, but may be made on the succeeding business day with the same force and effect as if made on the due date.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other cash distributions received on the convertible preferred stock to the record holders of depositary shares in proportion, insofar as possible, to the number of depositary shares owned by those holders, subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary. If we pay all or any part of a dividend in our common stock, we must deliver to the depositary a sufficient number of shares that, upon resale by the depositary, will result in net cash proceeds to the depositary to make the quarterly dividend payments in cash to the holders of depositary shares.

     All shares of common stock received by the depositary from us or dividends on the convertible preferred stock will be promptly resold by the depositary on behalf of the holders of the depositary shares and the holders of the depositary shares will not receive any of those shares. If the proceeds from that resale do not result in a sufficient amount of cash to pay a dividend, we will promptly provide cash to the depositary in an amount equal to the difference between the amount of the dividend and the proceeds received from such resale.

     In the event of a distribution other than cash in respect of the convertible preferred stock, the depositary will distribute property received by it to the record holders of depositary shares in proportion, insofar as possible, to the number of depositary shares owned by that holder, subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary, unless the depositary determines that it is not feasible to make a distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

RECORD DATE

     Whenever:

     - any cash dividend or other cash distribution shall become payable or, instead, any common stock distributed, any other distribution shall be made, or any rights, preferences, or privileges shall be offered with respect to the convertible preferred stock, or

     - the depositary shall receive notice of any meeting at which holders of convertible preferred stock are entitled to vote or of which holders of convertible preferred stock are entitled to notice,

the depositary shall, in each instance, fix a record date (which shall be the same date as the record date for the convertible preferred stock) for the determination of the holders of depositary receipts (1) who shall be entitled to receive the dividend, distribution, rights, preferences, or privileges, or the net proceeds of the sale thereof or (2) who shall be entitled to give instructions for the exercise of voting rights at the meeting or to receive notice of the meeting.

VOTING OF CONVERTIBLE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of convertible preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of depositary shares. Each record holder of depositary shares on the record date (which will be the same date as the record date for the convertible preferred stock) will be entitled to instruct the depositary as to the exercise of voting rights pertaining to the number of shares of convertible preferred stock (or fraction thereof) represented by that holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of convertible preferred stock (or fractions thereof) represented by those depositary shares in accordance with those instructions, and we have agreed to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting the convertible preferred stock to the extent it does not receive specific written instructions from the holders of depositary shares representing that convertible preferred stock.

     Each depositary share shall entitle the holder to instruct the depositary to cast 1/100 of the vote of a share of convertible preferred stock on each matter submitted to a vote of our preferred stockholders.

AMENDMENT OF DEPOSIT AGREEMENT

     The form of depositary receipts and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless that amendment has been approved by the holders of at least 66 2/3% of the depositary shares then outstanding. Every holder of depositary receipts at the time any amendment of that type becomes effective shall be deemed to consent and agree to the amendment and to be bound by the deposit agreement.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements and the initial deposit of the convertible preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, any other charges expressly provided in the deposit agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY; TERMINATION OF THE DEPOSIT AGREEMENT

     The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. A successor depositary will be appointed by us within 45 days after delivery of the notice of resignation or removal.

     The deposit agreement may be terminated by us or by the depositary if:

     - there has been a final distribution in respect of the convertible preferred stock in connection with any liquidation, dissolution or winding up of GTS and such distribution has been distributed to the holders of depositary receipts, or

     - each share of convertible preferred stock shall have been converted into shares of our common stock.

BOOK-ENTRY-ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     DTC will continue to act as securities depository for the depositary shares. The information in this section concerning DTC and DTC's book-entry system is based upon information obtained from DTC. The depositary shares will be issued only as fully-registered depositary receipts registered in the name of Cede & Co. (as nominee for DTC). One or more fully-registered global depositary receipts will be issued, evidencing in the aggregate the total number of depositary shares, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to other indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a direct or indirect custodial relationship with a direct participant.

     Purchases of depositary shares within the DTC system must be made by or through direct participants, which will receive a credit for the depositary shares on DTC's records. The ownership interest of each actual purchaser of a depositary share, which shall be referred to as a beneficial owner, is in turn to be recorded on the direct or indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased depositary shares. Transfers of ownership interests in depositary shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

     DTC has no knowledge of the actual beneficial owners of the depositary shares; DTC's records reflect only the identity of the direct participants to whose accounts those depositary shares are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to those will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Dividend payments on the depositary shares will be made to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of that participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of dividends to DTC is our responsibility, disbursement of payments described above to direct participants is the responsibility of

DTC, and disbursement of those payments to the beneficial owners is the responsibility of direct and indirect participants.

     No depositary shares evidenced by global depositary receipts may be exchanged in whole or in part for depositary receipts registered, and no transfer of global depositary receipts in whole or in part may be registered, in the name of any person other than DTC or any nominee of DTC unless DTC has notified us that it is unwilling or unable to continue as depositary for such global depositary receipts. All depositary shares evidenced by one or more global depositary receipts will be registered in the names that DTC directs.

     The laws of some jurisdictions require that certain potential purchasers of depositary shares take physical delivery of the depositary shares they purchase in definitive form. These laws may impair the ability to transfer beneficial interests in depositary shares so long as the depositary shares are evidenced by global depositary receipts.

     As long as DTC, or its nominee, is the registered owner of the global depositary receipts, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global depositary receipts and all depositary shares for all purposes under the depositary shares. Except in the limited circumstances referred to above, owners of beneficial interests in global depositary shares will not be entitled to have the global depositary receipts evidencing their shares or their depositary shares registered in their names, will not receive or be entitled to receive physical delivery of depositary shares in exchange for the depositary receipts and will not be considered to be owners or holders of such global depositary receipts or any depositary shares for any purpose under the depositary shares.

MISCELLANEOUS

     The depositary will, with our approval, appoint a registrar for registration of the depositary receipts or depositary shares in accordance with any requirements of any applicable stock exchange on which the depositary receipts or the depositary shares are listed. The registrar will maintain books at the corporate office for the registration and registration of transfer of depositary receipts or at any other place that is approved by us and of which the holders of depositary receipts are given reasonable notice.

     We will deliver to the depositary and the depositary will forward to holders of depositary shares all notices and reports required by law, the rules of any national securities exchange on which the convertible preferred stock, the depositary shares or the depositary receipts are listed or are required by our amended certificate of incorporation or by-laws to be furnished by us to holders of the convertible preferred stock.

     Neither the depositary nor we will be liable if either is prevented by law or certain other circumstances beyond its control from or delayed in performing its obligations under the deposit agreement. Neither the depositary nor we assume any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than to use its best judgment and good faith in the performance of such duties as are specifically set forth in the deposit agreement. The depositary will not be obligated to appear in, prosecute or defend any legal proceeding in respect of any depositary shares or any shares of convertible preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on advice of counsel or accountants, or information provided by persons presenting shares of convertible preferred stock for deposit, holders of depositary shares or other persons believed to be authorized or competent and on documents believed to be genuine.

     The depositary will act as transfer agent and registrar for, and paying agent for the payment of dividends with respect to, the depositary shares.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The owners of the depositary shares will be treated for federal income tax purposes as if they were the owners of the shares of convertible preferred stock which they represent. Accordingly, the tax treatment for the owners of the depositary shares will be the same as the tax treatment for the owners of shares of convertible preferred stock described below. In addition, no gain or loss will be recognized on the withdrawal of shares of convertible preferred stock in exchange for depositary shares under the deposit agreement, an owner's tax basis in the withdrawn shares of convertible preferred stock will be the same as the tax basis in the depositary shares surrendered, and the owner's holding period of the withdrawn securities will include the period during which the owner held the surrendered depositary shares.

                   DESCRIPTION OF CONVERTIBLE PREFERRED STOCK

GENERAL

     The following is a summary of certain terms of the convertible preferred stock offered under this prospectus. The terms of the convertible preferred stock are contained in the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions which shall be referred to as the certificate of designations. This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, the certificate of designations, including the definitions contained in those certificates of certain terms used below. Copies of the certificate of designations will be made available as set forth under "Available Information."

     Under the certificate of designations, 100,000 shares of convertible preferred stock with a liquidation preference of $5,000 per share have been authorized for issuance. The convertible preferred stock is fully paid and nonassessable, and the holders have no preemptive rights in connection with those shares. Each depositary share represents 1/100 of a share of convertible preferred stock. We do not expect that there will be any trading market for the convertible preferred stock except as represented by the depositary shares.

     The convertible preferred stock:

     - ranks junior in right of payment to all of our existing and future debt obligations and to each senior class or series of our capital stock, and pari passu or senior to all of our other capital stock

     - has a liquidation preference of $5,000 per share ($50 per depositary share) plus accrued and unpaid dividends and additional dividends,

     - is convertible at the option of the holder into shares of our common stock at a rate of 144.92 shares of common stock per share of convertible preferred stock (1.4492 shares of common stock per depositary share) and is subject to restrictions as described below, and

     - is redeemable in whole or in part, at our option at any time on or after March 15, 2002 at the prices described below, plus accrued and unpaid dividends, if any, to the redemption date.

     The holders of convertible preferred stock (and the corresponding depositary shares):

     - will have no voting rights except as required by law and as specified in the certificate of designation unless the events described below happen, and

     - may require, upon a change of control event, us to repurchase all of a portion of his or her convertible preferred stock (and the corresponding depositary shares).

     There can be no assurance that any trading market for the depositary shares will develop. If any such market does develop, the liquidation preference of the convertible preferred stock per depositary share is not necessarily the price at which depositary shares will actually trade, and the depositary shares may trade at lower prices. The market price of the depositary shares can be expected to fluctuate with changes in the financial markets and economic conditions, the market price of our common stock, our financial condition and prospects and other factors that generally influence the market prices of securities. See "Risk Factors -- Absence of Public Market for Convertible Preferred Stock and Depositary Shares."

     The transfer agent for the convertible preferred stock is The Bank of New York unless and until we select a successor. The offices of the transfer agent are located in New York City at 101 Barclay Street, New York, New York 10286.

RANKING

     The convertible preferred stock will rank:

     - junior in right of payment to all of our existing and future debt obligations upon our liquidation, dissolution or winding up, including the 9 7/8% Senior Notes due 2005 and the 5 3/4% Convertible Senior Subordinated Debentures due 2010,

     - junior in right of payment to each class or series of our capital stock that has terms which expressly provide that the class or series of capital stock will rank senior to the convertible preferred stock as to dividends and upon our liquidation, dissolution or winding up, which shall be referred to as senior capital stock,

     - pari passu in right of payment with each class of capital stock or series of preferred stock, established by our board of directors that has terms which expressly provide that the class or series will rank on a parity with the convertible preferred stock as to dividend rights and upon our liquidation, winding up or dissolution, which shall be referred to as parity capital stock and

     - senior in right of payment to our common stock and any of our capital stock that expressly provides that it will be junior to the convertible preferred stock, which shall be referred to as junior capital stock.

     The certificate of designations provides that we may not, without the consent of the holders of at least 66 2/3% of the outstanding shares of convertible preferred stock, authorize, create (by way of reclassification or otherwise) or issue any senior capital stock or any obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of senior capital stock.

DIVIDENDS

     The holders of shares of the convertible preferred stock are entitled to receive cumulative preferential dividends, when, as and if dividends are declared by the board of directors out of our funds legally available for that purpose, from the issue date of the convertible preferred stock accruing at the rate of $3.625 per depositary share ($362.50 per share of convertible preferred stock) per annum, or $.90625 per depositary share ($90.625 per share of convertible preferred stock) per quarter, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year or, if any such date is not a business day, on the next succeeding business day (each of which shall be referred to as a dividend payment date), to the holders of record as of the next preceding March 1, June 1, September 1 and December 1 (each of which shall be referred to as a record date).

     Accrued but unpaid dividends, if any, may be paid on the dates determined by the board of directors. The cash necessary to pay dividends on the depositary shares will come from our dividend payments on the convertible preferred stock which, at our option, may be paid in cash, common stock or a combination of cash and common stock; but we will be obligated to make our dividend payments in cash if the common stock paid as a dividend would not, at the time the dividend payment is made, be freely transferable under the Securities Act.

     If we pay all or any part of a dividend in common stock, we must deliver to the depositary a sufficient number of shares of common stock that, upon resale by the depositary or its nominee, will result in net cash proceeds to allow the depositary to make the quarterly dividend payments in cash to the holders of the depositary shares. All shares of common stock received by the depositary from us as dividends on the convertible preferred stock will be promptly resold by the depositary or its nominee on behalf of the holders of the depositary shares and the holders of the depositary shares will not receive any shares.

     If the proceeds from the resale do not result in a sufficient amount of cash to pay a dividend, we will promptly provide cash to the depositary in an amount equal to the difference between the amount of the dividend and the proceeds received from the resale. Dividends payable on the convertible preferred stock (and the corresponding depositary shares) will be computed on the basis of a 360-day year of twelve 30-day months and will be deemed to accrue on a daily basis.

     The term "closing price" means on any day the reported last sale price on that day or in case no sale takes place on that day, the average of the reported closing bid and ask prices on the principal national securities exchange (which shall include the Nasdaq National Market) on which that stock is listed or admitted to trading (and if the common stock is listed or admitted to trading on more than one U.S. national or non-U.S. securities exchange, we shall determine, in our reasonable discretion, the principal securities exchange on which our common stock is listed or admitted to trading) or, if not listed or admitted to trading on any securities exchange, the average of the closing bid and ask prices as furnished by any independent registered broker-dealer firm, selected by us for that purpose, in each case adjusted for any stock split during the relevant period.

     Dividends on the convertible preferred stock (and the corresponding depositary shares) accrue whether or not we have earnings or profits, whether or not there are funds legally available for the payment of dividends and whether or not dividends are declared. Dividends accumulate to the extent they are not paid on the dividend payment date for the quarter to which they relate. Accumulated unpaid dividends accrue and cumulate dividends at the yearly rate contained on the cover page of this prospectus. The certificate of designations provides that we will take all actions required or permitted under Delaware law to permit the payment of dividends on the convertible preferred stock.

     No dividend whatsoever shall be declared or paid on, or any sum set apart for the payment of dividends on, any outstanding share of the convertible preferred stock (and the corresponding depositary shares) with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or declared and a sufficient sum set apart for the payment of that dividend upon, all outstanding shares of convertible preferred stock.

     Unless full cumulative dividends on all outstanding shares of convertible preferred stock due for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then:

     - no dividend (other than, in the case of junior capital stock, a dividend payable solely in shares of junior capital stock or options, warrants or rights to purchase junior capital stock) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of parity capital stock or junior capital stock,

     - no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of junior capital stock,

     - no shares of parity capital stock or junior capital stock or any warrants, rights, calls or options exercisable for or convertible into any parity capital stock or junior capital stock shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other parity capital stock or junior capital stock or a purchase, redemption or other acquisition from the proceeds of a substantially concurrent sale of parity capital stock or junior capital stock) by us or any of our subsidiaries, and

     - no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of parity capital stock or junior capital stock or any warrants, rights, calls or options exercisable for or convertible into any parity capital stock or junior capital stock by us or any of our subsidiaries.

Holders of the convertible preferred stock (and the corresponding depositary shares) will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any parity capital stock for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for that payment is set apart for that payment on the convertible preferred stock. If full dividends are not so paid, the convertible preferred stock will share dividends pro rata with the parity capital stock. Dividends on account of arrears and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on that date, not more than 45 days prior to the payment of the dividends, as may be fixed by our board of directors.

LIQUIDATION RIGHTS

     Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs and after payment in full of our outstanding debt obligations and the liquidation preference (and any accrued and unpaid dividends) on any senior capital stock, each holder of shares of the convertible preferred stock (and the corresponding depositary shares) will be entitled to payment out of our assets available for distribution of an amount equal to the liquidation preference per share of the convertible preferred stock (or per depositary share) held by that holder, plus accrued and unpaid dividends and additional dividends (if any) to the date fixed for that liquidation before any distribution is made on any junior capital stock, including, without limitation, our common stock. After payment in full of the liquidation preference and all accrued and unpaid dividends and additional dividends (if any), to which holders of convertible preferred stock (and the corresponding depositary shares) are entitled, those holders will not be entitled to any further participation in any distribution of our assets.

     However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or our assets nor our consolidation or merger with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of GTS, unless the sale, conveyance, exchange, transfer, consolidation or merger shall be in connection with our liquidation, dissolution or winding up.

     The certificate of designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the convertible preferred stock, although the liquidation preference will be substantially in excess of the par value of the shares of the convertible preferred stock.

VOTING RIGHTS

     Holders of record of shares of the convertible preferred stock (and the corresponding depositary shares) have no voting rights, except as required by law and as provided in the certificate of designations. The certificate of designations provides that upon the accumulation of accrued and unpaid dividends on the outstanding convertible preferred stock in an amount equal to six full quarterly dividends, whether or not consecutive (such an event and any event with a similar effect under the terms of any other series of preferred stock upon which like rights have been conferred, shall be referred to as a voting rights triggering event), the number of members of our board of directors will be immediately and automatically increased by two (unless previously increased under the terms of any other series of preferred stock upon which like rights have been conferred). Subsequently, the holders of a majority of the outstanding shares of convertible preferred stock, voting together as a class (pro rata, based on liquidation preference) with the holders of any other series of preferred stock upon which like rights have been conferred and are exercisable, will be entitled to elect two members to our board of directors. Voting rights arising as a result of a voting rights triggering event will continue until the time at which all dividends in arrears on the convertible preferred stock are paid in full. However, this right to elect directors will expire when the number of shares of convertible preferred stock outstanding is reduced to 10% or less of the shares issued under this prospectus.

     In addition, as provided above under "-- Ranking" we may not authorize, create (by way of reclassification or otherwise) or issue any senior capital stock, or any obligation or security convertible into or evidencing the right to purchase any senior capital stock, without the affirmative vote or consent of the holders of 66 2/3% of the then outstanding shares of the convertible preferred stock.

     The owners of depositary shares are entitled to direct the voting of the shares of convertible preferred stock represented by their depositary shares.

CONVERSION RIGHTS

     The convertible preferred stock is convertible at the option of the holder, into shares of common stock at any time, unless previously redeemed or repurchased, at a conversion rate of 1.4492 shares of common stock per depositary share (144.92 shares of common stock per share of the convertible preferred stock) equivalent to a conversion price of $34.50 per share of common stock, subject to the adjustments described below.

     The right to convert a share of the convertible preferred stock called for redemption or delivered for repurchase will terminate at the close of business on the redemption date for those convertible preferred stock or the repurchase date, as the case may be. Convertible preferred stock (and the corresponding depositary shares) for which a holder has delivered a change of control purchase notice, as described below, exercising the option of that holder to require us to purchase those convertible preferred stock (and the corresponding depositary shares) may be converted only if that notice is withdrawn by a written notice of withdrawal delivered by the holder to the paying agent prior to the close of business on the business day prior to the change of control purchase date in accordance with the certificate of designations.

     The right of conversion attaching to any depositary share may be exercised by the holder of that depositary share by delivering the depositary share to be converted to the office of the conversion agent, accompanied by a signed and completed notice of conversion in form reasonably satisfactory to the conversion agent. The conversion date will be the date on which the depositary share and the signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, we will issue and deliver to the conversion agent a certificate or certificates for the number of full shares of common stock issuable upon conversion, with any fractional shares rounded up to full shares or, at our option, payment in cash instead of any fraction of a share, based on the closing price of the common stock on the trading day preceding the conversion date.

     Notwithstanding the above, if a number of depositary shares that is not divisible by 100 (without remainder) is submitted for conversion, any fractional share otherwise issuable upon the conversion will be rounded down. Such certificate or certificates will be delivered by the conversion agent to the appropriate holder on a book-entry basis or by mailing certificates evidencing the additional shares to the holders at their respective addresses set forth in the register of holders maintained by the transfer agent. All shares of common stock issuable upon conversion of the depositary shares will be fully paid and nonassessable and will rank equal with the other shares of common stock outstanding from time to time. No payment or adjustment will be made for dividends or distributions with respect to shares of common stock issued upon conversion of depositary shares.

     Except as otherwise provided in the certificate of designations, dividends accrued shall not be paid on depositary shares converted; but dividends accrued through March 15, 2002 shall be paid on any depositary shares called for redemption and converted before March 15, 2002. If any holder surrenders a depositary share for conversion between a record date and the related dividend payment date, then notwithstanding the conversion, the dividend payable on the dividend payment date will be paid to the holder on the record date. However, in that event, unless the depositary share has been called for redemption, the depositary share, when surrendered for conversion, must be accompanied by delivery by the holder of a check or draft payable in an amount equal to the dividend payable on the dividend payment date on the portion so converted. Holders of common stock issued upon conversion will not be entitled to receive any dividends payable to holders of common stock as of any record time before the close of business on the conversion date.

     Under current federal law, a holder delivering depositary shares for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of common stock on conversion but will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the shares of common stock in a name other than that of the holder of the depositary shares. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

     The conversion rate is subject to adjustment in certain events, including, without duplication:

     - the issuance of shares of common stock as a dividend or distribution on the common stock,

     - the subdivision or combination of the outstanding common stock,

     - the issuance to all or substantially all holders of common stock of rights or warrants to subscribe for or purchase common stock (or securities convertible into common stock) at a price per share less than the then current market price per share,

     - the distribution to all or substantially all holders of common stock of shares of our capital stock (other than common stock), evidences of indebtedness or other non-cash assets (including securities of any company other than GTS),

     - the distribution to all or substantially all holders of common stock of rights or warrants to subscribe for its securities (other than those referred to in the third bullet point above), and

     - the distribution to all or substantially all holders of common stock of cash in an aggregate amount that (together with all other cash distributions to all or substantially all holders of common stock made within the preceding 12 months not triggering a conversion rate adjustment) exceeds an amount equal to 12.5% of our market capitalization on the business day immediately preceding the day on which we declare the distribution.

     We from time to time may reduce the conversion price by any amount for any period of time if the period is at least 20 days or any longer period required by law and if the reduction is irrevocable during the period; but the conversion price may not be less than the par value of a share of common stock. No adjustment of the conversion price or the corresponding conversion rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion price or the corresponding conversion rate.

     We will provide to holders of the depositary shares reasonable notice of any event that would result in an adjustment to the conversion rate under the foregoing paragraph so as to permit the holders to effect a conversion of depositary shares into shares of common stock prior to the occurrence of that event.

     If at any time we make a distribution of property to our stockholders that would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or our assets of, but generally not stock dividends on common stock or rights to subscribe for common stock) and, under the antidilution provisions of the certificate of designations, the number of shares into which the convertible preferred stock is convertible is increased, that increase may be considered for United States federal income tax purposes to be the payment of a taxable dividend to holders of the depositary shares. See "Certain U.S. Federal Income Tax Considerations -- Adjustment of Conversion Price."

     "Market price," as of any date, means the average of the daily closing price for the five consecutive trading days ending on such date.

     "Trading day" means, in respect of any securities exchange or securities market, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

REDEMPTION

  Optional Redemption

     The convertible preferred stock (and corresponding depositary shares) may not be redeemed prior to March 15, 2002. The convertible preferred stock (and corresponding depositary shares) may be redeemed, in whole or in part, at our option on or after March 15, 2002, at the redemption prices specified below (expressed as percentages of the liquidation preference for those shares), in each case, together with accrued and unpaid dividends and additional dividends (if any), to the date of redemption (which shall be referred to as a redemption date), upon not less than 15 nor more than 60 days' prior written notice, during the 12-month period commencing on March 15 of each of the years listed below:

                                                               REDEMPTION
YEAR                                                              RATE
----                                                           ----------
2002........................................................    105.075%
2003........................................................    104.350%
2004........................................................    103.625%
2005........................................................    102.900%
2006........................................................    102.175%
2007........................................................    101.450%
2008........................................................    100.725%
2009 and thereafter.........................................    100.000%

     On and after any redemption date, provided that we have made available at the office of the transfer agent a sufficient amount of cash to effect the redemption, dividends will cease to accrue on the convertible preferred stock (and corresponding depositary shares) called for redemption (except that, in the case of a redemption date after a record date and prior to the related dividend payment date, holders of convertible preferred stock (and corresponding depositary shares) on the record date will be entitled on that dividend payment date to receive the dividend payable on their shares, as described above), their shares shall no longer be deemed to be outstanding and all rights of the holders of those shares as holders of convertible preferred stock (and corresponding depositary shares) shall cease except the right to receive the cash deliverable upon such redemption, without interest from the redemption date.

TRANSFER AGENT, PAYING AGENT, CONVERSION AGENT

     We have initially appointed the transfer agent to act as the paying agent and conversion agent. We may at any time terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents, provided that until the convertible preferred stock (and the corresponding depositary shares) has been delivered to us for cancellation, or moneys sufficient to pay the liquidation preference and accrued dividends and additional dividends (if any) on the convertible preferred stock (and the corresponding depositary shares) have been made available for payment and either paid or returned to us as provided in the certificate of designations, it will maintain an office or agency in the Borough of Manhattan in The City of New York for surrender of convertible preferred stock (and the corresponding depositary shares) for conversion.

     Dividends payable on the convertible preferred stock (and the corresponding depositary shares) on any redemption date or repurchase date that is a dividend payment date will be paid to the holders of record as of the immediately preceding record date.

     All moneys held by us or deposited with any paying agent in trust for the payment of the liquidation preference and dividends or additional dividends (if any) on any shares of the convertible preferred stock (and the corresponding depositary shares) which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and the holder of those shares of the convertible preferred stock (and the corresponding depositary shares) will thereafter be entitled to look only to us for payment.

CHANGE OF CONTROL

     In the event of a change of control, each holder will have the right to require us to purchase all or a portion of his or her convertible preferred stock (which shall be referred to as a change of control offer) as of the date that is 30 business days after the occurrence of that change of control (which shall be referred to as a change of control purchase date) for a purchase price equal to 100% of the liquidation preference together with accrued and unpaid dividends to but not including the change of control purchase date. We will not pay any funds under a change of control offer before we repurchase all securities ranking senior to the convertible preferred stock and requiring repurchase under the change of control provisions governing those senior securities.

     Within 10 business days after the occurrence of a change of control, we shall mail to all holders of record of the depositary shares a notice of the change of control describing, among other things, the terms and conditions, and the procedures required for exercise of, the holder's right to require the purchase of that holder's convertible preferred stock. To exercise the purchase right upon a change of control, the holder of a depositary share will be required to deliver, on or before the 10th day prior to the change of control purchase date, written notice to us (or an agent designated by us for that purpose) of the holder's acceptance (which shall be referred to as a change of control purchase notice), together with the certificates evidencing the depositary share with respect to which the offer is being accepted, duly endorsed for transfer.

     If a holder does not exercise the right to require us to purchase his or her convertible preferred stock, each share of his or her convertible preferred stock (and the corresponding depositary shares) shall thereafter be convertible into the right to receive the consideration receivable as a result of the change of control by a holder of the number of shares of common stock into which his or her convertible preferred stock was convertible immediately prior to the change of control.

     A change of control shall be deemed to have occurred if:

     - any person or group, other than the permitted holders, is or becomes owner, directly or indirectly, of shares of our capital stock representing 50% or more of the total voting power of all shares of our capital stock of or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

     - we consolidate with, or merge with or into, another person or we dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, GTS, other than under a transaction in which the person or persons that "beneficially owned," directly or indirectly, shares of our capital stock of representing a majority of the total voting power of all classes of our capital stock immediately prior to that transaction, "beneficially own," directly or indirectly, shares of our capital stock representing a majority of the total voting power of all classes of capital stock of the surviving or transferee person;

     - during any consecutive two year period, individuals who at the beginning of the period constituted our board of directors (together with any new directors whose election by our board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved) cease for any reason (other than by action of the permitted holders) to constitute a majority of our board of directors then in office; or

     - we shall liquidate or dissolve.

     For purposes of this definition,

     - "group" has the meaning under Section 13(d) and 14(d) of the Exchange Act or any successor provision to either of the above, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, and

     - a "beneficial owner" shall be determined in accordance with Rule 13d-3 under the Exchange Act promulgated by the SEC under the Exchange Act,

except that the number of shares of our capital stock entitling the holders of those shares to vote generally in the election of directors shall be deemed to include, in addition to all outstanding shares of our capital stock of entitling the holders of those shares to vote generally in the election of directors and unissued shares deemed to be held by the person with respect to which the change of control determination is being made, all unissued shares deemed to be held by all other persons.

          "Unissued shares" means shares of capital stock not outstanding that are subject to options, warrants, rights to purchase, or conversion privileges exercisable within 60 days of the date of determination of a change of control and that, upon issuance, will entitle the holders of those shares to vote generally in the election of directors.

     For purposes of the definition of "change of control," "permitted holders" means:

     - Alan B. Slifka and any entity controlled by him,

     - one or more of George Soros, Soros Fund Management LLC, Purnendu Chatterjee or Chatterjee Management Company or affiliates of any of them, and any person or entity for which any such person or entity acts as investment advisor or investment manager, and

     - charitable organizations controlled by or affiliated with any of the persons named in the above two clauses.

     Notwithstanding the above, a change of control will be deemed not to have occurred:

     - if the last sale price of the common stock for any five trading days during the ten trading days immediately preceding the change of control is at least equal to 105% of the conversion price in effect immediately preceding the change of control or

     - if at least 90% of the consideration (excluding cash payments for fractional shares or cash payments for appraisal rights) in the transaction or transactions constituting the change of control consists of shares of common stock or securities convertible into shares of common stock that are, or upon issuance will be, traded on a national securities exchange.

AMENDMENT, SUPPLEMENT AND WAIVER

     We may amend the certificate of designations with the consent of the depositary, who will consent if so instructed by the holders of a majority of the depositary shares then outstanding, (including consents obtained in connection with a tender offer or exchange offer for the convertible preferred stock or the corresponding depositary shares) and any past default or failure to comply with any provisions of the certificate of designations may also be waived with the consent of those holders.

     Notwithstanding the above, however, without the consent of each holder affected, an amendment or waiver may not (with respect to any shares of the convertible preferred stock held by a non-consenting holder):

     - alter the voting rights with respect to the convertible preferred stock or reduce the number of shares of the convertible preferred stock whose holders must consent to an amendment, supplement or waiver,

     - reduce the liquidation preference of any share of the convertible preferred stock or adversely alter the provisions with respect to the redemption of the convertible preferred stock,

     - reduce the rate of or change the time for payment of dividends on any share of the convertible preferred stock,

     - waive a default in the payment of dividends or additional dividends (if any) on the convertible preferred stock,

     - make any share of the convertible preferred stock payable in money other than U.S. dollars,

     - make any change in the provisions of the certificate of designations relating to waivers of the rights of holders of the convertible preferred stock to receive the liquidation preference, dividends or additional dividends (if any) on the convertible preferred stock, or

     - make any change in the above amendment and waiver provisions.

     Notwithstanding the above, without the consent of any holder of the convertible preferred stock, we may (to the extent permitted by Delaware law) amend or supplement the certificate of designations to cure any ambiguity, defect or inconsistency, to provide for uncertificated shares of the convertible preferred stock in addition to or in place of certificated shares of the convertible preferred stock or to make any change that would provide any additional rights or benefits to the holders of the convertible preferred stock or to make any change that the board of directors determines, in good faith, is not materially adverse to holders of the convertible preferred stock.

ADDITIONAL INFORMATION

     Anyone who receives a copy of this prospectus may obtain a copy of the certificate of designations or the registration rights agreement without charge by writing to Global TeleSystems, Inc., 4121 Wilson Boulevard, 8th Floor, Arlington, Virginia 22203, Attention: General Counsel.

SHELF REGISTRATION; ADDITIONAL DIVIDENDS

     On April 19, 1999, we entered into the registration rights agreement with the initial purchasers and the depositary. Under the registration rights agreement, we filed a registration statement with the SEC on May 6, 1999, which was declared effective on June 7, 1999. This registration statement constitutes a post-effective amendment to the earlier registration statement. Each depositary share or share of the convertible preferred stock or common stock issuable upon conversion of those securities or paid as dividends on those securities until the earlier of:

     - the date on which that depositary share or share of convertible preferred stock or common stock has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement, or

     - the date on which that depositary share or share of convertible preferred stock or common stock is eligible to be distributed to the public under Rule 144(k) under the Securities Act shall be referred to as a transfer restricted security.

     The registration rights agreement provides that we will use our commercially reasonable best efforts to maintain the effectiveness of the shelf registration statement until all depositary shares, shares of convertible preferred stock and shares of common stock issued upon conversion of those securities or as dividends on those securities that are not held by affiliates:

     - may be resold without restriction under Rule 144(k) under the Securities Act, or

     - have been sold under the shelf registration statement

subject to the our right to notify holders that the prospectus ceases to be accurate and complete as a result of material business developments for up to 180 days during any two-year period, however (1) no single period may exceed 60 days and (2) those periods, in the aggregate, may not exceed 90 days in any calendar year.

     If the shelf registration statement ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement (that event will be referred to as a registration default), then we will pay to each holder of the convertible preferred stock which are transfer restricted securities (and the corresponding depositary shares), with respect to the first 90-day period immediately following the occurrence of a registration default, additional dividends in an amount equal to $0.25 per year per depositary share ($25.00 per year per $5,000 in liquidation preference of the convertible preferred stock) held by that holder (which shall be referred to as additional dividends). The amount of the additional dividends will increase by an additional $0.25 per year per depositary share ($25.00 per year per $5,000 in liquidation preference of the convertible preferred stock) with respect to any subsequent period until all registration defaults have been cured. We will pay all accrued additional dividends on each dividend payment date.

     The cash necessary to pay additional dividends may be paid at our option in cash, common stock or a combination of cash and common stock; but we must pay additional dividends in cash if the common stock paid as additional dividends would not, at the time the payment for additional dividends is made, be freely transferable under the Securities Act. If we pay all or any part of any additional dividends in common stock, we must deliver to the depositary a sufficient number of shares of common stock that, upon resale by the depositary or its nominee, will result in net cash proceeds to the depositary to pay the additional dividends in cash to the holders of the depositary shares.

     All shares of common stock received by the depositary from us as additional dividends will be promptly resold by the depositary or its nominee on behalf of the holders of the depositary shares, and the holders of the depositary shares will not receive any such shares. If the proceeds from a resale do not result in a sufficient amount of cash to pay the additional dividends, we will promptly provide to the depositary cash in an amount equal to the difference between the amount of the additional dividends and the proceeds received from the resale on the common stock by the depositary. Following the cure of a registration default, the accrual of additional dividends will cease. Notwithstanding anything to the contrary herein contained, during any period, we will not be required to pay additional dividends with respect to more than one registration default.

     This summary of certain provisions of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request to us.

REISSUANCE

     Shares of the convertible preferred stock redeemed for or converted into common stock or otherwise acquired by us will assume the status of authorized but unissued preferred stock and may thereafter be reissued in the same manner as the other authorized but unissued preferred stock, but not as the convertible preferred stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of June 30, 2000, 198,803,089 shares of common stock were outstanding, excluding

     - approximately 37.6 million shares of common stock that are issuable pursuant to exercisable warrants and the exercise of options under GTS' option plans,

     - approximately 16.9 million shares of common stock into which the 5 3/4% convertible senior subordinated debentures are convertible,

     - approximately 14.5 million shares of our common stock issuable on conversion of the convertible preferred stock, not including an indeterminate number of shares of common stock, may be issued as dividends on the convertible preferred stock or as a result of anti-dilution provisions of the convertible preferred stock.

     We have filed five shelf registration statements which the SEC has declared effective, covering approximately 72 million shares of our common stock. Three registration statements on Form S-8 cover the resale of shares of our common stock issued to employees, officers and directors under our employee benefit plans.

     We cannot predict what effect, if any, that future sales of common stock or the availability of common stock for sale will have on the market price for common stock. Sales of large numbers of shares of common stock in the public market pursuant to an effective registration statement under the Securities Act, or the perception that sales could occur, may have an adverse effect on the market price for common stock. See "Risk Factors -- Substantial resales of our common stock may depress our stock price and dilute your ownership interest."

                               TAX CONSIDERATIONS

     The following is a summary of the material United States federal income and estate tax considerations with respect to the ownership and disposition of shares of our convertible preferred stock and shares of our common stock. This summary is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations thereunder and administrative and judicial interpretations thereof (all as of the date hereof and all of which are subject to change, possibly with retroactive effect). This summary does not address all United States federal income and estate tax consequences that may be relevant to a holder in light of its particular circumstances or to certain holders that may be subject to special treatment under United States federal income tax laws, such as banks, insurance companies, tax-exempt entities and certain United States expatriates. Furthermore, the following discussion does not discuss any aspects of foreign, state or local taxation.

     For purposes of this summary, you are a "United States Holder" if you are a beneficial owner of convertible preferred stock or common stock that for United States federal income tax purposes is:

     - a citizen of the United States or an individual who is a resident of the United States,

     - a corporation or partnership created or organized under the laws of the United States or any political subdivision thereof,

     - an estate, the income of which is subject to United States federal income taxation regardless of its source, or

     - a trust, if both (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and (2) one or more United States persons have the authority to control all substantial decisions of the trust.

     You are a "Non-United States Holder" if you are a beneficial owner or convertible preferred stock or common stock and you are not a United States Holder.

     EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT ITS OWN TAX ADVISER WITH RESPECT TO THE UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF OWNING AND DISPOSING OF SHARES OF OUR CONVERTIBLE PREFERRED STOCK AND SHARES OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER TAXING JURISDICTION.

UNITED STATES HOLDERS

  The Convertible Preferred Stock

     We have the option of making certain dividend payments to you by issuing shares of our common stock to the depositary, who will distribute the cash proceeds of their sale to you (together with any top up payment, if necessary). For United States federal income tax purposes, we will treat the payment of such proceeds (together with any such top up payments) as the payment of a cash dividend to you by us, although no assurances can be given that the Internal Revenue Service will not assert different treatment.

     Dividends. If you are a United States Holder, dividends paid to you on the convertible preferred stock will be taxable as ordinary income to the extent of our current or accumulated earnings and profits as determined for United States federal income tax purposes. To the extent a dividend is not attributable to our current or accumulated earnings and profits, that dividend will first reduce your tax basis in the convertible preferred stock, and then be treated as capital gain to the extent that the amount exceeds that basis. We do not believe that we have current or accumulated earnings and profits at this time. Accordingly, until such time as we have current or accumulated earnings and profits for United States federal income tax purposes, dividends paid on the convertible preferred stock will reduce your tax basis in the convertible preferred stock or be treated as capital gain.

     Dividends Received Deduction. Dividends on the convertible preferred stock will not be eligible for the dividends received deduction unless and until we have current or accumulated earnings and profits for United States federal income tax purposes. At that time, subject to certain exceptions and limitations, if you are a corporation, you may be entitled to a dividends received deduction equal to 70 percent of the amount of any dividend attributable to our current or accumulated earnings and profits. However, this deduction may be restricted, eliminated or offset by other tax rules that limit the availability of the dividends received deduction.

     The dividends received deduction is reduced if you have incurred indebtedness that is directly attributable to your investment in the convertible preferred stock or do not meet certain holding requirements. Under the holding period requirements, you must hold the convertible preferred stock for more than 45 days during the 90 day period surrounding the ex-dividend date or, in the event of certain arrearages, 90 days during the 180 day period surrounding the ex-dividend date. For these purposes, the holding period does not include any period during which you have diminished your risk of loss with respect to the convertible preferred stock.

     Further, if a dividend

     - equals or exceeds five percent of your adjusted tax basis in the convertible preferred stock (treating all dividends having ex-dividend dates within an 85-day period as one dividend) or

     - exceeds 20 percent of your adjusted tax basis in the convertible preferred stock (treating all dividends having ex-dividend dates within a 365-day period as one dividend),

the dividend may constitute an "extraordinary dividend" that requires you to reduce your adjusted tax basis in the convertible preferred stock by the amount of the dividend excluded from income under the dividends received deduction provisions.

     You should also consider the effect of the corporate alternative minimum tax, which imposes a minimum tax of 20 percent of a corporation's alternative minimum taxable income for a taxable year. For purposes of the corporate alternative minimum tax, alternative minimum taxable income is increased by 75 percent of the amount by which a corporation's adjusted current earnings in the taxable year exceeds its alternative minimum taxable income prior to the addition of an item. The amount of any dividend on the convertible preferred stock that is included in adjusted current earnings will not be reduced by any dividends received deduction that is allowed with respect to such dividend.

     Sale or Other Disposition. Subject to the discussion in the following paragraph, you generally will recognize capital gain or loss on a sale or other disposition of your convertible preferred stock in an amount equal to the difference between your amount realized and your adjusted tax basis in the convertible preferred stock. Your adjusted tax basis will initially be your cost, and will be reduced by any dividends you receive on the convertible preferred stock to the extent such dividends are not attributable to our current or accumulated earnings and profits. If you are an individual United States Holder and your holding period for the convertible preferred stock is more than one year, capital gains in respect of that stock will be subject to tax at a maximum rate of 20 percent.

     Redemption. A redemption or other purchase by us of your convertible preferred stock for cash will be treated, depending on the facts and circumstances, as (1) a distribution on our stock or (2) a taxable exchange of your convertible preferred stock.

     Such a transaction will be treated as a taxable exchange of your convertible preferred stock if the transaction results in either:

     - a complete termination of your interest in our stock,

     - in general, a greater than 20 percent decrease in your percentage ownership in our voting stock, or

     - a "meaningful reduction" (as determined under Section 302 of the Code) of your interest in our stock.

     In determining whether any of these has occurred, you will be deemed to own stock that is owned by persons that are treated as related to you for United States federal income tax purposes or that is the subject of an option held by you (including your conversion option) or by such a related person.

     If the redemption or other purchase is not treated as a taxable exchange, the amounts received by you will be treated in the same manner as dividends paid on the convertible preferred stock, as described above.

     Conversion. The conversion by you of your convertible preferred stock into common stock will not give rise to the recognition of income, gain or loss at the time of conversion, assuming that you do not receive cash from us at that time and that none of the common stock you receive is attributable to accrued but unpaid dividends. Cash received in lieu of fractional shares of common stock will be treated as if you received the fractional share and exchanged it for cash; the excess, if any, of such cash over your adjusted tax basis attributable to the fractional share should be treated as capital gain. You will have an aggregate adjusted tax basis in the common stock that is equal to your aggregate adjusted tax basis in your convertible preferred stock at the time of conversion.

The Common Stock

     Dividends on the common stock will be taxable to you in the manner and under the circumstances described for dividends on the convertible preferred stock above. If you are a corporation, you will be eligible for the dividends received deduction in the manner and under the circumstances described with respect to the convertible preferred stock above, and generally subject to the same limitations. In addition, upon a redemption, sale or other disposition by you of the common stock, you will be taxable in the same manner and under the circumstances described for the convertible preferred stock above. Your holding period of common stock received on conversion will include your holding period for the preferred convertible stock in respect of which the common stock was received, and your initial tax basis in such stock will be as described in "Conversion" above.

NON-UNITED STATES HOLDERS

Dividends

     If you are a Non-United States Holder, dividends that are paid to you by a United States corporation and that are not effectively connected with a trade or business carried on by you in the United States (and, if one or more of certain tax treaties apply, are not attributable to a permanent establishment in the United States maintained by you) generally are subject to United States withholding tax at a rate of 30%. An exemption from such withholding exists with respect to dividends paid to you by a United States corporation if at least 80% of the gross income derived by such corporation (either directly or through certain of its subsidiaries) during the applicable testing period is "active foreign business income," as defined in section 861 of the Code (which shall be referred to as an 80/20 company). Under the provisions of the Code applicable to 80/20 companies, the proportion of such company's dividends equal to such company's total gross income from foreign sources over its total gross income is exempt from United States withholding tax. At present, we believe that we qualify as an 80/20 company.

     However, the 80% active foreign business income test is applied on a periodic basis, and our operations and business plans may change in subsequent taxable years. Therefore, we cannot assure you of our future status as an 80/20 company. If, for any period or periods, we fail to satisfy the applicable requirements, then, for payments made prior to January 1, 2000, the withholding agent generally would be required to withhold tax from all distributions paid on the common stock regardless of our earnings and profits. For payments made after January 1, 2000, a withholding agent may elect not to withhold on a distribution to the extent it is not paid out of current or accumulated earnings and profits, based on our reasonable estimate of the extent to which the distribution will be out of such earnings and profits. You could, however, apply for refunds if your stock's share of our earnings and profits is less than the amount of the distributions. Additionally, the rate of withholding may be reduced to the extent provided by a tax treaty between the United States and the country of which you are a resident for tax purposes.

     In order to claim the benefit of an applicable tax treaty rate, you may have to file with us or our dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of such treaty. Under United States Treasury regulations currently in effect, for purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, we ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. However, as of January 1, 2000, if you seek a reduced rate of withholding under an income tax treaty, you generally would be required to provide to us a valid Internal Revenue Service Form W-8 certifying that you are entitled to benefits under an income tax treaty. The final regulations also provide special rules for determining whether, for purposes of assessing the applicability of an income tax treaty, dividends paid to a Non-United States Holder that is an entity should be treated as being paid to the entity itself or to the persons holding an interest in that entity. If you are eligible for a reduced withholding rate, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

     In the case of dividends that are effectively connected with your conduct of a trade or business with the United States (and, if an income tax treaty applies, attributable to a United States permanent establishment that you maintain), you generally will be subject to regular United States federal income tax in the same manner as if you were a United States Holder. If you are a non-United States corporation receiving effectively connected dividends, you also may be subject to an additional "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of your "effectively connected earnings and profits," subject to certain adjustments.

  Conversion

     The conversion by you of your convertible preferred stock into common stock will not give rise to the recognition of income, gain or loss at the time of conversion, assuming that you do not receive cash from us at that time. Cash received in lieu of fractional shares of common stock will be treated as if you received the fractional share and exchanged it for cash; the excess, if any, of such cash over your adjusted tax basis attributable to the fractional share should be treated as capital gain and taxable in the manner described below.

  Gain on Disposition of Our Stock

     You generally will not be subject to United States federal income tax with respect to gain realized on a sale or other disposition of our stock unless

     - the gain is effectively connected with a trade or business that you carry on in the United States (and, if an income tax treaty applies, attributable to a United States permanent establishment that you maintain) or

     - if you are a non-resident alien individual and hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met.

ADJUSTMENT TO CONVERSION RATIO

     Adjustments to the conversion ratio of the convertible preferred stock may result in a dividend to you pursuant to Section 305 of the Code if the adjustment has the effect of increasing your proportionate interest in our earnings and profits or assets. Such dividend would be taxable to you in the manner described below depending on whether you are a United States Holder or a Non-United States Holder. In general, anti-dilution adjustments are not treated as resulting in deemed distributions. However, adjustments considered to compensate for taxable cash or property distributions to other shareholders would result in a taxable deemed distribution to you.

FEDERAL ESTATE TAX

     An individual Non-United States Holder who is treated as the owner of or has made certain lifetime transfers of an interest in our stock will be required to include the value thereof in his gross estate for

United States federal estate tax purposes, and may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise. Estates of non-resident aliens are generally allowed a statutory credit which generally has the effect of offsetting the United States federal estate tax imposed on the first $60,000 of the taxable estate.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     Under the United States Treasury regulations, we must report annually to the Internal Revenue Service and to you the amount of dividends paid to you and any tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is not required because the dividends were effectively connected with a trade or business in the United States that you carry on or withholding was reduced by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you are a resident under the provisions of an applicable income tax treaty or agreement.

     United States backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to:

     - dividends paid to you if you are subject to the 30% withholding discussed above (or that are not so subject because a tax treaty applies that reduces such 30% withholding), or

     - under current law, dividends paid to you at an address outside of the United States.

However, as of January 1, 2000, you generally will be subject to United States withholding tax at a 31% rate unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are satisfied, directly or through a foreign intermediary.

     Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of our stock to beneficial owners that are not "exempt recipients" and that fail to provide in the manner required certain identifying information.

     The payment of the proceeds of the disposition of our stock to or through the United States office of a broker is subject to both backup withholding and information reporting unless the disposing holder, under penalty of perjury, certifies as to its status as a Non-United States Holder or otherwise establishes an exception. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a non-United States broker.

     However, information reporting requirements (but probably, prior to January 1, 2000, not backup withholding) will apply to a payment of disposition proceeds outside the United States if the payment is made through an office outside the United States of a broker that is one of the following:

     - a United States person,

     - a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

     - a "controlled foreign corporation" for United States federal income tax purposes, or

     - effective January 1, 2000, but probably not prior to such date, a foreign broker that is either (1) a foreign partnership, one or more of whose partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest in the partnership at any time during its tax year, or (2) a foreign partnership engaged at any time during its tax year in the conduct of a trade or business in the United States, and such broker fails to maintain documentary evidence that the holder is a Non-United States Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

     The above discussion is included for general information only. Accordingly, each prospective purchaser is urged to consult his or her tax advisor with respect to the United States federal income tax and estate tax consequences of the ownership and disposition of our convertible preferred and common stock, including the application and effect of the laws of any state, local, foreign, or other tax jurisdiction.

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds from the sale of the securities offered under this prospectus. You may sell the securities directly from time to time to purchasers. Alternatively, you may from time to time offer the securities through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from you and/or the purchasers of the securities. You and any brokers, dealers or agents who participate in the sale of the securities may be considered "underwriters," and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be considered underwriting discounts and commissions under the Securities Act. To the extent you may be considered underwriters, you may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Section 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     You may sell the securities offered under this prospectus from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The securities may be sold in different ways including by one or more of the following methods:

     - a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     - purchases by a broker or dealer as principal and resale by that broker or dealer for its account pursuant to this prospectus,

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers,

     - an exchange distribution in accordance with the rules of that exchange,

     - face-to-face transactions between sellers and purchasers without a broker-dealer, and

     - through the writing of options.

     At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will contain the amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from you selling securities and any discounts, commissions or concessions allowed or reallowed or paid to dealers. A prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, the securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than under this prospectus.

     To the best of our knowledge, there are currently no plans, arrangements or understandings between any holders and any broker, dealer, agent or underwriter regarding the sale of the securities. There is no assurance that any holder will sell any or all of the securities offered under this prospectus or that any holder will not transfer, devise or gift the securities by other means not described in this prospectus.

     You and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, Regulation M, which may limit the timing of purchases and sales of any of the securities by you and any other such person. Furthermore, under Regulation M under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for certain periods prior to the commencement of or during such distribution. All of the above may affect the marketability of the securities and the availability of any person or entity to engage in market-making activities with respect to the securities.

     Under the registration rights agreement entered into in connection with our offer and sale of the depositary shares, we and the holders selling securities under this prospectus will be indemnified by the other against specific liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

     If we pay all or any part of a dividend in our common stock, we must deliver to the depositary a sufficient number of shares that, upon resale by the depositary, will result in net cash proceeds to the depositary to make the quarterly dividend payments in cash to the holders of depositary shares. All shares of common stock received by the depositary from us or dividends on the convertible preferred stock will be promptly resold by the depositary on behalf of the holders of the depositary shares and the holders of the depositary shares will not receive any of those shares. This common stock may be resold by the depositary under this prospectus as described above.

                                 LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon for us by Arnold Y. Dean, our Deputy General Counsel.

                                    EXPERTS

     The consolidated financial statements and schedules of Global TeleSystems Group, Inc. at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 appearing in Global TeleSystems Group, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference are based in part on the report of PricewaterhouseCoopers, independent accountants. Such consolidated financial statements and schedules referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of this material at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, Washington, D.C. 20549. You may obtain copies from the Public Reference Room by calling the SEC at (800) 732-0330. In addition, we are required to file electronic versions of such material with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Our common stock is listed on The New York Stock Exchange, the Frankfurt Stock Exchange and Easdaq.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     This prospectus incorporates certain documents about us by reference which are not presented in this prospectus or delivered with this prospectus. We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

     - our Quarterly Reports on Form 10-Q for the three month periods ended June 30, and March 31, 2000;

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

     - our Current Reports on Form 8-K filed on January 31, 2000, February 8, 2000, August 10, and September 21, 2000.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before all the depositary shares offered by this prospectus have been sold:

     - reports filed under Sections 13(a) and (c) of the Exchange Act;

     - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

     - any reports filed under Section 15(d) of the Exchange Act.

     You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

     Global TeleSystems, Inc.
     4121 Wilson Boulevard
     Eighth Floor
     Arlington, VA 22203
     (703) 236-3100

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be borne by GTS in connection with the offering of the securities being hereby registered.

                            ITEM
                            ----
SEC Registration Fee........................................  $19,140*
Accounting Fees and Expenses................................   10,000
Legal Fees and Expenses.....................................    5,000
Printing Expenses...........................................    5,000
Miscellaneous...............................................      360
                                                              -------
          TOTAL.............................................  $39,500
                                                              =======

---------------

* $26,301 of the registration fee was paid on May 16, 1999 in connection with the filing of a registration statement (SEC File No. 333-78097). $19,140 of the registration fee is being paid herewith.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

     GTS' Certificate of Incorporation (the "Certificate") provides that the GTS' Directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director provided, however, that such exculpation from liabilities is not permitted with respect to liability arising from items described in clauses (i) through (iv) in the preceding paragraph. The Certificate and the GTS' By-Laws further provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

     The directors and officers of GTS are covered under directors' and officers' liability insurance policies maintained by GTS.

ITEM 16. EXHIBITS

     (a) Exhibits:

     The following is a list of exhibits filed as a part of this registration statement.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         1.1*******      -- Indenture relating to the 10 1/2% Senior Notes due 2006, dated as of November 24, 1999, between Global TeleSystems
                            Europe B V and United States Trust Company of New York,
                            as Trustee
         1.2*******      -- Indenture relating to the 11% Senior Notes due 2009,
                            dated as of November 24, 1999, between Global TeleSystems
                            Europe B V and United States Trust Company of New York,
                            as Trustee
         1.3*******      -- Registration Rights Agreement, dated as of November 24,
                            1999, between Global TeleSystems Europe B V and Initial
                            Purchasers
         2.1***          -- Offer Agreement dated as of December 8, 1998 between the
                            Registrant and Esprit Telecom Telecom Group plc
         2.2***          -- Irrevocable Undertaking by Walter Anderson dated as of
                            December 8, 1998
         2.3***          -- Irrevocable Undertaking by Apax Funds Nominees Limited
                            dated as of December 8, 1998
         2.3(a)***       -- Amendment to the Irrevocable Undertaking by Apax Funds
                            Nominees Limited dated as of December 8, 1998, dated
                            December 12, 1998
         2.4***          -- Irrevocable Undertaking by Gold & Appel Transfer S.A.
                            dated as of December 8, 1998
         2.5***          -- Irrevocable Undertaking by Warburg, Pincus Ventures, L.P.
                            dated as of December 8, 1998
         2.6***          -- Irrevocable Undertaking by Sir Robin Biggam dated as of
                            December 8, 1998
         2.7***          -- Irrevocable Undertaking by John McMonigall dated as of
                            December 8, 1998
         2.8***          -- Irrevocable Undertaking by Roy Merritt dated as of
                            December 8, 1998
         2.9***          -- Irrevocable Undertaking by David Oertle dated as of
                            December 8, 1998
         2.10***         -- Irrevocable Undertaking by Michael Potter dated as of
                            December 8, 1998
         2.11***         -- Irrevocable Undertaking by Dominic Shorthouse dated as of
                            December 8, 1998
         3.1**           -- Certificate of Incorporation of SFMT, Inc.
         3.2**           -- Certificate of Correction to the Certificate of
                            Incorporation of SFMT, Inc., filed with the Delaware
                            Secretary of State on October 8, 1993
         3.3**           -- Certificate of Ownership and Merger Merging San
                            Francisco/Moscow Teleport, Inc. into SFMT, Inc., filed
                            with the Delaware Secretary of State on November 3, 1993
         3.4**           -- Certificate of Amendment to the Certificate of
                            Incorporation of SFMT, Inc., filed with the Delaware
                            Secretary of State on January 12, 1995
         3.5**           -- Certificate of Amendment to the Certificate of
                            Incorporation of SFMT, Inc., filed with the Delaware
                            Secretary of State on February 22, 1995

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         3.6**           -- Certificate of Amendment to the Certificate of
                            Incorporation of Global TeleSystems Group, Inc., filed
                            with the Delaware Secretary of State on October 16, 1996
         3.7**           -- By-laws of SFMT, Inc.
         3.8**           -- Certificate of Amendment to the Certificate of
                            Incorporation of Global TeleSystems Group, Inc., filed
                            with the Delaware Secretary of State on December 1, 1997
         3.9**           -- Form of Amended and Restated By-laws of Global
                            TeleSystems Group, Inc. (supersedes By-laws of SFMT, Inc.
                            filed as Exhibit 3.7)
         3.10+           -- Certificate of Amendment to the Certificate of
                            Incorporation of Global TeleSystems Group, Inc. filed
                            with the Delaware Secretary of State on January 29, 1998
         3.11+           -- Certificate of Amendment to the Certificate of
                            Incorporation of Global TeleSystems Group, Inc. filed
                            with the Delaware Secretary of State on February 9, 1998.
         3.12+           -- Certificate of Designation of the Series A Preferred
                            Stock of Global TeleSystems Group, Inc.
         3.13++++++      -- Certificate of Designation of the 7 1/4% Cumulative
                            Convertible Preferred Stock of Global TeleSystems Group,
                            Inc.
         3.14++++++++    -- Certificate of Amendment to the Certificate of
                            Incorporation of Global Telesystems Group, Inc. filed
                            with the Delaware Secretary of State on June 18, 1999.
         4.1**           -- Form of Specimen Stock Certificate for Common Stock of
                            the Registrant
         4.2**           -- Indenture dated as of July 14, 1997 between Global
                            TeleSystems Group, Inc. and The Bank of New York
                            (including the form of Senior Subordinated Convertible
                            Bond due 2000 as an exhibit thereto)
         4.3**           -- Registration Rights Agreement, dated as of July 14, 1997, between Global TeleSystems Group, Inc. and UBS Securities
                            LLC.
         4.4**           -- Indenture dated as of August 19, 1997 between Hermes
                            Europe Railtel B.V. and The Bank of New York (including
                            the form of 11 1/2% Senior Note due 2007 as an exhibit
                            thereto)
         4.5**           -- Registration Rights Agreement dated as of August 19, 1997 between Hermes Europe Railtel B.V. and Donaldson, Lufkin
                            & Jenrette Securities Corporation, UBS Securities LLC,
                            and Lehman Brothers, Inc.
         4.6**           -- Form of Rights Agreement between Global TeleSystems
                            Group, Inc. and The Bank of New York, as Rights Agent
         4.7+            -- Indenture dated as of February 10, 1998 between Global
                            TeleSystems Group, Inc. and The Bank of New York
                            (including the form of 9 7/8% Senior Notes due 2005 as an
                            exhibit thereto)
         4.8++           -- Indenture dated as of July 8, 1998 between Global
                            TeleSystems Group, Inc. and The Bank of New York relating
                            to the Company's 5 3/4% Convertible Senior Debentures due
                            2010
         4.9***          -- Registration Rights Agreement dated as of December 8,
                            1998 by and among the Registrant, Apax Funds Nominees
                            Limited and Warburg, Pincus Ventures, L.P.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         4.10*****       -- Registration Rights Agreement dated as of April 23, 1999 by and among Global TeleSystems Group, Inc., and Merrill
                            Lynch, Pierce, Fenner & Smith Incorporated, Donaldson
                            Lufkin & Jenrette Securities Corporation, Bear, Stearns &
                            Co. Inc., BT Alex. Brown Incorporated and Lehman Brothers
                            Inc.
         5.1#            -- Opinion of Arnold Y. Dean, Deputy General Counsel of the
                            Registrant respecting the Securities registered hereby.
        10.1**           -- Senior Note Purchase Agreement, dated as of January 19,
                            1996, among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.
        10.1(a)**        -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated June 6, 1996
        10.1(b)**        -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated June 6, 1996
        10.1(c)**        -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated July 23, 1996
        10.1(d)**        -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated September 16, 1996
        10.1(e)**        -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated July 11, 1997
        10.1(f)**        -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated July 29, 1997
        10.1(g)**        -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated September 29, 1997
        10.2**           -- Registration Rights Letter Agreement, dated as of January
                            19, 1996, among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.
        10.3**           -- Warrant Agreement, dated as of January 19, 1996, among
                            Global TeleSystems Group, Inc., The Open Society
                            Institute and Chatterjee Fund Management, L.P.
        10.4**           -- Joint Venture Letter Agreement, dated January 19, 1996, among Global TeleSystems Group, Inc., The Open Society
                            Institute and Chatterjee Fund Management, L.P.
        10.5             -- Intentionally Omitted
        10.6**           -- Registration Rights Letter Agreement, dated June 6, 1996, among Global TeleSystems Group, Inc., The Open Society
                            Institute, Winston Partners II LDC and Winston Partners
                            II LLC
        10.7**           -- Warrant Agreement, dated as of June 6, 1996, between
                            Global TeleSystems Group, Inc., The Open Society
                            Institute, Winston Partners II LDC and Winston Partners
                            II LLC
        10.8**           -- Senior Note Purchase Agreement, dated as of February 2,
                            1996, between Global TeleSystems Group, Inc. and Emerging
                            Markets Growth Fund, Inc.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        10.8(a)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated June 6,
                            1996 (see Exhibit No. 10.1(b))
        10.8(b)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated June 6,
                            1996
        10.8(c)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated July 25,
                            1996
        10.8(d)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated September
                            10, 1996
        10.8(e)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated September
                            16, 1996
        10.8(f)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated December
                            30, 1996
        10.8(g)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated May 13,
                            1997
        10.8(h)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated June 20,
                            1997
        10.8(i)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated July 11,
                            1997
        10.8(j)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated July 21,
                            1997
        10.8(k)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated August 14,
                            1997
        10.8(l)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated September
                            29, 1997
        10.9**           -- Registration Rights Letter Agreement, dated as February
                            2, 1996, between Global TeleSystems Group, Inc. and
                            Emerging Markets Growth Fund, Inc.
        10.10**          -- Warrant Agreement, dated as of February 2, 1996, between
                            Global TeleSystems Group, Inc. and Emerging Markets
                            Growth Fund, Inc.
        10.11            -- Intentionally Omitted
        10.12**          -- Registration Rights Letter Agreement, dated as February
                            2, 1996, between Global TeleSystems Group, Inc. and
                            Capital International Emerging Markets Funds
        10.13**          -- Warrant Agreement, dated as of February 2, 1996, between
                            Global TeleSystems Group, Inc. and Capital International
                            Emerging Markets Funds

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        10.14+           -- Restated and Amended Global TeleSystems Group, Inc.
                            Non-Employee Directors' Stock Option Plan
        10.15+           -- Restated and Amended GTS-Hermes, Inc. 1994 Stock Option
                            Plan
        10.16**          -- Restricted Stock Grant letter, dated as of January 1,
                            1995
        10.17+++++++     -- Employment Agreement dated as of April 1, 1999 between
                            the Company and H. Brian Thompson
        10.18++++++++    -- Employment Agreement dated as of March 22, 1999 between the Company and Robert Amman
        10.19++++++++    -- Employment Agreement dated as of January 3, 1995 between the Company and Gerard Caccappolo
        10.20++++++++    -- Employment Agreement dated as of July 1, 1998 between
                            Esprit Telecom and Hans Peter Kohlhammer
        10.21++++++++    -- Employment Agreement dated as of February 22, 1999
                            between the Company and Robert Schriesheim
        10.22**          -- SFMT, Inc. Equity Compensation Plan
        10.23**          -- Form of Non-Statutory Stock Option Agreement
        10.24+           -- Third Amended and Restated 1992 Stock Option Plan of
                            Global TeleSystems Group Inc. dated as of September 25,
                            1997
        10.25**          -- GTS-Hermes 1994 Stock Option Grant, Non-Qualified Stock
                            Option Grant
        10.26**          -- Agreement on the Creation and Functions of the Joint
                            Venture of EDN Sovintel, dated June 18, 1990
        10.27**          -- Stock Purchase Agreement among Global TeleSystems Group,
                            Inc, Kompaniya "Invest-Project," Swinton Limited, GTS-Vox
                            Limited, and MTU-Inform, dated September 6, 1995
        10.28**          -- Certificate of Registration of Revised and Amended
                            Foundation Document in the State Registration of
                            Commercial Organizations, dated May 30, 1996
        10.29**          -- Agreement on the Creation and Functions of the Joint
                            Venture Sovam Teleport, dated May 26, 1992
        10.30**          -- Amended and Restated Joint Venture Agreement between GTS
                            Cellular, Tricor B.V., Gerard Essing, Ivan Laska, and
                            Erik Jennes, dated July 6, 1995
        10.31**          -- Amended and Restated Shareholders' Agreement between HIT
                            Rail B.V., GTS-Hermes, Inc., Nationale Maatschappij Der
                            Belgische Spoorwegen, Teleport B.V., AB Swed Carrier, and
                            Hermes Europe Railtel B.V., dated July, 1997
        10.31(a)**       -- Shareholders' Agreement among the Hermes Europe Railtel,
                            B.V., GTS-Hermes Inc., HIT Rail B.V., SNCB/NMBS and AB
                            Swed Carrier (incorporated by reference to Exhibit 10.1
                            to the Hermes Europe Railtel B.V.'s Registration
                            Statement on Form S-4 (File No. 333-37719) filed on
                            December 11, 1997) (supersedes the Amended and Restated
                            Shareholders' Agreement incorporated by reference as
                            Exhibit 10.31 to this Registration Statement)
        10.32**          -- Company Agreement between The Societe National de
                            Financement, GTS S.A.M. and The Principality of Monaco,
                            dated September 27, 1995
        10.33**          -- Joint Venture Agreement between SFMT-Hungaro Inc. and
                            Montana Holding Vagyonkezelo Kft., dated December 23,
                            1993
        10.34**          -- Joint Venture and Shareholders' Agreement among Gerard
                            Aircraft Sales and Leasing Company, SFMT-Hungaro Inc.,
                            and Microsystem Telecom Rt., dated August 5, 1994

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        10.35**          -- Agreement on the Establishment of Limited Liability
                            Company between SFMT-Czech, Inc. and B&H s.r.o., dated
                            July 12, 1994
        10.36**          -- Formation of the Equity Joint Venture between GTS and
                            SSTIC, dated April 12, 1995
        10.37**          -- Contract to Establish the Sino-foreign Cooperative Joint
                            Venture Beijing Tianmu Satellite Communications
                            Technology Co., Ltd, amended, by and between China
                            International Travel Service Telecom Co., Ltd. and
                            American China Investment Corporation, dated March 27,
                            1996
        10.38**          -- Joint Venture Contract between GTS TransPacific Ventures
                            Limited and Shanghai Intelligence Engineering, Inc.,
                            dated March 28, 1996
        10.39**          -- Agreement between Global TeleSystems Group, Inc. and
                            Cesia S.A., dated June 21, 1997
        10.40**          -- Consulting Agreement between SFMT, Inc. and Alan B.
                            Slifka, dated March 1, 1994
        10.41**          -- Consulting Agreement between Global TeleSystems Group,
                            Inc. and Bernard J. McFadden, dated August 15, 1996
        10.42**          -- Consulting Agreement between CESIA S.A. and Hermes Europe
                            Railtel B.V., dated June 20, 1997
        10.43++          -- Master Agreement, dated June   , 1998 between Ebone
                            Holding Association, Ebone A/S, Hermes Europe Railtel
                            Holdings B.V. and Hermes Europe Railtel (Ireland) Limited
        10.44+++         -- Plusnet Acquisition Agreement between Esprit Telecom
                            Group plc and Plusnet Gesellschaft fur Netzwerk Services
                            GmbH
        10.45****        -- Press Announcement of Esprit Telecom Group plc, dated
                            December 8, 1998, announcing the signing of a definitive
                            offer agreement with Global TeleSystems Group, Inc.
        10.46++++        -- Form of Undertaking of shareholders of NetSource ASA made in connection with the acquisition of NetSource ASA by
                            Global TeleSystems Group, Inc.
        10.47++++        -- Form of Amendment Agreement to the Undertaking of
                            shareholders of NetSource ASA made in connection with the
                            acquisition of NetSource ASA by Global TeleSystems Group,
                            Inc.
        10.48++++        -- Form of Waiver Agreement in made connection with the
                            acquisition of NetSource ASA by Global TeleSystems Group,
                            Inc.
        10.49++++        -- Form of Waiver Agreement with certain shareholders of
                            NetSource ASA made in connection with the acquisition of
                            NetSource ASA by Global TeleSystems Group, Inc.
        10.50+++++       -- Indenture dated as of December 18, 1997 between Esprit
                            Telecom Group plc, as Issuer, and The Bank of New York,
                            as Trustee, Registrar and Paying Agent, relating to the
                            Esprit Telecom Group plc 11 1/2% Dollar Senior Notes due
                            2007 and 11 1/2% DM Senior Notes due 2007
        10.51+++         -- Indenture dated as of June 24, 1998 between Esprit
                            Telecom Group plc, as Issuer, and The Bank of New York,
                            as Trustee, Registrar and Paying Agent, relating to the
                            Esprit Telecom Group plc 10 7/8% Dollar Senior Notes due
                            2008 and 11% DM Senior Notes due 2008

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        10.52***         -- Supplemental Indenture, dated December 23, 1998 of
                            $230,000,000 11 1/2% Senior Notes due 2007, supplementing
                            the indenture dated as of December 18, 1997, between
                            Esprit Telecom Group plc, as issuer, and The Bank of New
                            York, as Trustee, Registrar and Paying Agent
        10.53***         -- Supplemental Indenture, dated December 23, 1998 of DM
                            125,000,000 11 1/2% Senior Notes due 2007, supplementing
                            the indenture dated as of December 18, 1997, between
                            Esprit Telecom Group plc, as issuer, and The Bank of New
                            York, as Trustee, Registrar and Paying Agent
        10.54***         -- Supplemental Indenture, dated December 23, 1998 of DM
                            150,000,000 11% Senior Notes due 2008, supplementing the
                            indenture dated as of June 24, 1998, between Esprit
                            Telecom Group plc, as issuer and The Bank of New York, as
                            Trustee, Registrar and Paying Agent
        10.55***         -- Supplemental Indenture, dated December 23, 1998 of
                            $150,000,000 10 7/8% Senior Notes due 2008, supplementing
                            the indenture dated as of June 24, 1998, between Esprit
                            Telecom Group plc, as issuer, and The Bank of New York,
                            as Trustee, Registrar and Paying Agent
        10.56*****       -- Purchase Agreement dated as of April 19, 1999 by and
                            among Global TeleSystems Group, Inc., and Apax Funds
                            Nominees Limited and Warburg, Pincus Ventures, L.P. and
                            Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &
                            Smith Incorporated, Donaldson, Lufkin & Jenrette
                            Securities Corporation, Bear, Stearns & Co. Inc.,
                            Dresdner Kleinwort Benson North American LLC, BT Alex.
                            Brown Incorporated, Lehman Brothers Inc., Prudential
                            Securities Incorporated, ING Baring Furman Selz LLC,
                            BancBoston Robertson Stephens Inc., CIBC Oppenheimer
                            Corp., ABN AMRO Incorporated, Arnhold and S.
                            Bleichroeder, Inc. and Credit Suisse First Boston
                            Corporation.
        10.57*****       -- Purchase Agreement dated as of April 19, 1999 by and
                            among Global TeleSystems Group, Inc. and Merrill Lynch &
                            Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated,
                            Donaldson, Lufkin & Jenrette Securities Corporation,
                            Bear, Stearns & Co., Inc., BT Alex. Brown Incorporated,
                            and Lehman Brothers Inc.
        10.58*****       -- Agreement for the transfer of Omnicom Shares dated as of
                            April 14, 1999 by and among Alain Nicolazzi, Florent
                            Martenne-Duplan, Philippe Ait Yahia and various other
                            Omnicom shareholders and Esprit Telecom Holdings, Limited
                            and Global TeleSystems Group, Inc.
        12.1#            -- Statement Re: Computation of Deficiency of Earnings
                            Available to Cover Fixed Charges and Preferred Stock
                            Dividends
        21.1++++++++     -- List of Subsidiaries of the Registrant
        23.1#            -- Consent of Ernst & Young LLP, Independent Auditors
        23.2#            -- Consent of PricewaterhouseCoopers, Independent
                            Accountants
        23.3#            -- Consent of Arnold Y. Dean, Deputy General Counsel of the
                            Registrant (included in his opinion delivered under
                            Exhibit No. 5.1)
        24.1#            -- Powers of Attorney (included on signature page to
                            registration statement No. 333-78097)

---------------

        # Filed herewith.

        * Incorporated by reference to the corresponding exhibit to our Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 23, 1999.

       ** Incorporated by reference to the corresponding exhibit to our Registration Statement on Form S-1 (File No. 333-36555), filed on September 26, 1997.

      *** Incorporated by reference to the corresponding exhibit to our Registration Statement on Form S-4 (File No. 333-68511), filed on December 8, 1998.

     **** Incorporated by reference to the corresponding exhibit to the Esprit
          Telecom Group plc Annual Report on Form 20-F for the year ended September 30, 1998, filed on December 24, 1998.

    ***** Incorporated by reference to the corresponding exhibit to our Current
          Report on Form 8-K, dated April 14, 1999 and filed on April 28, 1999

   ****** Incorporated by reference to the corresponding exhibit to our Quarterly Report on Form 10-Q for the three month period ended March 31, 1999, filed on May 17, 1999

  ******* Incorporated by reference to the corresponding exhibit to the Global
          TeleSystems Europe B V Registration Statement on Form S-4/A (File No. 333-94339), filed on February 2, 2000.

        + Incorporated by reference to the corresponding exhibit to our Annual
          Report on Form 10-K for the year ended December 31, 1997, filed on March 31, 1998.

       ++ Incorporated by reference to the corresponding exhibit to our Registration Statement on Form S-1 (File No. 333-52733), filed on May 14, 1998.

      +++ Incorporated by reference to the corresponding exhibit to the Esprit
          Telecom Group plc Registration Statement on Form F-4 (File No. 333-9292), filed on August 13, 1998.

     ++++ Incorporated by reference to the corresponding exhibit to the Global
          TeleSystems Group, Inc. Form 8-K, filed on November 30, 1998.

    +++++ Incorporated by reference to the corresponding exhibit to the Esprit
          Telecom Group plc Registration Statement on Form F-1 (File No. 333-8012), filed on December 10, 1997.

   ++++++ Reserved

  +++++++ Incorporated by reference to Exhibit No. 10 to the Company's Report on
          Form 10-Q for the quarter ended March 31, 1999.

 ++++++++ Incorporated by reference to the correspondingly numbered Exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item
14 -- Indemnification of Directors and Officers" hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the forms of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in forms of prospectus filed by the registrant pursuant to Rule 424(b)(1) or

     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on this 3rd day of October, 2000.

                                            GLOBAL TELESYSTEMS, INC.

                                            By:     /s/ GRIER C. RACLIN
                                              ----------------------------------
                                                Name: Grier C. Raclin
                                                Title: Executive Vice President,
                                                       Chief Administrative
                                                       Officer and General
                                                       Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 3rd day of October, 2000.

                      SIGNATURE                                      TITLE
                      ---------                                      -----

                          *                            Chairman, President and Chief
-----------------------------------------------------    Executive Officer (principal
                   Robert J. Amman                       executive officer)

                          *                            Executive Vice President-
-----------------------------------------------------    Corporate Development and Chief
                Robert A. Schriesheim                    Financial Officer (principal
                                                         financial and accounting
                                                         officer)

                          *                            Executive Vice Chairman of the
-----------------------------------------------------    Board of Directors
                  Gerald W. Thames

                          *                            Vice Chairman of the Board of
-----------------------------------------------------    Directors
                   Alan B. Slifka

                          *                            Director
-----------------------------------------------------
                      David Dey

                          *                            Director
-----------------------------------------------------
                     Roger Hale

                          *                            Director
-----------------------------------------------------
                  Bernard McFadden

                          *                            Director
-----------------------------------------------------
                 Stewart J. Paperin

                          *                            Director
-----------------------------------------------------
                    W. James Peet

                      SIGNATURE                                      TITLE
                      ---------                                      -----

                          *                            Director
-----------------------------------------------------
                    Jean Salmona

                          *                            Director
-----------------------------------------------------
                    Frank V. Sica

                                                       Director
-----------------------------------------------------
                    Adam Solomon

By:    /s/ GRIER C. RACLIN
------------------------------------
          Grier C. Raclin
          Attorney-in-Fact

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------

         1.1*******      -- Indenture relating to the 10 1/2% Senior Notes due 2006, dated as of November 24, 1999, between Global TeleSystems
                            Europe B V and United States Trust Company of New York,
                            as Trustee
         1.2*******      -- Indenture relating to the 11% Senior Notes due 2009,
                            dated as of November 24, 1999, between Global TeleSystems
                            Europe B V and United States Trust Company of New York,
                            as Trustee
         1.3*******      -- Registration Rights Agreement, dated as of November 24,
                            1999, between Global TeleSystems Europe B V and Initial
                            Purchasers
         2.1***          -- Offer Agreement dated as of December 8, 1998 between the
                            Registrant and Esprit Telecom Telecom Group plc
         2.2***          -- Irrevocable Undertaking by Walter Anderson dated as of
                            December 8, 1998
         2.3***          -- Irrevocable Undertaking by Apax Funds Nominees Limited
                            dated as of December 8, 1998
         2.3(a)***       -- Amendment to the Irrevocable Undertaking by Apax Funds
                            Nominees Limited dated as of December 8, 1998, dated
                            December 12, 1998
         2.4***          -- Irrevocable Undertaking by Gold & Appel Transfer S.A.
                            dated as of December 8, 1998
         2.5***          -- Irrevocable Undertaking by Warburg, Pincus Ventures, L.P.
                            dated as of December 8, 1998
         2.6***          -- Irrevocable Undertaking by Sir Robin Biggam dated as of
                            December 8, 1998
         2.7***          -- Irrevocable Undertaking by John McMonigall dated as of
                            December 8, 1998
         2.8***          -- Irrevocable Undertaking by Roy Merritt dated as of
                            December 8, 1998
         2.9***          -- Irrevocable Undertaking by David Oertle dated as of
                            December 8, 1998
         2.10***         -- Irrevocable Undertaking by Michael Potter dated as of
                            December 8, 1998
         2.11***         -- Irrevocable Undertaking by Dominic Shorthouse dated as of
                            December 8, 1998
         3.1**           -- Certificate of Incorporation of SFMT, Inc.
         3.2**           -- Certificate of Correction to the Certificate of
                            Incorporation of SFMT, Inc., filed with the Delaware
                            Secretary of State on October 8, 1993
         3.3**           -- Certificate of Ownership and Merger Merging San
                            Francisco/Moscow Teleport, Inc. into SFMT, Inc., filed
                            with the Delaware Secretary of State on November 3, 1993
         3.4**           -- Certificate of Amendment to the Certificate of
                            Incorporation of SFMT, Inc., filed with the Delaware
                            Secretary of State on January 12, 1995
         3.5**           -- Certificate of Amendment to the Certificate of
                            Incorporation of SFMT, Inc., filed with the Delaware
                            Secretary of State on February 22, 1995
         3.6**           -- Certificate of Amendment to the Certificate of
                            Incorporation of Global TeleSystems Group, Inc., filed
                            with the Delaware Secretary of State on October 16, 1996
         3.7**           -- By-laws of SFMT, Inc.
         3.8**           -- Certificate of Amendment to the Certificate of
                            Incorporation of Global TeleSystems Group, Inc., filed
                            with the Delaware Secretary of State on December 1, 1997
         3.9**           -- Form of Amended and Restated By-laws of Global
                            TeleSystems Group, Inc. (supersedes By-laws of SFMT, Inc.
                            filed as Exhibit 3.7)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         3.10+           -- Certificate of Amendment to the Certificate of
                            Incorporation of Global TeleSystems Group, Inc. filed
                            with the Delaware Secretary of State on January 29, 1998
         3.11+           -- Certificate of Amendment to the Certificate of
                            Incorporation of Global TeleSystems Group, Inc. filed
                            with the Delaware Secretary of State on February 9, 1998.
         3.12+           -- Certificate of Designation of the Series A Preferred
                            Stock of Global TeleSystems Group, Inc.
         3.13++++++      -- Certificate of Designation of the 7 1/4% Cumulative
                            Convertible Preferred Stock of Global TeleSystems Group,
                            Inc.
         3.14++++++++    -- Certificate of Amendment to the Certificate of
                            Incorporation of Global Telesystems Group, Inc. filed
                            with the Delaware Secretary of State on June 18, 1999.
         4.1**           -- Form of Specimen Stock Certificate for Common Stock of
                            the Registrant
         4.2**           -- Indenture dated as of July 14, 1997 between Global
                            TeleSystems Group, Inc. and The Bank of New York
                            (including the form of Senior Subordinated Convertible
                            Bond due 2000 as an exhibit thereto)
         4.3**           -- Registration Rights Agreement, dated as of July 14, 1997, between Global TeleSystems Group, Inc. and UBS Securities
                            LLC.
         4.4**           -- Indenture dated as of August 19, 1997 between Hermes
                            Europe Railtel B.V. and The Bank of New York (including
                            the form of 11 1/2% Senior Note due 2007 as an exhibit
                            thereto)
         4.5**           -- Registration Rights Agreement dated as of August 19, 1997 between Hermes Europe Railtel B.V. and Donaldson, Lufkin
                            & Jenrette Securities Corporation, UBS Securities LLC,
                            and Lehman Brothers, Inc.
         4.6**           -- Form of Rights Agreement between Global TeleSystems
                            Group, Inc. and The Bank of New York, as Rights Agent
         4.7+            -- Indenture dated as of February 10, 1998 between Global
                            TeleSystems Group, Inc. and The Bank of New York
                            (including the form of 9 7/8% Senior Notes due 2005 as an
                            exhibit thereto)
         4.8++           -- Indenture dated as of July 8, 1998 between Global
                            TeleSystems Group, Inc. and The Bank of New York relating
                            to the Company's 5 3/4% Convertible Senior Debentures due
                            2010
         4.9***          -- Registration Rights Agreement dated as of December 8,
                            1998 by and among the Registrant, Apax Funds Nominees
                            Limited and Warburg, Pincus Ventures, L.P.
         4.10*****       -- Registration Rights Agreement dated as of April 23, 1999 by and among Global TeleSystems Group, Inc., and Merrill
                            Lynch, Pierce, Fenner & Smith Incorporated, Donaldson
                            Lufkin & Jenrette Securities Corporation, Bear, Stearns &
                            Co. Inc., BT Alex. Brown Incorporated and Lehman Brothers
                            Inc.
         5.1#            -- Opinion of Arnold Y. Dean, Deputy General Counsel of the
                            Registrant respecting the Securities registered hereby.
        10.1**           -- Senior Note Purchase Agreement, dated as of January 19,
                            1996, among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.
        10.1(a)**        -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated June 6, 1996

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        10.1(b)**        -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated June 6, 1996
        10.1(c)**        -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated July 23, 1996
        10.1(d)**        -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated September 16, 1996
        10.1(e)**        -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated July 11, 1997
        10.1(f)**        -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated July 29, 1997
        10.1(g)**        -- Amendment to Senior Note Purchase Agreement dated January
                            19, 1996 among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.,
                            dated September 29, 1997
        10.2**           -- Registration Rights Letter Agreement, dated as of January
                            19, 1996, among Global TeleSystems Group, Inc., The Open
                            Society Institute and Chatterjee Fund Management, L.P.
        10.3**           -- Warrant Agreement, dated as of January 19, 1996, among
                            Global TeleSystems Group, Inc., The Open Society
                            Institute and Chatterjee Fund Management, L.P.
        10.4**           -- Joint Venture Letter Agreement, dated January 19, 1996, among Global TeleSystems Group, Inc., The Open Society
                            Institute and Chatterjee Fund Management, L.P.
        10.5             -- Intentionally Omitted
        10.6**           -- Registration Rights Letter Agreement, dated June 6, 1996, among Global TeleSystems Group, Inc., The Open Society
                            Institute, Winston Partners II LDC and Winston Partners
                            II LLC
        10.7**           -- Warrant Agreement, dated as of June 6, 1996, between
                            Global TeleSystems Group, Inc., The Open Society
                            Institute, Winston Partners II LDC and Winston Partners
                            II LLC
        10.8**           -- Senior Note Purchase Agreement, dated as of February 2,
                            1996, between Global TeleSystems Group, Inc. and Emerging
                            Markets Growth Fund, Inc.
        10.8(a)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated June 6,
                            1996 (see Exhibit No. 10.1(b))
        10.8(b)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated June 6,
                            1996
        10.8(c)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated July 25,
                            1996
        10.8(d)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated September
                            10, 1996

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        10.8(e)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated September
                            16, 1996
        10.8(f)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated December
                            30, 1996
        10.8(g)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated May 13,
                            1997
        10.8(h)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated June 20,
                            1997
        10.8(i)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated July 11,
                            1997
        10.8(j)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated July 21,
                            1997
        10.8(k)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated August 14,
                            1997
        10.8(l)**        -- Amendment to Senior Note Purchase Agreement, dated as of
                            February 2, 1996, between Global TeleSystems Group, Inc.
                            and Emerging Markets Growth Fund, Inc., dated September
                            29, 1997
        10.9**           -- Registration Rights Letter Agreement, dated as February
                            2, 1996, between Global TeleSystems Group, Inc. and
                            Emerging Markets Growth Fund, Inc.
        10.10**          -- Warrant Agreement, dated as of February 2, 1996, between
                            Global TeleSystems Group, Inc. and Emerging Markets
                            Growth Fund, Inc.
        10.11            -- Intentionally Omitted
        10.12**          -- Registration Rights Letter Agreement, dated as February
                            2, 1996, between Global TeleSystems Group, Inc. and
                            Capital International Emerging Markets Funds
        10.13**          -- Warrant Agreement, dated as of February 2, 1996, between
                            Global TeleSystems Group, Inc. and Capital International
                            Emerging Markets Funds
        10.14+           -- Restated and Amended Global TeleSystems Group, Inc.
                            Non-Employee Directors' Stock Option Plan
        10.15+           -- Restated and Amended GTS-Hermes, Inc. 1994 Stock Option
                            Plan
        10.16**          -- Restricted Stock Grant letter, dated as of January 1,
                            1995
        10.17+++++++     -- Employment Agreement dated as of April 1, 1999 between
                            the Company and H. Brian Thompson
        10.18++++++++    -- Employment Agreement dated as of March 22, 1999 between the Company and Robert Amman
        10.19++++++++    -- Employment Agreement dated as of January 3, 1995 between the Company and Gerard Caccappolo
        10.20++++++++    -- Employment Agreement dated as of July 1, 1998 between
                            Esprit Telecom and Hans Peter Kohlhammer

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        10.21++++++++    -- Employment Agreement dated as of February 22, 1999
                            between the Company and Robert Schriesheim
        10.22**          -- SFMT, Inc. Equity Compensation Plan
        10.23**          -- Form of Non-Statutory Stock Option Agreement
        10.24+           -- Third Amended and Restated 1992 Stock Option Plan of
                            Global TeleSystems Group Inc. dated as of September 25,
                            1997
        10.25**          -- GTS-Hermes 1994 Stock Option Grant, Non-Qualified Stock
                            Option Grant
        10.26**          -- Agreement on the Creation and Functions of the Joint
                            Venture of EDN Sovintel, dated June 18, 1990
        10.27**          -- Stock Purchase Agreement among Global TeleSystems Group,
                            Inc, Kompaniya "Invest-Project," Swinton Limited, GTS-Vox
                            Limited, and MTU-Inform, dated September 6, 1995
        10.28**          -- Certificate of Registration of Revised and Amended
                            Foundation Document in the State Registration of
                            Commercial Organizations, dated May 30, 1996
        10.29**          -- Agreement on the Creation and Functions of the Joint
                            Venture Sovam Teleport, dated May 26, 1992
        10.30**          -- Amended and Restated Joint Venture Agreement between GTS
                            Cellular, Tricor B.V., Gerard Essing, Ivan Laska, and
                            Erik Jennes, dated July 6, 1995
        10.31**          -- Amended and Restated Shareholders' Agreement between HIT
                            Rail B.V., GTS-Hermes, Inc., Nationale Maatschappij Der
                            Belgische Spoorwegen, Teleport B.V., AB Swed Carrier, and
                            Hermes Europe Railtel B.V., dated July, 1997
        10.31(a)**       -- Shareholders' Agreement among the Hermes Europe Railtel,
                            B.V., GTS-Hermes Inc., HIT Rail B.V., SNCB/NMBS and AB
                            Swed Carrier (incorporated by reference to Exhibit 10.1
                            to the Hermes Europe Railtel B.V.'s Registration
                            Statement on Form S-4 (File No. 333-37719) filed on
                            December 11, 1997) (supersedes the Amended and Restated
                            Shareholders' Agreement incorporated by reference as
                            Exhibit 10.31 to this Registration Statement)
        10.32**          -- Company Agreement between The Societe National de
                            Financement, GTS S.A.M. and The Principality of Monaco,
                            dated September 27, 1995
        10.33**          -- Joint Venture Agreement between SFMT-Hungaro Inc. and
                            Montana Holding Vagyonkezelo Kft., dated December 23,
                            1993
        10.34**          -- Joint Venture and Shareholders' Agreement among Gerard
                            Aircraft Sales and Leasing Company, SFMT-Hungaro Inc.,
                            and Microsystem Telecom Rt., dated August 5, 1994
        10.35**          -- Agreement on the Establishment of Limited Liability
                            Company between SFMT-Czech, Inc. and B&H s.r.o., dated
                            July 12, 1994
        10.36**          -- Formation of the Equity Joint Venture between GTS and
                            SSTIC, dated April 12, 1995
        10.37**          -- Contract to Establish the Sino-foreign Cooperative Joint
                            Venture Beijing Tianmu Satellite Communications
                            Technology Co., Ltd, amended, by and between China
                            International Travel Service Telecom Co., Ltd. and
                            American China Investment Corporation, dated March 27,
                            1996
        10.38**          -- Joint Venture Contract between GTS TransPacific Ventures
                            Limited and Shanghai Intelligence Engineering, Inc.,
                            dated March 28, 1996
        10.39**          -- Agreement between Global TeleSystems Group, Inc. and
                            Cesia S.A., dated June 21, 1997

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        10.40**          -- Consulting Agreement between SFMT, Inc. and Alan B.
                            Slifka, dated March 1, 1994
        10.41**          -- Consulting Agreement between Global TeleSystems Group,
                            Inc. and Bernard J. McFadden, dated August 15, 1996
        10.42**          -- Consulting Agreement between CESIA S.A. and Hermes Europe
                            Railtel B.V., dated June 20, 1997
        10.43++          -- Master Agreement, dated June   , 1998 between Ebone
                            Holding Association, Ebone A/S, Hermes Europe Railtel
                            Holdings B.V. and Hermes Europe Railtel (Ireland) Limited
        10.44+++         -- Plusnet Acquisition Agreement between Esprit Telecom
                            Group plc and Plusnet Gesellschaft fur Netzwerk Services
                            GmbH
        10.45****        -- Press Announcement of Esprit Telecom Group plc, dated
                            December 8, 1998, announcing the signing of a definitive
                            offer agreement with Global TeleSystems Group, Inc.
        10.46++++        -- Form of Undertaking of shareholders of NetSource ASA made in connection with the acquisition of NetSource ASA by
                            Global TeleSystems Group, Inc.
        10.47++++        -- Form of Amendment Agreement to the Undertaking of
                            shareholders of NetSource ASA made in connection with the
                            acquisition of NetSource ASA by Global TeleSystems Group,
                            Inc.
        10.48++++        -- Form of Waiver Agreement in made connection with the
                            acquisition of NetSource ASA by Global TeleSystems Group,
                            Inc.
        10.49++++        -- Form of Waiver Agreement with certain shareholders of
                            NetSource ASA made in connection with the acquisition of
                            NetSource ASA by Global TeleSystems Group, Inc.
        10.50+++++       -- Indenture dated as of December 18, 1997 between Esprit
                            Telecom Group plc, as Issuer, and The Bank of New York,
                            as Trustee, Registrar and Paying Agent, relating to the
                            Esprit Telecom Group plc 11 1/2% Dollar Senior Notes due
                            2007 and 11 1/2% DM Senior Notes due 2007
        10.51+++         -- Indenture dated as of June 24, 1998 between Esprit
                            Telecom Group plc, as Issuer, and The Bank of New York,
                            as Trustee, Registrar and Paying Agent, relating to the
                            Esprit Telecom Group plc 10 7/8% Dollar Senior Notes due
                            2008 and 11% DM Senior Notes due 2008
        10.52***         -- Supplemental Indenture, dated December 23, 1998 of
                            $230,000,000 11 1/2% Senior Notes due 2007, supplementing
                            the indenture dated as of December 18, 1997, between
                            Esprit Telecom Group plc, as issuer, and The Bank of New
                            York, as Trustee, Registrar and Paying Agent
        10.53***         -- Supplemental Indenture, dated December 23, 1998 of DM
                            125,000,000 11 1/2% Senior Notes due 2007, supplementing
                            the indenture dated as of December 18, 1997, between
                            Esprit Telecom Group plc, as issuer, and The Bank of New
                            York, as Trustee, Registrar and Paying Agent
        10.54***         -- Supplemental Indenture, dated December 23, 1998 of DM
                            150,000,000 11% Senior Notes due 2008, supplementing the
                            indenture dated as of June 24, 1998, between Esprit
                            Telecom Group plc, as issuer and The Bank of New York, as
                            Trustee, Registrar and Paying Agent

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        10.55***         -- Supplemental Indenture, dated December 23, 1998 of
                            $150,000,000 10 7/8% Senior Notes due 2008, supplementing
                            the indenture dated as of June 24, 1998, between Esprit
                            Telecom Group plc, as issuer, and The Bank of New York,
                            as Trustee, Registrar and Paying Agent
        10.56*****       -- Purchase Agreement dated as of April 19, 1999 by and
                            among Global TeleSystems Group, Inc., and Apax Funds
                            Nominees Limited and Warburg, Pincus Ventures, L.P. and
                            Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner &
                            Smith Incorporated, Donaldson, Lufkin & Jenrette
                            Securities Corporation, Bear, Stearns & Co. Inc.,
                            Dresdner Kleinwort Benson North American LLC, BT Alex.
                            Brown Incorporated, Lehman Brothers Inc., Prudential
                            Securities Incorporated, ING Baring Furman Selz LLC,
                            BancBoston Robertson Stephens Inc., CIBC Oppenheimer
                            Corp., ABN AMRO Incorporated, Arnhold and S.
                            Bleichroeder, Inc. and Credit Suisse First Boston
                            Corporation.
        10.57*****       -- Purchase Agreement dated as of April 19, 1999 by and
                            among Global TeleSystems Group, Inc. and Merrill Lynch &
                            Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated,
                            Donaldson, Lufkin & Jenrette Securities Corporation,
                            Bear, Stearns & Co., Inc., BT Alex. Brown Incorporated,
                            and Lehman Brothers Inc.
        10.58*****       -- Agreement for the transfer of Omnicom Shares dated as of
                            April 14, 1999 by and among Alain Nicolazzi, Florent
                            Martenne-Duplan, Philippe Ait Yahia and various other
                            Omnicom shareholders and Esprit Telecom Holdings, Limited
                            and Global TeleSystems Group, Inc.
        12.1#            -- Statement Re: Computation of Deficiency of Earnings
                            Available to Cover Fixed Charges and Preferred Stock
                            Dividends
        21.1++++++++     -- List of Subsidiaries of the Registrant
        23.1#            -- Consent of Ernst & Young LLP, Independent Auditors
        23.2#            -- Consent of PricewaterhouseCoopers, Independent
                            Accountants
        23.3#            -- Consent of Arnold Y. Dean, Deputy General Counsel of the
                            Registrant (included in his opinion delivered under
                            Exhibit No. 5.1)
        24.1#            -- Powers of Attorney (included on signature page to
                            registration statement No. 333-78097)

---------------

        # Filed herewith.

        * Incorporated by reference to the corresponding exhibit to our Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 23, 1999.

       ** Incorporated by reference to the corresponding exhibit to our Registration Statement on Form S-1 (File No. 333-36555), filed on September 26, 1997.

      *** Incorporated by reference to the corresponding exhibit to our Registration Statement on Form S-4 (File No. 333-68511), filed on December 8, 1998.

     **** Incorporated by reference to the corresponding exhibit to the Esprit
          Telecom Group plc Annual Report on Form 20-F for the year ended September 30, 1998, filed on December 24, 1998.

    ***** Incorporated by reference to the corresponding exhibit to our Current
          Report on Form 8-K, dated April 14, 1999 and filed on April 28, 1999

   ****** Incorporated by reference to the corresponding exhibit to our Quarterly Report on Form 10-Q for the three month period ended March 31, 1999, filed on May 17, 1999
  ******* Incorporated by reference to the corresponding exhibit to the Global
          TeleSystems Europe B V Registration Statement on Form S-4/A (File No. 333-94339), filed on February 2, 2000.

        + Incorporated by reference to the corresponding exhibit to our Annual
          Report on Form 10-K for the year ended December 31, 1997, filed on March 31, 1998.

       ++ Incorporated by reference to the corresponding exhibit to our Registration Statement on Form S-1 (File No. 333-52733), filed on May 14, 1998.

      +++ Incorporated by reference to the corresponding exhibit to the Esprit
          Telecom Group plc Registration Statement on Form F-4 (File No. 333-9292), filed on August 13, 1998.

     ++++ Incorporated by reference to the corresponding exhibit to the Global
          TeleSystems Group, Inc. Form 8-K, filed on November 30, 1998.

    +++++ Incorporated by reference to the corresponding exhibit to the Esprit
          Telecom Group plc Registration Statement on Form F-1 (File No. 333-8012), filed on December 10, 1997.

   ++++++ Reserved

  +++++++ Incorporated by reference to Exhibit No. 10 to the Company's Report on
          Form 10-Q for the quarter ended March 31, 1999.

 ++++++++ Incorporated by reference to the correspondingly numbered Exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1999.